UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RADISYS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock (without par value) of Radisys Corporation

(2)

Aggregate number of securities to which transaction applies:

As of July 25, 2018, (A) 39,609,760 shares of Common Stock issued and outstanding (B) 2,826,640 shares of Common Stock issuable upon the exercise of outstanding stock options with exercise price below $1.72, (C) 618,379 shares of Common Stock underlying outstanding awards of restricted stock units and (D) 6,006,667 shares of Common Stock underlying warrants.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the maximum aggregate value was determined based upon the sum of (A) 39,609,760 shares of Common Stock multiplied by $1.72 per share; (B) 2,826,640 shares of Common Stock underlying outstanding stock options multiplied by $0.73 (the difference between $1.72 and the weighted average exercise price of $0.99 per share); (C) 618,379 shares of Common Stock underlying outstanding awards of restricted stock units multiplied by $1.72 and (D) 6,006,667 shares of Common Stock underlying warrants multiplied by $0.72 (the difference between $1.72 and the $1.00 exercise price). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001245.

	(4)	Proposed maximum aggregate value of transaction: $75,580,646.52

	(5)	Total fee paid: $9,409.79

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

RADISYS CORPORATION

                    , 2018

To the Shareholders of Radisys Corporation:

You are cordially invited to attend a special meeting of shareholders, which we refer to as the “Special Meeting,” of Radisys Corporation, an Oregon corporation, which we refer to as “RSYS,” the “Company,” “we,” “us,” or “our,” to be held on                 , 2018, at 8:00 a.m., Pacific Time, at our principal executive offices at 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, which we refer to as the “Merger Agreement,” dated as of June 29, 2018, by and among RSYS, Reliance Industries Limited, which we refer to as “RIL,” and Integrated Cloud Orchestration (ICO), Inc., an Oregon corporation and a wholly owned subsidiary of RIL, which we refer to as “Merger Sub,” and approve the Merger (as defined below) and the other transactions contemplated by the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into RSYS, which we refer to as the “Merger,” and RSYS will become a wholly owned subsidiary of RIL. At the Special Meeting, you will also be asked to consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting and a non-binding, advisory proposal to approve certain compensation that will or may become payable to RSYS’s named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $1.72 in cash, without interest and less any applicable withholding taxes, for each share of common stock of RSYS that you own, which represents a premium of approximately (i) 136% over the average closing price of RSYS’s common stock for the 30 calendar days ending on June 28, 2018, the last trading day prior to the date the Merger Agreement was publicly announced, and (ii) 146% over the closing price of RSYS’s common stock on June 28, 2018.

The Board of Directors of RSYS, which we refer to as the “Board of Directors,” after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the form, terms and provisions of the Merger Agreement, the Merger and the other transactions contemplated thereby represent a transaction that is advisable for, fair to, and in the best interests of, RSYS and its shareholders; (2) adopted and declared advisable the Merger Agreement and the consummation by RSYS of the Merger and the other transactions contemplated thereby in all respects; (3) directed that the Merger Agreement be submitted to the shareholders of RSYS for approval; and (4) recommended that RSYS shareholders vote in favor of the approval of the Merger Agreement and approve the Merger and the other transactions contemplated thereby. The Board of Directors recommends that you vote (1) “FOR” the approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to RSYS’s named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of RSYS as of the record date. Please note that any abstention or other failure to vote your shares of common stock will be counted as a “NO” vote for purposes of approving the Merger Agreement and approving the Merger and the other transactions contemplated thereby.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

Shareholders Call Toll-Free: (866) 796-1292

Email: radisys@dfking.com

On behalf of the Board of Directors, we thank you for your support and appreciate your consideration of this matter.

Sincerely,

Stephen L. Domenik	Brian Bronson
Chairman of the Board	President and Chief Executive Officer

The accompanying proxy statement is dated                 , 2018 and, together with the enclosed form of proxy card, is first being mailed to shareholders of RSYS on or about                 , 2018.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

RADISYS CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held                 , 2018

Notice is hereby given that a special meeting of shareholders, which we refer to as the “Special Meeting,” of Radisys Corporation, an Oregon corporation, which we refer to as “RSYS,” the “Company,” “we,” “us,” or “our,” will be held on                 , 2018, at 8:00 a.m., Pacific time, at our principal executive offices at 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124, for the following purposes:

1. Approval of the Merger Agreement. To consider and vote on the proposal to approve the Agreement and Plan of Merger, which we refer to as the “Merger Agreement,” dated as of June 29, 2018, by and among RSYS, Reliance Industries Limited, which we refer to as “RIL,” and Integrated Cloud Orchestration (ICO), Inc., an Oregon corporation and a wholly owned subsidiary of RIL, which we refer to as “Merger Sub,” and approve the Merger (as defined below) and the other transactions contemplated thereby. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into RSYS, which we refer to as the “Merger,” and RSYS will become a wholly owned subsidiary of RIL;

2. Adjournment or Postponement of the Special Meeting. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting;

3. Advisory Vote Regarding Merger-Related Compensation. To consider and vote on a nonbinding, advisory basis, the compensation that will or may become payable to RSYS’s named executive officers by RSYS that is based on, or otherwise relates to, adoption of the Merger Agreement, approval of the Merger and the closing of the Merger and the other transactions contemplated thereby; and

4. Any Other Business. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only shareholders of record as of the close of business on                 , 2018 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (i) “FOR” the approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby; (ii) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting; and (iii) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to RSYS’s named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone.

If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby, without your instructions.

By the Order of the Board of Directors,

Stephen L. Domenik	Brian Bronson
Chairman of the Board	President and Chief Executive Officer

Dated:                 , 2018

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ARE A SHAREHOLDER OF RECORD, YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby, without your instructions.

If you are a shareholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby and the proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the Merger and other transactions contemplated thereby at the time of the Special Meeting; however, failure to take such actions will have no effect on the advisory vote regarding Merger-related compensation.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

Shareholders Call Toll-Free: (866) 796-1292

Email: radisys@dfking.com

i

ii

Annexes

Annex A — Agreement and Plan of Merger	A-1
Annex B — Opinion of Raymond James & Associates, Inc.	B-1

iii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Integrated Cloud Orchestration (ICO), Inc., a wholly owned subsidiary of Reliance Industries Limited, with and into Radisys Corporation, with Radisys Corporation surviving such merger as a wholly owned subsidiary of Reliance Industries Limited, which we refer to as the “Merger,” and may not contain all of the information related to the Merger that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information.” The Merger Agreement (defined below) is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “RSYS,” the “Company,” “we,” “our,” “us” and similar words refer to Radisys Corporation, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Reliance Industries Limited as “RIL” and Integrated Cloud Orchestration (ICO), Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of June 29, 2018, by and among RSYS, RIL and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.”

Parties Involved in the Merger (Page 32)

Radisys Corporation

RSYS, a leader in open telecom solutions, enables service providers to drive disruption with new open architecture business models. RSYS’s disaggregated and virtualized enabling technology solutions leverage open reference architectures and standards, combined with open software and hardware, to power business transformation for the telecom industry, while delivering the systems integration expertise necessary to solve communications and content providers’ deployment challenges. RSYS operates in two primary segments, Software-Systems and Hardware Solutions.

Software-Systems products and services are targeted at delivering differentiated solutions for service providers to enable their deployment of next generation networks and technologies. This segment is comprised of offerings in the MediaEngine, MobilityEngine and FlowEngine product lines, as well as RSYS’s Professional Services organization, all of which are aimed at enabling service providers to adopt more rapidly new technologies while driving down the costs of their network infrastructure.

Hardware Solutions combines RSYS’s hardware design expertise with its manufacturing, supply chain, integration and service capabilities. While the Software-Systems business is currently planned to be RSYS’s core strategic focus moving forward, RSYS continues to support existing customers that value the products it delivers within its Hardware Solutions segment. Its products include the two primary product families: DCEngine products and embedded products including its ATCA, computer-on-module express and rack mount servers.

RSYS’s common stock is traded on the Nasdaq Global Select Market under the symbol “RSYS.”

RSYS was incorporated in March 1987 under the laws of the State of Oregon. Its principal offices are located at 5435 N.E. Dawson Creek Drive, Hillsboro, OR 97124; its telephone number is (503) 615-1100. Its website address is www.radisys.com. The information provided on RSYS’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

Reliance Industries Limited

RIL is a corporation organized under the laws of the Republic of India and headquartered in Mumbai, India with its equity shares listed on the BSE Limited (BSE) and the National Stock Exchange (NSE) under the symbol “RELIANCE”, and its GDRs listed on the Luxembourg Stock Exchange under the name “RELIANCEIND”. Reliance business interests span petroleum refining and marketing, petrochemicals, hydrocarbon exploration and production, retail, digital services and telecommunications. Reliance’s digital communications and services operate under the ‘Jio’ brand.

RIL’s principal executive office is located at 3rd Floor, Maker Chamber IV, 222 Nariman Point, Mumbai, India - 400 021, and its telephone number is +91-22-3555-5000. Its corporate website address is www.ril.com. The information provided on RIL’s website is not part of this proxy statement and is not incorporated by reference or any other reference to its website provided in this proxy statement.

Integrated Cloud Orchestration (ICO), Inc.

Merger Sub is an Oregon corporation that was formed by RIL solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of RIL and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist and RSYS will continue as the surviving corporation.

The Merger and the Merger Consideration (Page 33)

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into RSYS, and RSYS will continue as the surviving corporation and as a wholly owned subsidiary of RIL, which surviving corporation we refer to as the “Surviving Corporation.” Upon completion of the Merger, RSYS will cease to be a publicly traded company, and each outstanding share of RSYS common stock, without par value (which we refer to as “our common stock”), that is issued and outstanding immediately prior to the effective time of the Merger (other than any shares held by RSYS or its wholly owned subsidiaries or owned, directly or indirectly, by RIL or Merger Sub) will be canceled, extinguished and automatically converted into the right to receive $1.72 per share, in cash, without interest, and less any applicable withholding taxes, which we refer to as the “Merger Consideration.” Following the completion of the Merger, you will no longer own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any other rights as a shareholder of RSYS.

If the Merger is completed and your shares of our common stock are held in book-entry form, the paying agent (as defined in the section of this proxy statement captioned “The Merger Agreement - Exchange and Payment Procedures”) will issue and deliver to you a check or wire transfer for your shares without any further action on your part. If you are a shareholder of record with your shares held in certificated form, you will receive a letter of transmittal with instructions on how to send your stock certificate(s) representing your shares of our common stock to the paying agent following consummation of the Merger. The paying agent will issue and deliver to you a check or wire transfer for your shares after you comply with these instructions. Please do not send your stock certificates with your proxy card. See the section in this proxy statement captioned “The Merger Agreement - Exchange and Payment Procedures.”

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”

Material U.S. Federal Income Tax Consequences of the Merger (Page 61)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger - Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of our common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the Merger. Gain or loss realized generally must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger.

A Non-U.S. Holder (as defined in this proxy statement in the section captioned “The Merger - Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of our common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

The determination of actual tax consequences of the Merger to a holder of our common stock will depend on the holder’s specific situation. For more information, see the section of this proxy statement captioned “The Merger - Material U.S. Federal Income Tax Consequences of the Merger.” Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

Treatment of Equity-Based Awards (Page 56)

As a result of the Merger, RSYS’s equity awards that are outstanding immediately prior to the time the Merger becomes effective, which we refer to as the “Effective Time,” will be treated as follows:

Options

Immediately prior to the Effective Time, each option to purchase shares of our common stock, which we refer to as “Company Stock Options,” granted under the Radisys Corporation Amended and Restated 2007 Stock Plan or the Sixth Amended and Restated 1998 Continuous Computing Corporation Stock Incentive Plan, each as amended, which we refer to collectively as the “Stock Plans,” that is outstanding immediately prior to the Effective Time will become fully vested and free of any forfeiture restrictions. Immediately afterwards, each Company Stock Option will be cancelled, extinguished and converted, without any further action on the part of RIL, RSYS or the holder of such Company Stock Option, into the right to receive a cash payment, without interest, equal to the product of (i) the number of shares subject to such Company Stock Option and (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, with the product of (i) and (ii) rounded to the nearest whole cent and computed after aggregating cash amounts for all shares underlying all Company Stock Options held by such option holder immediately prior to the Effective Time, less withholding taxes. Notwithstanding the foregoing, at least thirty (30) days before the closing of the Merger, each holder of a Company Stock Option will be given written notice and an opportunity to exercise his or her Company Stock Options (whether or not vested) effective immediately before the Effective Time, with such exercise being contingent on the occurrence of the closing of the Merger. At the Effective Time, each Company Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration will be cancelled and the holder of such Company Stock Option will not be entitled to receive any payment in exchange for such cancellation.

Restricted Stock Units

Each restricted stock unit award granted by RSYS that is subject to a time-based vesting requirement (including each performance-based restricted stock unit award, or portion thereof, that has satisfied any performance-based vesting conditions but remains subject to time-based vesting conditions immediately prior to the Effective Time and each performance-based restricted stock unit award that will convert to a time-based restricted stock unit award as a result of the Merger pursuant to the terms of the applicable award agreement), whether pursuant to the Stock Plans or otherwise, which we refer to as “Company TBRSUs,” outstanding immediately prior to the Effective Time (after giving effect to the relevant accelerated vesting requirements contained in the Stock Plans and the award agreements pursuant thereto) will, as of immediately prior to the Effective Time, become fully vested and free of any forfeiture restrictions. Immediately thereafter, each Company TBRSU will be cancelled, extinguished and converted, without any action on the part of RIL, RSYS or the holder of such Company TBRSU, into the right to receive a cash payment, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of shares subject to such Company TBRSU.

RSYS has previously granted certain restricted stock unit awards that are not Company TBRSUs, which we refer to as “Company PBRSUs,” that are currently outstanding. Each Company PBRSU that is vested immediately prior to the Effective Time will immediately thereafter be cancelled, extinguished and converted, without any action on the part of RIL, RSYS or the holder of such Company PBRSU, into the right to receive a cash payment, without interest, equal to the product of (i) the Merger Consideration and (ii) the maximum number of shares that may be earned pursuant to such Company PBRSU. In addition, each Company PBRSU that is not vested immediately prior to the Effective Time will remain outstanding thereafter and be converted into the right to receive the Merger Consideration multiplied by the number of shares subject to such Company PBRSU when, as and if vesting of such Company PBRSU occurs pursuant to the terms and conditions set forth in the applicable award agreement. The Surviving Corporation will assume by operation of law all of RSYS’s obligations with respect to each such unvested Company PBRSU after the Effective Time under the applicable agreements and the applicable Stock Plans. Each holder of an unvested Company PBRSU will continue to be entitled to all of the rights set forth in the applicable agreements and Stock Plans related to such unvested Company PBRSU.

Conditions to the Merger (Page 81)

Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time:

•

the Merger Agreement having been adopted by, and the Merger having been approved by, the affirmative vote of the holders of not less than a majority of our outstanding shares of common stock in accordance with the Oregon Business Corporation Act, or “OBCA,” which we refer to as the “Requisite Shareholder Approval”;

•

no judgment, writ, decree, order, ruling or injunction of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by the Merger Agreement being in effect. No statute, law, ordinance, rule or regulation having been enacted, entered or promulgated by any governmental entity that prohibits or makes illegal consummation of the Merger;

•	any required governmental approvals or clearances pursuant to the competition laws of Cyprus having been obtained; and

•

the CFIUS Approval having been received. For purposes of this proxy statement, when we refer to “CFIUS Approval” it means (i) the parties have received written notice from the Committee on Foreign Investment in the United States, which we refer to as “CFIUS,” advising that review or investigation under Section 721 of Title VII of the Defense Production Act of 1950, as amended, which we refer to as the “DPA,” of the transactions contemplated by the Merger Agreement has been concluded, that CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement, and that action under the DPA, and any investigation related thereto, has been concluded with respect to the transactions; (ii) CFIUS has concluded that the transactions contemplated by the Merger Agreement are not a covered transaction and not subject to review under the DPA; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the notice and either (a) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by the Merger Agreement has elapsed without any such action being announced or taken or (b) the President has announced a decision to take no action to suspend or prohibit the transactions contemplated by the Merger Agreement.

In addition, the obligations of RIL and Merger Sub to effect the Merger are subject to the satisfaction or waiver by RIL of the following conditions:

•	RSYS’s representations and warranties in the Merger Agreement regarding the absence of any event, occurrence, development or state of circumstances of facts that, individually or in the aggregate, has had or would reasonably be expected to have or result in a Material Adverse Effect (as defined in the Merger Agreement) were accurate in all respects as of the date of the Merger Agreement and will be accurate in all respects as of the closing date as if made on such date;

•	certain of RSYS’s representations and warranties in the Merger Agreement regarding RSYS’s capitalization were accurate in all respects as of the date of the Merger Agreement and will be accurate in all respects as of the closing date as if made on such date, except for inaccuracies in such representations and warranties that are de minimis in nature or as have been permitted pursuant to the Merger Agreement;

•	RSYS’s representations and warranties in the Merger Agreement regarding (i) organization and qualification, (ii) authority for the Merger Agreement and board of director actions, (iii) brokers and certain expenses and (iv) the receipt of a fairness opinion from Raymond James & Associates, Inc., were accurate in all material respects as of the date of the Merger Agreement and will be accurate in all material respects as of the closing date as if made on such date;

•	each of the remaining representations and warranties of RSYS set forth in the Merger Agreement were accurate in all respects (disregarding all materiality qualifications contained in such representations and warranties) as of the date of the Merger Agreement and will be accurate in all respects (disregarding all materiality qualifications contained in such representations and warranties) as of the closing date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies (considered collectively) which do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect;

•	RSYS will have delivered to RIL a certificate signed on behalf of RSYS by an authorized executive officer of RSYS certifying that the foregoing matters related to RSYS’s representations and warranties are accurate; and

•	RSYS will have performed or complied in all material respects with all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time, and RIL will have received a certificate signed on behalf of RSYS by a duly authorized executive officer of RSYS to such effect.

In addition, RSYS’s obligations to effect the Merger are subject to the satisfaction or waiver by RSYS of the following conditions:

•

the representations and warranties of RIL and Merger Sub set forth in the Merger Agreement were accurate in all respects (disregarding all materiality qualifications contained in such representations and warranties) as of the date of the Merger Agreement and will be accurate in all respects (disregarding all materiality qualifications contained in such representations and warranties) as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any inaccuracies (considered collectively) which do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect (as defined in the Merger Agreement). RSYS shall have received a certificate signed on behalf of RIL by a duly authorized executive officer of RIL to the foregoing effect; and

•

RIL and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time, and RSYS shall have received a certificate signed on behalf of RIL by a duly authorized executive officer of RIL to such effect.

Recommendations of the Board of Directors (Page 27)

After considering various factors described in the section of this proxy statement captioned “The Merger - Recommendation of the Board of Directors and Reasons for the Merger,” RSYS’s Board of Directors, which we refer to as the “Board of Directors,” unanimously (i) determined that the form, terms and provisions of the Merger Agreement, the Merger and the other transactions contemplated thereby represent a transaction that is advisable for, fair to, and in the best interests of, RSYS and its shareholders; (ii) adopted and declared advisable the Merger Agreement and the consummation by RSYS of the Merger and the other transactions contemplated thereby in all respects; (iii) directed that the Merger Agreement be submitted to the shareholders of RSYS for approval; and (iv) recommended that RSYS shareholders vote in favor of the approval of the Merger Agreement and approve the Merger and the other transactions contemplated thereby. The Board of Directors unanimously recommends that you vote (1)“FOR” the approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to RSYS’s named executive officers in connection with the Merger (which we refer to collectively as the “Board Recommendation”).

Opinion of Raymond James & Associates, Inc. (Page 45)

We retained Raymond James & Associates, Inc., which we refer to as “Raymond James” to act as our independent financial advisor in connection with the Merger. We selected Raymond James to act as our independent financial advisor based on Raymond James’ qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. At the June 29, 2018 meeting of the RSYS Board of Directors, representatives of Raymond James rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the RSYS Board of Directors (solely in its capacity as such) dated June 29, 2018, that, as of such date, the Merger Consideration to be received by the holders of our outstanding common stock (other than the holders of excluded shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of our common stock, based upon and subject to the qualifications, assumptions, procedures, limitations on the scope of review undertaken and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated June 29, 2018, which sets forth, among other things, the various qualifications, assumptions, procedures, limitations on the scope of the review undertaken and other matters considered, is attached as Annex B to this proxy statement. Raymond James provided its opinion for the information and assistance of the RSYS Board of Directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Merger, and its opinion only addresses whether the Merger Consideration to be received by the holders of our common stock (other than the holders of excluded shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of our common stock. The opinion of Raymond James did not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the RSYS Board of Directors or any holder of our common stock as to how the RSYS Board of Directors, such shareholder or any other person should vote or otherwise act with respect to the Merger or any other matter. For a further discussion of Raymond James’ opinion, see the section of this proxy statement captioned “The Merger - Opinion of Raymond James & Associates, Inc.”

Interests of RSYS’s Directors and Executive Officers in the Merger (Page 55)

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a shareholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement and the Merger and the other transactions contemplated thereby be approved by RSYS’s shareholders, the Board of Directors was aware of, and considered, these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	accelerated vesting of shares subject to each equity-based award held by certain executive officers and directors;

•

increased severance benefits for Brian Bronson, the Chief Executive Officer of RSYS, and Jonathon Wilson, the Chief Financial Officer of RSYS that include (a) a lump sum severance payment equal to, in Mr. Bronson’s case, 24 months of his annual base pay, and in Mr. Wilson’s case, 12 months of his annual base pay; (b) cash-based incentive compensation plan payout earned, but not yet received, and cash-based incentive compensation plan payout for any current performance period, prorated through the date of termination; (c) up to 12 months of subsidized continued coverage pursuant to COBRA under the Company’s group health plan; (d) up to $15,000 for Mr. Bronson and up to $10,000 for Mr. Wilson, in each case for the costs and expenses of any executive outplacement firm; and

•	continued indemnification and directors’ and officers’ liability insurance.

If the proposal to approve the Merger Agreement and the Merger and the other transactions contemplated thereby is approved, the shares of our common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our common stock held by all other shareholders. For more information, see the section of this proxy statement captioned “The Merger - Interests of RSYS’s Directors and Executive Officers in the Merger.”

Dissenters’ Rights (Page 27)

Because RSYS’s common stock is listed on the Nasdaq Global Select Market, a national securities exchange, holders of shares of RSYS common stock are not entitled to dissenters’ rights in connection with the Merger.

Acquisition Proposals (Page 74)

Under the terms of the Merger Agreement, RSYS shall, shall cause each of its subsidiaries to, and shall cause each of its and their respective directors, officers, employees, financial advisors, legal counsel, auditors, accountants and other agents, which we refer to collectively for purposes of this section as “representatives,” to immediately cease and cause to be terminated any solicitation, knowing encouragement, communications, discussions, or negotiations with any persons (including such person’s representatives) that may be ongoing with respect to an Acquisition Proposal (as defined below) and request that such persons (and such person’s representatives) promptly return or destroy (and confirm destruction of) all confidential information concerning RSYS and its subsidiaries. Under the terms of the Merger Agreement, RSYS and its subsidiaries shall not, nor shall they authorize or knowingly permit their respective representatives to, directly or indirectly:

•	initiate, solicit, facilitate or knowingly encourage any inquiries or the making of proposals with respect to an Acquisition Proposal or otherwise facilitate any effort to attempt or make or implement an Acquisition Proposal;

•	furnish to any person (other than RIL, Merger Sub or any designees of RIL or Merger Sub) any non-public information relating to RSYS or any of its subsidiaries in connection with any Acquisition Proposal, or afford to any person access to non-public information, or to any personnel or representatives of RSYS or any of its subsidiaries (other than RIL, Merger Sub or any designees of RIL or Merger Sub) in connection with any Acquisition Proposal;

•	engage in any communications, discussions or negotiations with any person with respect to any Acquisition Proposal; or

•	enter into, or authorize RSYS or any of its subsidiaries to enter into, any agreement or understanding (whether written or oral, binding or nonbinding) of any kind providing for, or deliberately intended to facilitate an Acquisition Transaction (as defined below) (other than an Acceptable Confidentiality Agreement (as defined below) entered into in accordance with the Merger Agreement), which we refer to as a “Company Acquisition Agreement.”

Any violation of the restrictions, procedures and agreements set forth in the non-solicitation provisions of the Merger Agreement by any representative of RSYS or any of its subsidiaries, whether or not such person is purporting to act on behalf of RSYS or any of its subsidiaries, or otherwise, will be deemed to be a breach of the non-solicitation provisions of the Merger Agreement by RSYS.

Notwithstanding the restrictions described above, the Board of Directors may, directly or indirectly through one or more representatives, at any time prior to obtaining the Requisite Shareholder Approval:

•	participate or engage in discussions or negotiations with any person that has made a bona fide unsolicited written Acquisition Proposal after the date of the Merger Agreement which did not result from a breach of the non-solicitation provisions of the Merger Agreement;

•	furnish any non-public information relating to RSYS or any of its subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel of RSYS or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any person that has made a bona fide unsolicited written Acquisition Proposal after the date of the Merger Agreement which did not result from a breach of the non-solicitation provisions of the Merger Agreement; provided that (i) prior thereto, the Board of Directors determines in good faith after consultation with its outside legal and financial advisors that (a) such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably be expected to lead to a Superior Proposal and, at the time of taking such action, such Acquisition Proposal continues to constitute, or remains reasonably likely to lead to, a Superior Proposal and (b) failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable law, (ii) contemporaneously with furnishing any non-public information to such person, RSYS makes available such non-public information to RIL (to the extent such information has not been previously made available to RIL), and (iii) within 24 hours of the receipt of such Acquisition Proposal, RSYS provides RIL (a) a copy of any such Acquisition Proposal made in writing or (b) a summary of the identity and the material terms of any such Acquisition Proposal not made in writing; and/or

•

with prior written notice to RIL, waive or decline to enforce any standstill or similar provisions in any confidentiality agreement it has entered into with any person in order to permit the counterparty thereto to make an Acquisition Proposal.

As described in this proxy statement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into after the date of the Merger Agreement that contains standstill provisions and provisions restricting disclosure and use that are no less favorable in the aggregate to RSYS than those in the confidentiality agreement, dated March 9, 2018, between RSYS and RIL, provided that any such standstill provisions need not restrict any person from making a confidential proposal to the Board of Directors.

As described in this proxy statement, “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by RIL or Merger Sub), whether or not in writing, to engage in an Acquisition Transaction from any person or group (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”).

As described in this proxy statement, “Acquisition Transaction” means (i) any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) with one or more third parties involving (a) the purchase or other acquisition from RSYS (whether by way of a merger, share exchange, consolidation, business combination or similar transaction) by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of 15 percent or more of the total outstanding shares of RSYS common stock, (b) any tender offer or exchange offer that, if consummated, would result in any person or group (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15 percent or more of the total outstanding shares of RSYS common stock, (c) any merger, consolidation, business combination or similar transaction involving RSYS or any of its subsidiaries or (d) any sale, acquisition, transfer or disposition of assets (including equity of subsidiaries of RSYS) that constitute 15 percent or more of the consolidated assets of RSYS and its subsidiaries; or (ii) any liquidation or dissolution of RSYS.

As described in this proxy statement, “Superior Proposal” means a bona fide, fully financed, written Acquisition Proposal to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or similar acquisition transaction, (i) assets (including equity of subsidiaries of RSYS) that constitute 50 percent or more of the consolidated assets of RSYS and its subsidiaries or (ii) more than 50 percent of the outstanding shares of RSYS common stock, with respect to which the Board of Directors has determined in good faith after consultation with its outside legal and financial advisors that the Acquisition Transaction contemplated by such Acquisition Proposal would be more favorable to the shareholders of RSYS (solely in their capacity as such) from a financial point of view than the Merger, after taking into account the financing aspects of such proposal, the form of consideration (including the trading volume, growth and income prospects and volatility of any consideration in the form of stock), and the likelihood, conditionality and timing of closing of any such Acquisition Proposal, including any changes to the terms of the Merger Agreement proposed in writing by RIL to RSYS in response to such proposal or otherwise.

Termination of the Merger Agreement; Termination Fees (Page 83)

RSYS and RIL may terminate the Merger Agreement at any time prior to the Effective Time by mutual written consent.

In addition, the Merger Agreement may be terminated, and the Merger may be abandoned (notwithstanding approval of the Merger Agreement by the Requisite Shareholder Approval), by written notice at any time prior to the Effective Time as follows:

•	by either RSYS or RIL, if any court of competent jurisdiction or other governmental entity has issued, enacted, promulgated, entered or enforced a judgment, writ, decree, order, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such judgment, writ, decree, order, ruling or injunction has become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to this provision (i) has used its reasonable best efforts to contest, appeal and remove such judgment, writ, decree, order, ruling or injunction, and (ii) is not in violation of its obligations described in the section in this proxy statement captioned “The Merger Agreement - Other Covenants Under the Merger Agreement - Reasonable Best Efforts” or otherwise in material breach of the Merger Agreement;

•	by RSYS or RIL, if the Effective Time has not have occurred on or before December 28, 2018, which we refer to as the “initial outside date,” provided that if on such date any of the closing conditions of RSYS and RIL related to regulatory approval have not been satisfied, the initial outside date will automatically be extended to January 31, 2019, at which point RSYS will be entitled to terminate the Merger Agreement if the Effective Time has not occurred on or before such later date;

•	by RSYS or RIL, if the Effective Time has not have occurred on or before July 1, 2019, which we refer to as the “final outside date”;

•	by RSYS or RIL, if the Special Meeting (or at any adjournment or postponement thereof) has been held and completed (and the polls shall have been closed) and the Requisite Shareholder Approval, in each case at which a vote on such adoption was taken, has not been obtained;

•	by RIL, if the representations and warranties of RSYS are not true and correct or RSYS has breached or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of RSYS to satisfy any of the specific closing conditions to RIL’s obligation to close, and which failure to be true and correct, breach or failure to perform is not cured by RSYS within 30 days following written notice to RSYS, or which by its nature or timing is not capable of being cured, provided that RIL will not have the right to terminate the Merger Agreement pursuant to this provision if it is then in breach of the Merger Agreement so as to cause any of the closing conditions, other than the RSYS specific closing conditions, to be incapable of being satisfied;

•	by RSYS, if the representations and warranties of RIL are not true and correct or RIL has breached or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of RIL to satisfy any of the specific closing conditions to RSYS’s obligation to close its specific closing conditions, and which failure to be true and correct, breach or failure to perform is not cured by RIL within 30 days following written notice to RIL, or which by its nature or timing is not capable of being cured, provided that RSYS will not have the right to terminate the Merger Agreement pursuant to this provision if it is then in breach of the Merger Agreement so as to cause any of the closing conditions, other than the RIL specific closing conditions, to be incapable of being satisfied;

•	by RSYS, at any time prior to the receipt of the Requisite Shareholder Approval, in order to enter into a written and definitive Company Acquisition Agreement that constitutes a Superior Proposal immediately after termination, if (i) RSYS is not in breach of its obligations described above under the caption “Acquisition Proposals” and has satisfied certain specified conditions and requirements set forth in the Merger Agreement in all material respects and (ii) prior to, or concurrently with, the termination of the Merger Agreement, RSYS pays RIL the termination fee required by the Merger Agreement (as more fully described below);

•	by RIL, in the event that (i) the Board of Directors shall have for any reason effected a Recommendation Change (as defined in the Merger Agreement) or (ii) RSYS enters into a Company Acquisition Agreement; or

•

by either RSYS or RIL, if CFIUS shall have sent a report to the President of the United States recommending that the President suspend or prohibit the transactions contemplated by the Merger Agreement pursuant to his authority under the DPA.

Fees Payable by RSYS (Page 84)

Except for a termination fee payable in specified circumstances, or with respect to a prevailing party in an action or suit related to the Merger Agreement, RSYS, on the one hand, and RIL and Merger Sub, on the other hand, are each responsible for all of their own respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, whether or not the Merger is completed.

RSYS must pay to RIL a termination fee of $2.95 million as follows:

•

if (i) the Merger Agreement is terminated (a) by either RSYS or RIL after the initial outside date or the final outside date, as applicable, and prior to a vote by the shareholders of RSYS at the Special Meeting on the adoption of the Merger Agreement, including the approval of the Merger, and the joint closing conditions of RSYS and RIL related to the Cyprus antitrust approval have been satisfied, (b) by either RSYS or RIL if the Special Meeting is held and the Requisite Shareholder Approval is not obtained or (c) by RIL if RSYS breaches its representations, warranties or covenants, (ii) following the date of the Merger Agreement and prior to the termination of the Merger Agreement, an Acquisition Proposal for an Acquisition Transaction shall have been made to RSYS or shall have been made directly to the shareholders of RSYS generally and such proposal shall not have been publicly and irrevocably withdrawn at least 10 business days prior to the date of the Special Meeting, and (iii) within 12 months following the termination of the Merger Agreement, RSYS enters into an agreement providing for, or consummates, a Qualifying Acquisition Transaction (as defined below), then RSYS shall pay or cause to be paid the termination fee to RIL upon the earlier of the entry into such agreement and the consummation of a Qualifying Acquisition Transaction;

•

if the Merger Agreement is terminated by RIL pursuant to a Recommendation Change or the execution of a Company Acquisition Agreement by RSYS, then RSYS is obligated to pay, or to cause to be paid, the termination fee promptly, and in any event no later than two business days following such termination; or

•

if the Merger Agreement is terminated (i) by RSYS in order to enter into a written and definitive Company Acquisition Agreement that constitutes a Superior Proposal or (ii) by either RSYS or RIL if the Special Meeting is held and the Requisite Shareholder Approval is not obtained and a Recommendation Change is in effect at the time of the Special Meeting, then concurrently with (and as a condition to) such termination, RSYS is obligated to pay, or to cause to be paid the termination fee to RIL.

For purposes of this proxy statement, “Qualifying Acquisition Transaction” means any Acquisition Transaction involving (i) 50 percent or more of the assets of RSYS and its subsidiaries, taken as a whole; or (ii) the acquisition by any person (other than RIL or any of its subsidiaries or affiliates) of 50 percent or more of the outstanding shares of RSYS common stock.

For more information on these termination fees, see the section of this proxy statement captioned “The Merger Agreement - Termination of the Merger Agreement; Termination Fees.”

Financing of the Merger (Page 64)

The Merger is not conditioned upon receipt of financing by RIL. RIL has represented to RSYS in the Merger Agreement that it will have available, at the closing, sufficient funds to pay for the shares and to consummate the Merger and to perform the other transactions and obligations described in the Merger Agreement.

We anticipate that the funds needed to discharge the amounts described above will be obtained from:

•	existing credit facilities of RIL and its subsidiaries;

•	cash and cash equivalents on hand of RIL and its subsidiaries; and/or

•	cash and cash equivalent on hand of RSYS and its subsidiaries.

Prior to the closing, RIL will provide Merger Sub with the funds necessary to pay for the shares of RSYS common stock and to consummate the Merger and to perform the other transactions and obligations described in the Merger Agreement (after taking into account funds already held by RSYS and its subsidiaries) through a subscription of shares of capital stock of Merger Sub. Immediately prior to the closing, Merger Sub will deposit with the paying agent cash sufficient to pay for the shares of RSYS common stock outstanding immediately prior to the closing. Merger Sub will also deposit with the surviving corporation cash sufficient to pay for all outstanding Company Stock Options, Company TBRSUs and Company PBRSUs.

The Special Meeting (Page 25)

Date, Time and Place

A special meeting of shareholders of RSYS, which we refer to as the “Special Meeting,” will be held on                 , 2018, at 8:00 a.m., Pacific time, at our principal executive offices at 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of our common stock at the close of business on                 , 2018, which we refer to as the “Record Date.” You will have one vote at the Special Meeting for each share of our common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask shareholders to vote on proposals to: (i) approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby (the “Merger Proposal”); (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting (the “Adjournment Proposal”); and (iii) consider a non-binding, advisory proposal to approve certain compensation that will or may become payable to RSYS’s named executive officers in connection with the Merger (the “Say-on-pay Proposal”).

Quorum

As of the Record Date, there were                  shares of our common stock outstanding and entitled to vote at the Special Meeting. The shareholders of RSYS representing a majority of the voting power of the issued and outstanding shares of common stock of RSYS, present in person or represented by proxy, shall constitute a quorum at the Special Meeting.

Required Vote

If a quorum is present, the affirmative vote of a majority of the outstanding shares of common stock of RSYS is required to approve the Merger Proposal. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote against the Merger Proposal.

Approval of the Adjournment Proposal, whether or not a quorum is present at the Special Meeting, requires the affirmative vote of a majority of the shares of our common stock having voting power present in person or represented by proxy at the Special Meeting. Approval of the Say-on-pay Proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present. Abstentions will have the same effect as a vote against these proposals. The failure to vote your shares will have no effect on the outcome of the Say-on-pay Proposal, but will have the same effect as a vote against the Adjournment Proposal if a broker holds your shares in “street name,” as detailed below.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,                  shares of our common stock, representing approximately     % of the shares of our common stock outstanding on the Record Date.

Voting and Proxies

Any shareholder of record entitled to vote at the Special Meeting may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a shareholder of record on the Record Date, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by: (i) signing another proxy card with a later date and returning it to us prior to the Special Meeting; (ii) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (iii) delivering a written notice of revocation to our Corporate Secretary; or (iv) attending the Special Meeting and voting in person by ballot.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Proposal, “FOR” the Adjournment Proposal, and “FOR” the Say-on-pay Proposal.

Shares of our common stock represented at the Special Meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the Merger Proposal, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the Merger Proposal, “AGAINST” Adjournment Proposal, and “AGAINST” the Say-on-pay Proposal. If you are a shareholder of record and you do not execute a proxy card, it will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal or the Say-on-pay Proposal. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, including each of the proposals to be considered at the Special Meeting, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as votes “AGAINST” the Merger Proposal and the Adjournment Proposal, but will have no effect on the Say-on-pay Proposal.

Effect on RSYS if the Merger is Not Completed (Page 33)

If the Merger Agreement is not approved and the Merger and the other transactions contemplated by the Merger Agreement are not approved by shareholders or if the Merger is not completed for any other reason, RSYS shareholders will not receive any payment for their shares of our common stock. Instead, RSYS will remain an independent public company, our common stock will continue to be listed and traded on the Nasdaq Global Select Market and registered under the Exchange Act, and we will continue to file periodic and current reports with the Securities and Exchange Commission, which we refer to as the “SEC.” Under specified circumstances, RSYS will be required to pay RIL a termination fee upon the termination of the Merger Agreement. For more details, see the section of this proxy statement captioned “The Merger - Effect on RSYS if the Merger is Not Completed.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Q: Why am I receiving these materials?

A: The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of our common stock, as of the Record Date, in connection with the solicitation of proxies to be voted at the Special Meeting.

Q: What am I being asked to vote on at the Special Meeting?

A: You are being asked to vote on the following proposals:

(1) To approve the Merger Agreement, pursuant to which Merger Sub will merge with and into RSYS, and RSYS will become a wholly owned subsidiary of RIL, and to approve the Merger and the other transactions contemplated by the Merger Agreement;

(2) To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting; and

(3) To approve, by non-binding, advisory vote, certain compensation that will or may become payable to RSYS’s named executive officers in connection with the Merger.

Q: When and where is the Special Meeting?

A: The Special Meeting will take place on                     , 2018, at 8:00 a.m., Pacific Time, at our principal executive offices at 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

Q: Who is entitled to vote at the Special Meeting?

A: Each holder of shares of our common stock as of the Record Date is entitled to notice of the Special Meeting and to vote at the Special Meeting. Each such holder of shares of our common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of our common stock owned as of the Record Date by such holder.

Q: May I attend the Special Meeting and vote in person?

A: Yes. All holders of shares of our common stock as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Holders of shares of our common stock will need to present proof of ownership of shares of our common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted by you with respect to the shares so voted in person.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q: What is the proposed Merger and what effects will it have on RSYS?

A: The proposed Merger is the acquisition of RSYS by RIL. If the proposal to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby is approved by our shareholders and all of the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into RSYS, with RSYS continuing as the Surviving Corporation. As a result of the Merger, RSYS will become a wholly owned subsidiary of RIL, and our common stock will no longer be publicly traded and will be delisted from the Nasdaq Global Select Market. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic or current reports with the SEC.

Q: What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $1.72 for each share of our common stock that you own, without interest and less any applicable withholding taxes. For example, if you own 100 shares of our common stock, you will receive $172.00 in cash in exchange for your shares of our common stock, without interest and less any applicable withholding taxes.

Q: How does the Merger Consideration compare to the market price of the common stock?

A: The relationship of the Merger Consideration to the trading price of our common stock constituted a premium of approximately (i) 136% over the average closing price of our common stock for the 30 calendar days ending on June 28, 2018, the last trading day prior to the date when the Merger Agreement was publicly announced, and (ii) 146% over the closing price of our common stock on June 28, 2018.

Q: What do I need to do now?

A: We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q: Should I send in my stock certificates now?

A: No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the paying agent in order to receive the appropriate cash payment for the shares of our common stock represented by your stock certificates, as described in the section of this proxy statement captioned “The Merger Agreement - Exchange and Payment Procedures.” You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”

Q: What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A: The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of our common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies RSYS in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of our common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q: How does the Board of Directors recommend that I vote?

A: The Board of Directors, after considering the various factors described in the section of this proxy statement captioned “The Merger - Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (i) determined that the form, terms and provisions of the Merger Agreement, the Merger and the other transactions contemplated thereby represent a transaction that is advisable for, fair to, and in the best interests of, RSYS and its shareholders; (ii) adopted and declared advisable the Merger Agreement and the consummation by RSYS of the Merger and the other transactions contemplated thereby in all respects; (iii) directed that the Merger Agreement be submitted to the shareholders of RSYS for approval; and (iv) recommended that RSYS shareholders vote in favor of the approval of the Merger Agreement and approve the Merger and the other transactions contemplated thereby.

The Board of Directors recommends that you vote (1) “FOR” the approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to RSYS’s named executive officers in connection with the Merger.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement and the Merger and the other transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of our common stock. Instead, RSYS will remain an independent public company, our common stock will continue to be listed and traded on the Nasdaq Global Select Market and registered under the Exchange Act, and we will continue to file periodic and current reports with the SEC. See the section of this proxy statement captioned “The Merger - Effect on RSYS if the Merger is Not Completed.”

Under specified circumstances, RSYS will be required to pay RIL a termination fee upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “The Merger Agreement - Termination of the Merger Agreement; Termination Fees.”

Q: What constitutes a quorum?

A: Shareholders of RSYS representing a majority of the voting power of the issued and outstanding shares of common stock of RSYS, present in person or represented by proxy, shall constitute a quorum for the transaction

of any business at the Special Meeting. As of the Record Date,                  shares of our common stock will be required to obtain a quorum. When a quorum is present to organize a meeting of RSYS shareholders, it is not broken by the subsequent withdrawal of any RSYS shareholders. Abstentions and any broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Q: What vote is required to approve the Merger Proposal?

A: The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Merger Proposal.

If a quorum is present at the Special Meeting, the failure of any shareholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone; or (iii) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

Q: What vote is required to approve the Adjournment Proposal and the Say-on-pay Proposal?

A: Approval of the Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of our common stock having voting power present in person or represented by proxy at the Special Meeting.

Approval of the Say-on-pay Proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.

The failure of any shareholder of record to (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone; or (iii) vote in person by ballot at the Special Meeting will not have any effect on either the Adjournment Proposal or the Say-on-pay Proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will be treated as a vote “AGAINST” the Adjournment Proposal, but will not have any effect on the Say-on-pay Proposal. Abstentions will have the same effect as a vote “AGAINST” these proposals.

Q: Are there any risks to me associated with the Merger that I should consider?

A: Yes. There are risks associated with all business combinations, including the Merger. For further detail, see the section of this proxy statement captioned “Forward-Looking Statements.”

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by RSYS.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q: Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A: No. For voting purposes, any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, and as a result, any shares held in “street name” will not be combined for voting purposes with shares that you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for the shares held in each such form, because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing such account.

Q: How may I vote?

A: If you are a shareholder of record (that is, if your shares of our common stock are registered in your name with Computershare Shareowner Services, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of our common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of our common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q: If my broker holds my shares in “street name,” will my broker vote my shares for me?

A: No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against the Merger Proposal and the Adjournment Proposal, but will have no effect on the Say-on-pay Proposal.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us in accordance with the instructions therein prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q: What is a proxy?

A: A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” Brian Bronson, our President and Chief Executive Officer, and Jonathan Wilson, our Chief Financial Officer, with full power of substitution, are the proxy holders for the Special Meeting.

Q: If a shareholder gives a proxy, how are the shares voted?

A: Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (i) “FOR” the approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby; (ii) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable to RSYS’s named executive officers in connection with the Merger.

Q: What should I do if I receive more than one set of voting materials?

A: Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q: Where can I find the voting results of the Special Meeting?

A: RSYS intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that RSYS files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q: Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A: If you are a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger - Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of our common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the Merger. Gain or loss realized generally must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger - Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

The determination of actual tax consequences of the Merger to a holder of our common stock will depend on the holder’s specific situation. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the Merger is provided in the section of this proxy statement captioned “The Merger - Material U.S. Federal Income Tax Consequences of the Merger.”

Q: What will the holders of RSYS stock options and restricted stock units receive in the Merger?

A: Immediately prior to the Effective Time, each Company Stock Option granted under the Stock Plans that is outstanding immediately prior to the Effective Time will become fully vested and free of any forfeiture restrictions. Immediately afterwards, each Company Stock Option will be cancelled, extinguished and converted, without any further action on the part of RIL, RSYS or the holder of such Company Stock Option, into the right to receive a payment, without interest, in an amount equal to the product of (i) the number of shares subject to such Company Stock Option and (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, with the product of (i) and (ii) rounded to the nearest whole cent and computed after aggregating cash amounts for all shares underlying all Company Stock Options held by such option holder immediately prior to the Effective Time, less withholding taxes. Notwithstanding the foregoing, at least thirty (30) days before the closing date of the Merger, each holder of a Company Stock Option shall be given written notice and an opportunity to exercise his or her Company Stock Options (whether or not vested) effective immediately before the Effective Time, with such exercise being contingent on the occurrence of the closing of the Merger. At the Effective Time, each Company Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration will be cancelled and the holder of such Company Stock Option will not be entitled to receive any payment in exchange for such cancellation.

Each Company TBRSU outstanding immediately prior to the Effective Time (after giving effect to the relevant accelerated vesting requirements contained in the Stock Plans and the award agreements pursuant thereto) will, as of immediately prior to the Effective Time, become fully vested and free of any forfeiture restrictions. Immediately thereafter, each Company TBRSU will be cancelled, extinguished and converted, without any action on the part of RIL, RSYS or the holder of such Company TBRSU, into the right to receive a payment, without interest, in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares subject to such Company TBRSU.

Each Company PBRSU that is vested immediately prior to the Effective Time will immediately thereafter be cancelled, extinguished and converted, without any action on the part of RIL, RSYS or the holder of such

Company PBRSU, into the right to receive a payment, without interest, in an amount equal to the product of (i) the Merger Consideration and (ii) the maximum number of shares that may be earned pursuant to such Company PBRSU. In addition, each Company PBRSU that is not vested immediately prior to the Effective Time will remain outstanding thereafter and be converted into the right to receive a payment in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares subject to such Company PBRSU when, as and if vesting of such Company PBRSU occurs pursuant to the terms and conditions set forth in the applicable award agreement. The Surviving Corporation will assume by operation of law all of RSYS’s obligations with respect to each such unvested Company PBRSU after the Effective Time under the applicable agreements and the applicable Stock Plans. Each holder of an unvested Company PBRSU will continue to be entitled to all of the rights set forth in the applicable agreements and Stock Plans related to such unvested Company PBRSU.

Q: What will happen to the Employee Stock Purchase Plan?

A: Prior to the date of the Merger Agreement, RSYS: (i) terminated any ongoing offering periods under the 1996 Employee Stock Purchase Plan sponsored by RSYS, which we refer to as the “ESPP,” and (ii) provided that no further offering period or purchase period shall commence under the ESPP after the date of the Merger Agreement.

Q: When do you expect the Merger to be completed?

A: We are working toward completing the Merger as quickly as possible, and, assuming timely receipt of the required regulatory approvals, we currently expect to complete the Merger in the fourth quarter of 2018 (sometime prior to December 31, 2018). However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in the section of this proxy statement captioned “The Merger Agreement - Conditions to the Merger,” including certain required regulatory approvals.

Q: If the Merger is completed, how will I receive payment in exchange for my shares?

A: If the Merger is completed and your shares of our common stock are held in book-entry, the paying agent will issue and deliver to you a check or wire transfer for your shares without any further action on your part. If you are a shareholder of record with your shares held in certificated form, you will receive a letter of transmittal with instructions on how to send your shares of our common stock to the paying agent in connection with the Merger. The paying agent will issue and deliver to you a check or wire transfer for your shares after you comply with these instructions. Please do not send your stock certificates with your proxy card. See the section in this proxy statement captioned “The Merger Agreement - Exchange and Payment Procedures.”

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”

Q: Am I entitled to dissenters’ rights under Oregon law?

A: No. Dissenters’ rights are statutory rights that, if applicable, enable shareholders to dissent from an extraordinary transaction, such as the Merger, and to demand that the corporation pay the fair value for their shares as may be ultimately determined by a court in a judicial proceeding if the parties cannot agree on the fair value instead of receiving the merger consideration offered to shareholders in connection with the extraordinary transaction. Under Oregon law, shareholders do not have dissenters’ rights with respect to shares of any class of stock that were listed on a national securities exchange. Because RSYS is an Oregon corporation and RSYS’s common stock is listed on the Nasdaq Global Select Market, a national securities exchange, holders of shares of RSYS common stock are not entitled to dissenters’ rights in connection with the Merger.

Q: Do any of RSYS’s directors or officers have interests in the Merger that may differ from those of RSYS shareholders generally?

A: In considering the recommendation of the Board of Directors with respect to the proposal to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of shareholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be approved by shareholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger - Interests of RSYS’s Directors and Executive Officers of RSYS in the Merger.”

Q: Who can help answer my questions?

A: If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

Shareholders Call Toll-Free: (866) 796-1292

Email: radisys@dfking.com

FORWARD-LOOKING STATEMENTS

This proxy statement may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included or incorporated by reference in this proxy statement, other than statements of historical fact, are forward-looking statements. Shareholders can identify forward-looking statements by the use of words such as “estimate,” “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue” or the negative of such terms, or other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results may be materially different from any future results expressed or implied by such forward-looking statements. Among other risks and uncertainties, there can be no guarantee that the Merger will be completed, or if it is completed, that it will close within the anticipated time frame. Additional risks and uncertainties relating to the acquisition include: (1) RSYS may be unable to obtain the Requisite Shareholder Approval as required for the proposed transaction; (2) other conditions to the closing of the proposed transaction may not be satisfied or waived; (3) the proposed transaction may involve unexpected costs, liabilities or delays; (4) RSYS’s business may suffer as a result of uncertainty surrounding the proposed transaction, including due to disruption of current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (5) the ability of RSYS to maintain relationships with customers, suppliers and other business partners pending the consummation of the proposed transaction; (6) the diversion of management’s attention from ongoing business concerns; (7) limitations placed on RSYS’s ability to operate its business under the Merger Agreement; (8) the outcome of any legal proceedings related to the proposed transaction; (9) the ability and timing to obtain required regulatory approvals; and (10) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement. For a discussion of relevant factors, risks and uncertainties that could materially affect RSYS’s future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 28, 2018 and incorporated herein by reference. RSYS undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this filing to reflect events or circumstances occurring after the date of this filing or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on                     , 2018, at 8:00 a.m., Pacific Time, at our principal executive offices at 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

Purpose of the Special Meeting

At the Special Meeting, we will ask shareholders to vote on proposals to: (i) approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby (the “Merger Proposal”); (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting (the “Adjournment Proposal”); and (iii) consider a non-binding, advisory proposal to approve certain compensation that will or may become payable to RSYS’s named executive officers in connection with the Merger (the “Say-on-pay Proposal”).

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of shareholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124, during regular business hours beginning two business days after notice of the Special Meeting is given to the shareholders of record as of the Record Date and at the place of the Special Meeting during the meeting.

As of the Record Date, there were              shares of our common stock outstanding and entitled to vote at the Special Meeting.

Shareholders of RSYS representing a majority of the voting power of the issued and outstanding shares of common stock of RSYS, present in person or represented by proxy, shall constitute a quorum at the Special Meeting. If a quorum is not present at the Special Meeting, we expect to adjourn the meeting to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

If a quorum is present, the affirmative vote of a majority of the outstanding shares of our common stock is required to approve the Merger Proposal. Approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby by RSYS’s shareholders is a condition to the closing of the Merger.

Approval of the Adjournment Proposal, whether or not a quorum is present at the Special Meeting, requires the affirmative vote of a majority of the shares of our common stock having voting power present in person or represented by proxy at the Special Meeting. Approval of the Say-on-pay Proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present. Approval of these two proposals is not a condition to the closing of the Merger.

If a shareholder abstains from voting, that abstention will have the same effect as if the shareholder voted “AGAINST” the Merger Proposal. For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” the Adjournment Proposal and the Say-on-pay Proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the Merger Proposal and the Adjournment Proposal, but will have no effect on the Say-on-pay Proposal. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

You will be entitled to one vote per share for each share of our common stock you owned on the Record Date.

Shares Held by RSYS’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,              shares of our common stock, representing approximately     % of the shares of our common stock outstanding on the Record Date.

Voting of Proxies

If your shares of our common stock are registered in your name with our transfer agent, Computershare Shareowner Services, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the shareholder. Properly signed and dated proxies that do not contain voting instructions will be voted (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Say-on-pay Proposal.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return the voting form provided by your bank, broker or other nominee, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal and the Adjournment Proposal, but will have no effect on the Say-on-pay Proposal.

Revocability of Proxies

If you are a shareholder of record on the Record Date, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (i) determined that the form, terms and provisions of the Merger Agreement, the Merger and the other transactions contemplated thereby represent a transaction that is advisable for, fair to and in the best interests of RSYS and its shareholders; (ii) adopted and declared advisable the Merger Agreement and the consummation by RSYS of the Merger and the other transactions contemplated thereby in all respects; (iii) directed that the Merger Agreement be submitted to the shareholders of RSYS for approval; and (iv) recommended that RSYS shareholders vote in favor of the approval of the Merger Agreement and approve the Merger and the other transactions contemplated thereby.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Adjournment Proposal; and (3) “FOR” the Say-on-pay Proposal.

Solicitation of Proxies

The expense of soliciting proxies will be borne by RSYS. We have retained D.F. King & Co., Inc., a proxy solicitation firm, which we refer to as the “Proxy Solicitor,” to solicit proxies in connection with the Special Meeting at a cost of $12,500, plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by shareholders of the proposal to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby and obtaining the necessary regulatory approvals, we anticipate that the Merger will be consummated prior to December 31, 2018.

Dissenters’ Rights

Dissenters’ rights are statutory rights that, if applicable, enable shareholders to dissent from an extraordinary transaction, such as the Merger, and to demand that the corporation pay the fair value for their shares as may be ultimately determined by a court in a judicial proceeding if the parties cannot agree on the fair value instead of receiving the merger consideration offered to shareholders in connection with the extraordinary transaction. Under Oregon law, shareholders do not have dissenters’ rights with respect to shares of any class of stock that are listed on a national securities exchange. Because RSYS is an Oregon corporation and RSYS’s common stock is listed on the Nasdaq Global Select Market, a national securities exchange, holders of shares of RSYS common stock are not entitled to dissenters’ rights in connection with the Merger.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of our common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on                     , 2018

The proxy statement is available at www.radisys.com under “Company—About RSYS—Investor Relations—SEC Filings.”

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another shareholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a shareholder of record, you may contact us by writing to Radisys Corporation, Attention: Investor Relations, 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124 or calling our Investor Relations Department at (503) 615-1100. We will promptly deliver a separate copy of this proxy statement upon written or oral request. Eligible shareholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

Shareholders Call Toll-Free: (866) 796-1292

Email: radisys@dfking.com

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE

TRANSACTIONS CONTEMPLATED THEREBY

We are asking you to approve the Merger Agreement and approve the transactions contemplated thereby, including the Merger.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of our common stock voting in favor of the proposal to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting. If shareholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from shareholders that have previously returned properly executed proxies voting against approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby such that the proposal to approve the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby and seek to convince the holders of those shares to change their votes to vote in favor of approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE TO APPROVE

CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to RSYS’s named executive officers by RSYS in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of RSYS’s Directors and Executive Officers in the Merger - Golden Parachute Compensation.”

We are asking shareholders to indicate their approval of the various amounts of compensation that will or may become payable by RSYS to RSYS’s named executive officers in connection with the Merger. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of RSYS’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of RSYS’s overall compensation program for our named executive officers and previously have been disclosed to shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the shareholders of Radisys Corporation approve, on a nonbinding, advisory basis, the compensation that will or may become payable to RSYS’s named executive officers by RSYS that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of RSYS’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” in RSYS’s proxy statement for the Special Meeting.”

Shareholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on RSYS, the Board of Directors or RIL. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Radisys Corporation

RSYS, a leader in open telecom solutions, enables service providers to drive disruption with new open architecture business models. RSYS’s disaggregated and virtualized enabling technology solutions leverage open reference architectures and standards, combined with open software and hardware, to power business transformation for the telecom industry, while delivering the systems integration expertise necessary to solve communications and content providers’ deployment challenges. RSYS operates in two primary segments, Software-Systems and Hardware Solutions.

Software-Systems products and services are targeted at delivering differentiated solutions for service providers to enable their deployment of next generation networks and technologies. This segment is comprised of offerings in the MediaEngine, MobilityEngine and FlowEngine product lines, as well as RSYS’s Professional Services organization, all of which are aimed at enabling service providers to adopt more rapidly new technologies while driving down the costs of their network infrastructure.

Hardware Solutions combines RSYS’s hardware design expertise with its manufacturing, supply chain, integration and service capabilities. While the Software-Systems business is currently planned to be RSYS’s core strategic focus moving forward, RSYS continues to support existing customers that value the products it delivers within its Hardware Solutions segment. Its products include the two primary product families: DCEngine products and embedded products including its ATCA, computer-on-module express and rack mount servers.

RSYS’s common stock is traded on the Nasdaq Global Select Market under the symbol “RSYS.”

RSYS was incorporated in March 1987 under the laws of the State of Oregon. Its principal offices are located at 5435 N.E. Dawson Creek Drive, Hillsboro, OR 97124; its telephone number is (503) 615-1100. Its website address is www.radisys.com. The information provided on RSYS’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

Reliance Industries Limited

RIL is a corporation organized under the laws of the Republic of India and headquartered in Mumbai, India with its equity shares listed on the BSE Limited (BSE) and the National Stock Exchange (NSE) under the symbol “RELIANCE”, and its GDRs listed on the Luxembourg Stock Exchange under the name “RELIANCEIND”. Reliance business interests span petroleum refining and marketing, petrochemicals, hydrocarbon exploration and production, retail, digital services and telecommunications. Reliance’s digital communications and services operate under the ‘Jio’ brand.

RIL’s principal executive office is located at 3rd Floor, Maker Chamber IV, 222 Nariman Point, Mumbai, India - 400 021, and its telephone number is +91-22-3555-5000. Its corporate website address is www.ril.com. The information provided on RIL’s website is not part of this proxy statement and is not incorporated by reference or any other reference to its website provided in this proxy statement.

Integrated Cloud Orchestration (ICO), Inc.

Merger Sub is an Oregon corporation that was formed by RIL solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of RIL and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist, and RSYS will continue as the surviving corporation.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into RSYS, and RSYS will continue as the Surviving Corporation and as a wholly owned subsidiary of RIL. Following the Merger, our common stock will no longer be publicly traded and will be delisted from the Nasdaq Global Select Market. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic or current reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any other rights as a shareholder of RSYS.

The Effective Time will occur upon the filing of the articles of merger with the Secretary of State of the State of Oregon, or at such later time as is agreed upon in writing by RIL and RSYS and specified in the articles of merger in accordance with the OBCA.

Effect on RSYS if the Merger is Not Completed

If the Merger Agreement is not adopted and the Merger and the other transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, RSYS’s shareholders will not receive any payment for their shares of our common stock. Instead, RSYS will remain an independent public company; our common stock will continue to be listed and traded on the Nasdaq Global Select Market and registered under the Exchange Act, and we will continue to file periodic and current reports with the SEC.

In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which RSYS operates and risks related to adverse economic conditions. However, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock, and, depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. It would be uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

If the Merger is not completed, the Board of Directors will continue to evaluate and review RSYS’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted and the Merger and the other transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that RSYS’s business, prospects or results of operation will not be adversely impacted.

In addition, RSYS will be required to pay to RIL a termination fee of $2.95 million if the Merger Agreement is terminated under certain specified circumstances. For more information, please see the section of this proxy statement captioned “The Merger Agreement - Termination of the Merger Agreement; Termination Fees.”

Merger Consideration

At the Effective Time, each share of our common stock issued and outstanding immediately prior to the Effective Time (including any shares resulting from the exercise of Company Stock Options or settlement of

Company TBRSUs and Company PBRSUs which become vested as a result of the consummation of the Merger, but excluding excluded shares) will be cancelled and automatically converted into the right to receive $1.72 in cash, without interest, and subject to deduction for any required withholding tax. Such shares of our common stock will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with, and subject to, the conditions of the Merger Agreement. At the Effective Time, the excluded shares will be canceled automatically without payment of any consideration.

Background of the Merger

RSYS operates in the competitive telecommunications industry which involves rapidly evolving technology, frequent product introductions and ongoing demands for greater performance and functionality. In recent years, the telecommunications industry has also experienced significant merger and acquisition activity which has resulted in industry consolidation and even more competition. The Board of Directors and management of RSYS have recognized that many of RSYS’s competitors are larger, more diversified companies with stronger balance sheets, less restrictive financial covenants or operating constraints, and greater capacity to invest in the development and marketing of new products and technologies.

In light of these market and business dynamics, the Board of Directors, together with management of RSYS, continually reviews and assesses RSYS’s business plan and the potential strategic opportunities available to RSYS with the goal of maximizing shareholder value. As part of this ongoing process, the Board of Directors and management of RSYS have periodically evaluated whether the continued execution of RSYS’s strategy as a standalone company or the sale of RSYS to, or a combination of RSYS with, a third party offers the best avenue to maximize shareholder value. In connection with such review, the Board of Directors and/or management of RSYS has met, from time to time, with various third parties who expressed an interest in engaging in a strategic transaction with RSYS, including the purchase of the entire company. However, those discussions did not lead to any definitive interest until recently.

In early 2013, RSYS entered into an engagement letter with an investment bank to assist and advise the Board of Directors in connection with its evaluation of the sale of RSYS. During 2013, management of RSYS had extensive discussions with dozens of potential strategic and financial buyers, none of which resulted in a definitive agreement. The potential buyers were not interested in buying the entirety of RSYS, generally due to legacy hardware revenue declines and a lack of interest in certain of the product lines.

In early 2014, the Board of Directors engaged in a further assessment of the available strategic alternatives in light of, among other things, feedback received from discussions with potential buyers. Such potential buyers had generally indicated that they were not interested in acquiring both RSYS’s Embedded Products business unit and its Software-Services business unit. Based on such feedback and further analysis and discussion by the Board of Directors, the Board of Directors engaged in multiple processes, with different investment bankers, to sell RSYS or various product lines to maximize shareholder value, none of which resulted in a definitive agreement.

Based on the Board of Directors’ assessments in 2014, the Board of Directors and management of RSYS focused during 2015 on improving the operating performance of RSYS in order to improve the ability to maximize shareholder value.

Throughout 2016, management of RSYS, with the support of the Board of Directors, met with the executives of various companies to explore the potential sale of RSYS or the legacy Embedded Products business unit. None of these discussions resulted in a definitive agreement.

In February 2017, the Chief Financial Officer of RSYS met with the Chief Executive Officer and business team of a competitor to discuss the potential sale of the Embedded Products business unit. This discussion did not result in a definitive agreement.

On April 5, 2017, management of RSYS met with representatives of Party A, a publicly traded electronics manufacturing services provider, to discuss a potential strategic equity investment in RSYS. RSYS subsequently entered into a non-disclosure agreement with Party A with customary standstill provisions.

On May 19, 2017, Party A notified RSYS that it was pursuing other acquisition opportunities and had deprioritized a strategic transaction with RSYS.

On May 31, 2017, the Chief Executive Officer of RSYS had conversations with the president of the Enterprise and Network Infrastructure business of Party B, a publicly traded product solutions company, regarding a potential strategic equity investment and joint venture.

On June 20, 2017, Party A sent RSYS a non-binding term sheet for a preferred stock investment and strategic alliance with RSYS. On June 26, 2017, Party A sent RSYS a revised non-binding term sheet for a preferred stock investment and strategic alliance with RSYS, which did not result in a definitive agreement.

On July 18, 2017, the Board of Directors authorized the management of RSYS to begin a marketed sale process for the sale of RSYS.

At a meeting of the Board of Directors on July 29, 2017, Baker & McKenzie LLP, which we refer to as Baker McKenzie, counsel to RSYS, advised the Board of Directors of its fiduciary duties with respect to the marketed sale process. The Board of Directors, after reviewing any potential conflicts, authorized retention of an investment bank, as a financial advisor to RSYS, and appointed an M&A committee of independent directors with no relationships with potential bidders to oversee the process.

On August 3, 2017, the M&A committee of independent directors, upon the advice of its financial advisor, directed the management of RSYS to postpone the process for the sale of RSYS and focus on minority investments and/or strategic alliances with Party A or Party B.

On September 28, 2017, RSYS entered into a non-disclosure agreement with Party C, a publicly traded provider of networking and communications equipment, with customary standstill provisions.

On October 5, 2017 and October 6, 2017, the management of RSYS met with representatives of Party C to discuss a potential strategic transaction, which did not result in a definitive agreement.

On February 2, 2018, RSYS entered into a non-disclosure agreement with Party D, a foreign publicly traded provider of information technology, with customary standstill provisions.

On March 2, 2018, executives of RSYS had discussions with representatives of Party D at Mobile World Congress regarding a potential strategic transaction.

On March 6, 2018, the Chief Executive Officer of RSYS had a telephone call with representatives of RIL and telephone calls with Party E, a publicly traded social media company, and Party F, a publicly traded technology company, in each case, regarding a potential strategic transaction.

On March 7, 2018, Baker McKenzie advised the Board of Directors on its fiduciary duties and the Board of Directors authorized the management of RSYS to begin a marketed sale process for the sale of RSYS. The Board of Directors elected to pursue a marketed sale process given the consideration of many factors, with the predominant driver being significant capital constraints on the business resulting from a material decline in revenues. This was mainly due to RSYS’s top customer in mid-2017 deciding to cancel the initiative in which RSYS was participating which affected multiple vendors. The resulting impact led to a material degradation of RSYS’s financial position and stock price which ultimately required RSYS to significantly restructure its operations. As a result, in January 2018, RSYS entered into the new, highly restrictive financing arrangements which severely limited RSYS’s ability to invest in new initiatives and navigate any unexpected headwinds relative to internal expectations. Coupled with the expected delisting notification from the Nasdaq Global Select Market, the Board of Directors deemed this to be an appropriate time to engage in a marketed sale process given the material risks associated with operating the business moving forward. The Board determined that since there were no conflicts with any independent directors, an M&A committee was not necessary.

On March 8, 2018, the Chairman of RSYS spoke with representatives of Raymond James & Associates, Inc., which we refer to as Raymond James, regarding RSYS and the possibility of participating in the Board of Directors’ evaluation of potential financial advisors.

On March 9, 2018, RSYS and the investment bank engaged by RSYS on June 29, 2017 mutually agreed to terminate their engagement letter and enter into a release letter. Also on March 9, 2018, RSYS entered into a non-disclosure agreement with RIL with customary standstill provisions.

From March 9, 2018 to March 10, 2018, representatives of Raymond James spoke with members of the Board of Directors and the management of RSYS regarding RSYS and its current situation ahead of a banker selection meeting.

On March 12, 2018, RSYS received a deficiency letter from the Listing Qualifications Department of the Nasdaq Global Select Market providing notification that, for the previous thirty consecutive trading days, the bid price for RSYS’s common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1). The notification stated that RSYS would be provided 180 calendar days, or until September 10, 2018, to regain a share price of at least $1.00 per share for a minimum of ten consecutive business days in accordance with Nasdaq Listing Rule 5810(c)(3)(A).

Later on March 12, 2018, representatives of Raymond James met telephonically with the Board of Directors to discuss Raymond James’s qualifications to serve as RSYS’s financial advisor. From March 12, 2018 to March 16, 2018, representatives of Raymond James discussed with the Board of Directors and management of RSYS certain terms related to the possible engagement of Raymond James as financial advisor in a broader exploration of strategic alternatives.

On March 13, 2018, RSYS engaged Raymond James to assist with the exploration of strategic alternatives, including a sale of RSYS through a confidential marketed sale process. RSYS selected Raymond James to act as financial advisor based on Raymond James’ qualifications, expertise, reputation and knowledge of RSYS’s business and affairs and the industry in which it operates. From March 13, 2018 to March 16, 2018, representatives of Raymond James discussed with management of RSYS potential parties that could be interested in a possible transaction involving RSYS, including certain parties with whom RSYS had begun preliminary discussions. During this time, representatives of Raymond James also conducted additional business due diligence and discussed with management of RSYS the preparation of a management presentation and supplemental financial information package for purposes of sharing with potentially interested parties.

On March 14, 2018, Baker McKenzie advised the Board of Directors on its fiduciary duties. RSYS, Raymond James and Baker McKenzie held an organizational conference call to kick-off the process and identify potential buyers that presented the highest likelihood of having an interest in acquiring RSYS. Over several weeks, Raymond James solicited approximately 25 potential buyers regarding their interest in participating in the process.

Later on March 14, 2018, representatives of RSYS and Raymond James spoke with representatives of RIL regarding RIL’s interest in RSYS and the process that RSYS was contemplating.

Later on March 14, 2018, representatives of Raymond James spoke with Party G, a foreign publicly traded technology company, regarding its interest in RSYS and the process that RSYS was contemplating.

On March 15, 2018, RSYS established a virtual data room for due diligence materials. Of the approximately 25 potential buyers Raymond James initially solicited, six of these parties expressed interest in exploring a potential transaction involving RSYS.

Later on March 15, 2018, representatives of Raymond James spoke with Party A regarding its interest in RSYS and the process that RSYS was contemplating.

On March 16, 2018, RSYS entered into a formal engagement letter with Raymond James.

Later on March 19, 2018, representatives of Raymond James spoke with Party C regarding its interest in RSYS and the process that RSYS was contemplating.

On March 20, 2018, representatives of Raymond James spoke further with representatives of RIL regarding RIL’s interest in RSYS and the process that RSYS was contemplating.

On March 22, 2018, RSYS entered into an extension of the prior non-disclosure agreement with Party A.

On March 23, 2018, with the authorization of the Board of Directors, Raymond James sent potential bidders a process letter requesting non-binding proposals by no later than May 7, 2018.

On March 24, 2018, RSYS granted access to the virtual data room for all potential bidders who had signed a non-disclosure agreement.

On March 25, 2018, RSYS entered into a non-disclosure agreement with Party G with customary standstill provisions.

On March 28, 2018, representatives of Raymond James and Baker McKenzie met telephonically with the Board of Directors to provide an update on the process.

On April 4, 2018, representatives of Raymond James and Baker McKenzie met telephonically with the Board of Directors to provide an update on the process.

Later on April 4, 2018, Party H, a venture advisory firm, sent an email to a director of RSYS asking about RSYS’s interest in a potential bid. Party H did not submit a proposal or request to perform due diligence.

On April 5, 2018, representatives of Raymond James spoke with Party I, a provider of information technology, regarding its interest in RSYS and the process that RSYS was contemplating. Later on April 5, 2018, RSYS entered into a non-disclosure agreement with Party I with customary standstill provisions.

On April 6, 2018, representatives of Raymond James and the management of RSYS met telephonically with representatives of RIL and certain of its advisors to discuss certain financial and tax due diligence.

On April 9, 2018, RSYS released its preliminary first quarter revenue results and non-GAAP earnings per share results.

On April 10, 2018, representatives of Raymond James and the management of RSYS met telephonically with Party G and certain of its advisors to discuss certain financial and tax due diligence matters.

On April 12, 2018, representatives of Party G met with the management of RSYS at KPMG’s offices in Portland, Oregon to discuss a potential transaction and due diligence.

On April 17, 2018, representatives of Raymond James met with the Board of Directors at a meeting in Dallas, Texas to provide an update on the process of the transaction, interactions with prospective interested parties and potential timing, as well as next steps in facilitating such evaluations.

On April 18, 2018, representatives of Party C met with the management of RSYS in Dallas, Texas to discuss a potential transaction and due diligence. Later on April 18, 2018, representatives of Raymond James spoke further with Party G regarding RSYS’s and Party G’s interest in a potential transaction. Later that evening, Party I and Party A informed representatives of Raymond James that they were no longer interested in pursuing a potential transaction with RSYS.

On April 23, 2018, representatives of Raymond James held a conference call with representatives of Party C to review additional due diligence questions regarding RSYS.

On April 24, 2018, representatives of Raymond James and the management of RSYS conducted a video conference presentation related to certain due diligence matters including an overview of the Company’s operations and financial expectations with representatives of RIL.

On April 26, 2018, representatives of Raymond James spoke further with Party G regarding RSYS and Party G’s interest in a potential transaction. Later on April 26, 2018, representatives of Raymond James spoke further with Party C regarding RSYS and Party C’s interest in a potential transaction.

On April 30, 2018, Party D informed representatives of Raymond James that they were no longer interested in pursuing a potential transaction with RSYS.

On May 1, 2018, RSYS filed its first fiscal quarter earnings report with the SEC.

On May 3, 2018, representatives of Raymond James held a conference call with representatives of Party G to review additional due diligence questions regarding RSYS.

On May 4 and 5, 2018, representatives of Raymond James spoke further with representatives of RIL regarding the potential transaction.

On May 7, 2018, representatives of Raymond James held a conference call with representatives of Party G to discuss additional questions on RSYS and Party G’s potential interest in making a proposal. Later on May 7, 2018, the initial indications of interest were due and RSYS received proposals from RIL and Party G. RIL proposed an acquisition for $1.65 per share and Party G proposed an acquisition for a range from $0.92 to $1.05 per share.

On May 8, 2018, the Board of Directors held a meeting and representatives of Raymond James and Baker McKenzie provided an update on the process of the transaction, reviewed the initial acquisition proposals received and discussed potential timing and next steps in facilitating such interest.

On May 9, 2018, at the direction of the Board of Directors, representatives of Raymond James spoke with representatives of Party G regarding its initial indication and the need to increase its proposed valuation range if it desired to proceed further with its evaluation of RSYS.

On May 10, 2018, Party C informed representatives of Raymond James that it was no longer interested in pursuing a potential transaction with RSYS. Later on May 10, 2018, representatives of Raymond James and the management of RSYS met telephonically to discuss certain due diligence matters relating to the interest of potential buyers and the Board of Directors held a conference call with representatives of Raymond James and Baker McKenzie to discuss updates to the marketed sale process.

On May 11, 2018, Party G submitted a revised proposal for a range from $1.05 to $1.25 per share.

On May 12, 2018, representatives of Raymond James spoke further with representatives of RIL regarding RSYS and the potential transaction.

On May 14, 2018, Baker McKenzie distributed a draft of the merger agreement to the Board of Directors for review in connection with the potential distribution to the remaining bidders and their second round bids.

On May 15, 2018, RIL sent an updated proposal clarifying its understanding of the outstanding capitalization of RSYS.

On May 16, 2018, the Board of Directors held a conference call with representatives of Baker McKenzie and Raymond James to discuss updates to the marketed sale process, interactions with prospective interested parties and potential timing and next steps in facilitating such evaluations. In such discussions, the Board of Directors instructed Raymond James to distribute second round bid instruction letters and a draft of the merger agreement to each of the remaining bidders.

On May 17, 2018, Raymond James sent out bid process letters for a second round to RIL and Party G, requesting final proposals along with a proposed mark-up of the draft merger agreement by no later than June 1, 2018.

On May 18, 2018, representatives of Raymond James spoke with the chairman of RSYS regarding the process of the transaction. Later on May 18, 2018, at the direction of the Board of Directors, representatives of Raymond James spoke with representatives of Party G to inform them that RSYS would extend further access to its due diligence review of RSYS.

Beginning on May 19, 2018 and continuing through June 29, 2018, RIL and its advisors conducted a due diligence review of RSYS, holding numerous calls to discuss outstanding due diligence matters related to a variety of topics, including with respect to regulatory, antitrust, intellectual property, human resources and tax-related matters. Over this period, RIL submitted numerous due diligence requests to RSYS and RSYS extended additional access for RIL for its due diligence review of RSYS in response to such requests.

On May 21, 2018, representatives of Raymond James spoke with representatives of RIL regarding RSYS. Later on May 21, 2018, management of RSYS and representatives of Raymond James met telephonically with Party G to discuss further due diligence matters relating to RSYS and the opportunity for the businesses on a combined basis. Also on May 21, 2018, RSYS entered into an amendment to the Marquette Credit Agreement.

From May 22, 2018 to May 23, 2018, the management of RSYS and representatives of Raymond James met with Party G in Portland, Oregon to discuss further due diligence matters relating to RSYS and the opportunity for the businesses on a combined basis.

On May 23, 2018, the Board of Directors held conference calls to discuss updates to the marketed sale process.

On May 24, 2018, representatives of Raymond James spoke with Party G to discuss certain follow-up questions from the meetings conducted over the prior two days.

On May 25, 2018, representatives of Raymond James spoke with representatives of each of Party G and RIL regarding RSYS and the potential transaction.

On May 27, 2018 and May 28, 2018, representatives of Raymond James spoke with the management of RSYS regarding certain financial due diligence related matters.

On May 29, 2018, representatives of Raymond James and management of RSYS met telephonically with Party G and certain of its advisors to discuss certain financial and tax due diligence matters.

On May 30, 2018, the Board of Directors held conference calls to discuss updates to the marketed sale process.

On May 31, 2018, Covington & Burling LLP, which we refer to as Covington, counsel to RIL, Baker McKenzie and Raymond James held a conference call to discuss certain regulatory approval requirements.

On May 31, 2018, representatives of Raymond James spoke with representatives of each of Party G and RIL regarding RSYS and the potential transaction.

On June 1, 2018, Raymond James, at the instruction of RSYS, provided RIL and Party G with updated capitalization and balance sheet data on RSYS. Later on June 1, 2018, RIL requested an extension of one day to submit a final proposal. RSYS granted the one day extension.

On June 2, 2018, RIL submitted a proposal to acquire RSYS at $1.65 per share, including a break-up fee of approximately $3,250,000, along with a proposed mark-up of the draft merger agreement. The proposal was conditioned on RSYS entering into an exclusive negotiations agreement for a three week period.

On June 4, 2018, Party G submitted a final proposal to acquire RSYS at $1.50 per share, including a break-up fee of approximately $2,270,000, subject to confirmatory due diligence expected to be completed by mid-July and a 45 day exclusivity period. Later on June 4, 2018, representatives of Raymond James spoke with representatives of RIL regarding RIL’s proposal and certain clarifying matters related to the terms therein. Later on June 4, 2018, RSYS, the Board of Directors, Raymond James and Baker McKenzie held a conference call to review the proposals that were submitted in the second round.

On June 5, 2018, representatives of Raymond James spoke with the Board of Directors regarding the proposals that were submitted in the second round.

On June 6, 2018, the Board of Directors held a meeting to review the terms of the updated proposals, Raymond James gave an update on valuation metrics, and Baker McKenzie reviewed key merger agreement issues. Baker McKenzie then advised the directors on their fiduciary duties. The Board of Directors then authorized the management of RSYS to enter into an exclusivity agreement for up to three weeks with RIL. Also on June 6, 2018, Covington and Baker McKenzie held a conference call to discuss regulatory approval requirements.

On June 8, 2018, representatives of Covington and Baker McKenzie discussed regulatory approval requirements by telephone. Later on June 8, 2018, representatives of Raymond James spoke further with representatives of each of Party G and RIL regarding RSYS.

From June 8, 2018, to June 9, 2018, at the direction of the Board of Directors, representatives of Raymond James spoke with representatives of RIL about RIL’s letter of intent and indicated that, in order for the Board of Directors to consider a grant of exclusivity, (a) the offer price per share would need to be increased and (b) the time period for exclusivity would need to be shortened. After a series of discussions, representatives of RIL indicated a willingness of RIL to increase its price per share to $1.72 and to shorten its request for exclusivity and the timeline in which it would execute a definitive merger agreement to June 29, 2018. Raymond James indicated that RIL should put its revised proposal in writing in order for the Board of Directors to more fully consider it.

On June 9, 2018, the Board of Directors held a meeting with representatives of Raymond James and Baker McKenzie to discuss the proposals received and potential next steps. The Board of Directors instructed Raymond James to inform RIL that RSYS would be willing to enter into a limited period of exclusivity should RIL deliver its revised offer of $1.72 per share in an updated written proposal.

On June 10, 2018, Raymond James sent letters on behalf of RSYS to all potential bidders under non-disclosure agreements with RSYS waiving the standstill provision to the limited extent necessary for such parties to submit confidential proposals to the Board of Directors.

On June 11, 2018, RIL submitted a revised proposal with an increased purchase price of $1.72 per share as well as a markup of the merger agreement, and RSYS and RIL entered into an exclusive negotiations agreement that would expire on June 29, 2018.

On June 13, 2018, the Board of Directors held a meeting with Baker McKenzie and Raymond James to discuss updates to the transaction process.

On June 14, 2018, Baker McKenzie sent a revised draft of the merger agreement to Covington, which deleted the CFIUS filing covenant and condition, and proposed a break-up fee equal to 3.0% of the transaction value; eliminated the requirement that any acquisition proposal must be all cash to qualify as an acquisition proposal; provided exceptions to the interim operating covenant to permit RSYS to continue to incur indebtedness in the ordinary course of business and to continue to make capital expenditures in accordance with its annual operating plan; inserted certain customary carve-outs to the definition of “Material Adverse Effect”; and limited the number of times that RIL would have the right to match a superior proposal.

On June 18, 2018, representatives of each of Raymond James and RIL had several calls throughout the day regarding the merger transaction and accompanying process.

On June 19, 2018, Covington sent a revised draft of the merger agreement, which rejected various proposals made by RSYS in its prior draft and proposed a break-up fee equal to 4.5% of transaction value.

On June 20, 2018, representatives of Raymond James and Baker McKenzie met telephonically with the Board of Directors to provide an update on the process of the transaction and review the list of open issues, the revised drafts of the merger agreement and the disclosure letter. Management also provided the Board of Directors with an update on the current and anticipated financial performance of RSYS. Later on June 20, 2018, representatives of Raymond James, Baker McKenzie and management of RSYS held a conference call to discuss certain matters related to the merger agreement.

On June 21, 2018, representatives of RSYS and RIL held a conference call to discuss RSYS’s financial position, cash flow and access to capital resources.

Between June 21, 2018 and June 29, 2018, varying combinations of representatives of RIL, RSYS, Raymond James, Covington and Baker McKenzie held numerous conference calls to negotiate the merger agreement and disclosure letter with significant focus on closing certainty, regulatory approvals, continued access to debt capital resources and deal protection measures, including the size of the termination fee potentially payable.

On June 24, 25, 26 and 27, 2018, representatives of Raymond James and Baker McKenzie met telephonically with the Board of Directors to provide updates on the process of the transaction and the status of the Merger Agreement.

On June 27, 2018, Mike Hluchyj, a member of the Board of Directors, spoke with representatives of RIL regarding certain HR due diligence matters, none of which involved post-closing executive officer compensation matters.

On June 28, 2018, Covington sent a revised draft of the merger agreement to Baker McKenzie, which accepted that an acquisition proposal need not be all cash to qualify as a superior proposal; agreed that, in the event of a willful breach by RIL, RSYS would be permitted to sue for damages based on the loss of value suffered by its shareholders; provided for an automatic extension of the outside date to January 31, 2019 if CFIUS approval was not received by December 28, 2018, at which point only RSYS would have a termination right until the final outside date of July 1, 2019; and provided that a default under the Marquette Credit Agreement or Hale Note Purchase Agreement or a reduction in borrowing base would not be a basis for a Material Adverse Effect under certain circumstances.

Later on June 28, 2018, representatives of each of RSYS, RIL, Raymond James, Covington and Baker McKenzie held a conference call to negotiate the merger agreement and disclosure letter.

During the evening of June 28, 2018, the Board of Directors held a board meeting. At the meeting, Baker McKenzie presented a summary of the issues that had been negotiated with RIL and the proposed resolution thereof, and reviewed the then-current drafts of the merger agreement and the disclosure letter. The Board of Directors approved amendments to the Hale Note Purchase Agreement and the Marquette Credit Agreement to permit entering into the merger agreement with RIL.

On June 29, 2018, representatives of each of RSYS, RIL, Raymond James, Covington and Baker McKenzie held conference calls to negotiate the merger agreement and the disclosure letter and exchanged drafts of the same. That afternoon, Baker McKenzie sent Covington another revised draft of the disclosure letter.

In the morning on June 29, 2018, representatives of Raymond James and Baker McKenzie met telephonically with the Board of Directors to provide an update on the process of the transaction.

Later on June 29, 2018, the Board of Directors held a meeting attended by Raymond James and Baker McKenzie, during which representatives of Raymond James rendered an oral opinion as to the fairness, from a financial point of view, of the consideration to be received in connection with the merger, which was subsequently confirmed by delivery of a written opinion to the RSYS Board of Directors dated June 29, 2018. The Board of Directors reviewed the revised draft of the merger agreement and disclosure letter and unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated thereby were fair to and in the best interests of RSYS and its shareholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated thereby, (iii) authorized RSYS to enter into the merger agreement , (iv) directed that the merger be submitted to the shareholders of RSYS for adoption and (v) resolved to recommend that RSYS’s shareholders vote in favor of the adoption of the merger agreement and approval of the merger and the other transactions contemplated thereby.

At 4:00 pm EDT on June 29, 2018, RSYS’s stock price closed at $0.70 per share. The parties signed the merger agreement.

After the market closed on June 29, 2018, RSYS issued a press release announcing the execution of the merger agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously: (i) determined that the form, terms and provisions of the Merger Agreement, the Merger and the other transactions contemplated thereby represent a transaction that is advisable for, fair to and in the best interests of RSYS and its shareholders; and (ii) adopted and declared advisable the Merger Agreement and the consummation by RSYS of the Merger and the other transactions contemplated thereby in all respects.

The Board of Directors unanimously recommends that you vote: (i) “FOR” the approval of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby; (ii) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby at the time of the Special Meeting; and (iii) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable by RSYS to its named executive officers in connection with the Merger.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with RSYS management, and representatives of its financial advisor and outside legal counsel. In determining that the Merger Agreement, the Merger and the other transactions contemplated thereby represent a transaction that is advisable for, fair to and in the best interests of RSYS and its shareholders, approving, adopting and declaring advisable the Merger Agreement and the consummation by RSYS of the Merger and the other transactions contemplated thereby in all respects and recommending that shareholders vote in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby, the Board of Directors considered a number of factors (which factors are not necessarily presented in order of relative importance), including the following:

•	the fact that the all-cash Merger Consideration will provide certainty of value and liquidity to shareholders, while eliminating the effect of long-term business and execution risk to shareholders.

•

the relationship of the $1.72 Merger Consideration to the trading price of our common stock, including that the Merger Consideration constituted a premium of approximately (i) 136% from the average closing price of our common stock in the 30 calendar day period prior to June 29, 2018 and (ii) 146% from the closing price of our common stock on June 29, 2018.

•	the recent and historical market prices of our common stock.

•	its belief, based on discussions and negotiations with RIL, that the $1.72 per share was the highest price RIL would be willing to pay.

•	the fact that RIL increased the merger consideration to $1.72 per share from RIL’s initial proposal on May 7, 2018 of $1.65 per share.

•	the thorough review of RSYS’s strategic and financial alternatives, including that:

•

at the direction of the Board of Directors, representatives of RSYS’s financial advisor contacted a total of 25 potential strategic and financial buyers, including RIL, in an effort to obtain the best value reasonably available to shareholders;

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its belief that it was unlikely that another party would be willing to pay more than $1.72 in cash in light of the fact that RSYS actively negotiated increases in the offers made by potential buyers, including RIL; and

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the oral opinion of Raymond James, subsequently confirmed in writing, delivered to the Board of Directors that, as of June 29, 2018 and based upon and subject to the factors, assumptions, considerations, limitations and other matters set forth in its opinion, the $1.72 Merger Consideration to be received by the holders of our common stock, other than holders of excluded shares, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement captioned “- Opinion of Raymond James & Associates, Inc.”

•	the terms of the Merger Agreement and the related agreements, including:

•	RSYS’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding alternative acquisition proposals;

•

RSYS’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to RIL’s ability to match such Superior Proposal and subject to paying RIL a termination fee of $2.95 million and other conditions of the Merger Agreement;

•	the fact that the Board of Directors believed that the termination fee of $2.95 million is reasonable and not preclusive of other offers;

•	sufficient operating flexibility for RSYS to conduct its business in the ordinary course between the execution of the Merger Agreement and the consummation of the Merger;

•	the fact that the definition of “material adverse effect” has a number of customary carve-outs and is generally a high standard applied by courts;

•	RSYS’s entitlement to specific performance to prevent breaches of the Merger Agreement;

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RSYS’s entitlement, in the event of a willful and intentional breach of the Merger Agreement by RIL, to seek damages taking into account the losses, damages and other liabilities suffered by the RSYS shareholders;

•	that the Merger is subject to the approval of holders of a majority of the outstanding shares of common stock of RSYS; and

•	the Board of Directors’ view that the Merger Agreement was the product of arms’ length negotiation and contained customary terms and conditions.

•	the Board of Directors’ understanding of RSYS’s business and operations, and its current and historical results of operations, financial prospects and condition.

•

the perceived risk of continuing as an independent public company or pursuing other alternatives, including (i) the continuation of RSYS’s business plan as an independent enterprise, including RSYS’s cash constraints to meet its business growth plans and perceived inability to raise additional capital on economically reasonable terms; (ii) modifications to RSYS’s strategy and product direction, including the execution on the business plan; (iii) potential expansion opportunities into new business lines through acquisitions and combinations of RSYS with other businesses; and (iv) potential divestitures of one or more product lines.

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the competitive landscape and the dynamics of the market for RSYS’s products and technology, and the assessment that other alternatives were not reasonably likely to create greater value for shareholders than the Merger, taking into account execution risk as well as business, competitive, industry and market risk.

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the Board of Directors’ view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a Superior Proposal, including the Merger Agreement’s terms and conditions as they relate to changes in the recommendation of the Board of Directors and the belief that the termination fee potentially payable to RIL is reasonable in light of the circumstances, consistent with comparable transactions and not preclusive of other offers (see the sections of this proxy statement captioned “The Merger Agreement - Other Covenants Under the Merger Agreement - Acquisition Proposals” and “The Merger Agreement - Other Covenants Under the Merger Agreement - Change in the Recommendation of RSYS’s Board of Directors”).

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

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the fact that the announcement and pendency of the Merger, or the risks and costs to RSYS if the Merger does not close, could result in the diversion of management and employee attention, and potentially have a negative effect on our business and relationships with customers and suppliers.

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the fact that shareholders will not participate in any future earnings or growth of RSYS and will not benefit from any appreciation in value of RSYS, including any appreciation in value that could be realized as a result of improvements to our operations.

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the requirement that RSYS pay RIL a termination fee of $2.95 million under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement to accept a Superior Proposal.

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the restrictions on the conduct of RSYS’s business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent RSYS from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, RSYS might have pursued.

•	the fact that an all cash transaction would be taxable to RSYS’s shareholders that are U.S. persons for U.S. federal income tax purposes.

•	the fact that under the terms of the Merger Agreement, RSYS is unable to solicit other acquisition proposals during the pendency of the Merger.

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the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of RSYS management required to complete the Merger, which may disrupt our business operations.

•	the fact that RSYS’s business, sales operations and financial results could suffer in the event that the Merger is not consummated.

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of our common stock.

•	the fact that the completion of the Merger will require antitrust clearance in Cyprus and CFIUS clearance, which may result in delays to complete the Merger.

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the fact that RSYS’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of RSYS’s other shareholders (see below in the section of this proxy statement captioned “- Interests of RSYS’s Directors and Executive Officers in the Merger”).

The foregoing discussion is not meant to be exhaustive, but summarizes many, if not all, of the material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied such director’s own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and recommends that shareholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby based upon the totality of the information presented to and considered by the Board of Directors.

Opinion of Raymond James & Associates, Inc.

RSYS retained Raymond James as financial advisor to the RSYS Board of Directors on March 16, 2018 pursuant to an engagement letter. Pursuant to that engagement letter, the RSYS Board of Directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of our outstanding common stock (other than the holders of excluded shares), which we refer to as “holders” for purposes of this section, of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

At the June 29, 2018 meeting of the RSYS Board of Directors, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the RSYS Board of Directors dated June 29, 2018, that, as of such date, the Merger Consideration to be received by the holders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders, based upon and subject to the qualifications, assumptions, procedures, limitations on the scope of review undertaken and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex B to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. You are urged to read the opinion in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Raymond James in preparing its opinion. You should read this section together with the information under “- Management Projections,” below which describes the financial projections prepared by the management of RSYS relating to RSYS for the periods ending December 31, 2018; December 31, 2019; and December 31, 2020, as approved for Raymond James’ use by RSYS, which Raymond James used, with our instruction and approval, as part of the bases for and methods of arriving at its opinion, and which we refer to in this section as the “Management Projections”.

Raymond James provided its opinion for the information of the RSYS Board of Directors (solely in its capacity as such) in connection with, and for purposes of, the consideration of the RSYS Board of Directors of the Merger, and Raymond James’ opinion only addresses whether the Merger Consideration to be received by the holders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders. The Raymond James opinion does not constitute a recommendation to any shareholder of RSYS as to how such shareholder should vote with respect to the Merger.

In connection with its review of the proposed Merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the Merger Agreement dated June 28, 2018, which we refer to in this section as the “Draft Agreement”;

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reviewed certain information related to the historical, current and future operations, financial condition and prospects of RSYS made available to Raymond James by RSYS, including, but not limited to, the Management Projections;

•	reviewed RSYS’s recent public filings and certain other publicly available information regarding RSYS;

•	reviewed financial, operating and other information regarding RSYS and the industry in which it operates;

•	reviewed the financial and operating performance of RSYS and those of other selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

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reviewed the current and historical market prices for RSYS’s common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other factors, as Raymond James deemed appropriate;

•

reviewed a certificate addressed to Raymond James from a member of senior management of RSYS, regarding, among other things, the accuracy of the information, data and other materials (financial and otherwise) provided to, or otherwise discussed with, Raymond James by or on behalf of RSYS; and

•	discussed with members of the senior management of RSYS certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With the consent of the RSYS Board of Directors, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of RSYS, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of RSYS. With respect to the Management Projections and any other information and data provided to, or otherwise reviewed by or discussed with, Raymond James, Raymond James, with the consent of the RSYS Board of Directors, assumed that the Management Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of RSYS, and Raymond James relied upon RSYS to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Management Projections or the assumptions on which they were based. Raymond James relied upon and assumed, without independent verification, that the final form of the Merger Agreement would be substantially similar to the Draft Agreement reviewed by Raymond James and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver of, or amendment to, any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger or RSYS that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger, or the availability or advisability of any alternatives to the Merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the RSYS Board of Directors to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been, or would be, obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of the RSYS Board of Directors, on the fact that RSYS was assisted by legal, accounting and tax advisors, and, with the consent of the RSYS Board of Directors, relied upon and assumed the accuracy and completeness of the assessments by RSYS and its advisors as to all legal, accounting and tax matters with respect to RSYS and the Merger.

In formulating its opinion, Raymond James considered only the Merger Consideration to be received by the holders, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of RSYS, or such class of persons, in connection with the Merger whether relative to the Merger Consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of RSYS, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (ii) the fairness of the Merger to any one class or group of RSYS’s or any other party’s security holders or other constituents vis-à-vis any other class or group of RSYS’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the Merger on the solvency or viability of RSYS or RIL or the ability of RSYS or RIL to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the RSYS Board of Directors at its meeting on June 29, 2018. No company or transaction used in the analyses described below is identical or directly comparable to RSYS, RIL or the Merger.

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of the following nine publicly-traded companies in the communications infrastructure industry with equity market values less than $500 million that it deemed relevant:

•	Calix, Inc.

•	Ceragon Networks Ltd.

•	Enea AB

•	AudioCodes Ltd.

•	Eurotech SpA

•	Allot Communications Ltd.

•	UTStarcomm Holdings Corp.

•	PCTEL, Inc.

•	Smith Micro Software, Inc.

Although none of the selected companies are directly comparable to RSYS, the selected companies were chosen because they share, in Raymond James’ professional judgment and experience, similar industry and similar business characteristics with RSYS, including type of products or services offered and business model or target market, or have similar operating characteristics. Raymond James determined, using its professional judgment, that the selected companies were the most appropriate for purposes of this analysis.

Raymond James calculated various financial multiples for each selected company, including enterprise value (defined as equity market value plus debt, plus preferred stock, plus minority interests, less cash and equivalents and, in the case of RSYS, plus the value of warrant make-whole payments, if any, that would become due under the Hale Note Purchase Agreement upon the consummation the Merger) compared to (i) revenue for the most recent twelve months ended May 31, 2018, in the case of RSYS, or the most recently reported twelve months, in the case of the selected companies, which we refer to as “LTM”; (ii) revenue for the most recent twelve months ended May 31, 2018, in the case of RSYS, as adjusted for certain revenues that RSYS management does not expect to be an ongoing part of RSYS’s business, as well as to Wall Street research analysts’ projected revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, for the selected companies for calendar years ending December 31, 2018 and 2019, which we refer to as “2018E” and “2019E”; and (iii) projected revenue and EBITDA for RSYS for 2018E and 2019E based upon the Management Projections. The estimates published by Wall Street research analysts were not prepared in connection with the Merger or at the request of Raymond James. Raymond James reviewed the 25th percentile, median, mean, and 75th percentile relative valuation multiples of the selected companies and compared them to corresponding valuation multiples for RSYS implied by the Merger Consideration. All financial multiples greater than 25x or that were negative were excluded from the calculation of the multiples because they were considered not meaningful. The results of the selected companies analysis are summarized below:

	Enterprise Value / Revenue				Enterprise Value / EBITDA
	LTM	LTM - Adjusted[1]	2018E	2019E	2018E		2019E
25th Percentile	0.8x	0.8x	0.8x	0.8x	7.6x		7.4x
Median	1.0x	1.0x	0.9x	0.9x	11.7x		9.7x
Mean	1.3x	1.3x	1.2x	1.2x	11.6x		11.5x
75th Percentile	1.9x	1.9x	1.4x	1.4x	15.6x		17.4x
Merger Consideration	0.8x	1.1x	1.0x	1.0x	NM	[2]	15.3x

Raymond James applied the 25th percentile, median, mean, and 75th percentile relative valuation multiples for each of the metrics to RSYS’s revenue for the most recent twelve months ended May 31, 2018, to RSYS’s revenue for the most recent twelve months ended May 31, 2018, as adjusted for certain revenues that RSYS management does not expect to be an ongoing part of RSYS’s business, and to RSYS’s projected revenue and EBITDA for 2018E and 2019E based upon the Management Projections so as to determine the implied equity price per share of RSYS’s common stock. Raymond James then compared those implied equity values per share to the Merger Consideration. The results of this analysis are summarized below:

	Enterprise Value / Revenue				Enterprise Value / EBITDA
	LTM	LTM - Adjusted(1)	2018E	2019E	2018E	2019E
25th Percentile	$1.73	$1.22	$1.24	$1.25	$0.12	$0.57
Median	2.06	1.50	1.49	1.34	0.47	0.93
Mean	2.86	2.16	2.05	1.95	0.47	1.18
75th Percentile	4.13	3.15	2.52	2.44	0.81	2.00
Merger Consideration	$1.72	$1.72	$1.72	$1.72	$1.72	$1.72

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to the following selected acquisitions, announced dates below, of companies operating in the communications

[1]

“LTM Revenue - Adjusted” is adjusted to account for revenue associated with the loss of a major customer in RSYS’s DC Engine business and the winding down of certain customers in RSYS’s Embedded Products segment, neither of which is expected by RSYS management to be an ongoing part of RSYS’s stand-alone business.

[2]	Calculated for informational purposes as 26.6x

infrastructure industry with transaction enterprise values less than $250 million and prepared a summary of the relative valuation multiples paid in these transactions:

•	Acquisition of Openwave Mobility, Inc by Enea AB (April 27, 2018)

•	Acquisition of Kontron AG by S&T Deutschland Holding AG (February 15, 2017)

•	Acquisition of Qosmos SA by Enea AB (October 24, 2016)

•	Acquisition of Meru Networks, Inc by Fortinet, Inc (May 27, 2015)

•	Acquisition of Dialogic Inc by Novacap Investments (October 10, 2014)

•	Acquisition of Procera Networks Inc by Francisco Partners Management LP (April 21, 2014)

•	Acquisition of Performance Technologies, Inc. by Sonus Networks, Inc. (December 13, 2013)

•	Acquisition of Network Engines Inc. by Unicom Systems, Inc. (June 18, 2012)

•	Acquisition of Openwave Systems Inc. by Marlin Equity Partners (April 30, 2012)

•	Acquisition of Continuous Computing Corporation by Radisys Corporation (May 3, 2011)

•	Acquisition of Ulticom, Inc. by Platinum Equity (October 12, 2010)

•	Acquisition of TTI Team Telecom International Ltd. by TEOCO Corporation (June 8, 2010)

•	Acquisition of the Platform Business of NMS Communications Corporation by Dialogic Corporation (September 12, 2008)

Although none of the selected transactions are directly comparable to the Merger, the selected transactions were chosen because they share, in Raymond James’ professional judgment and experience, similar industry and similar business characteristics with RSYS, including type of products or services offered and business model or target market, or have similar operating characteristics. Raymond James determined, using its professional judgment, that the selected transactions were the most appropriate for purposes of this analysis.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ revenue for the twelve months ended prior to announcement of the transaction, where such information was publicly available. Raymond James reviewed the 25th percentile, median, mean, and 75th percentile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for RSYS implied by the Merger Consideration. Furthermore, Raymond James applied the 25th percentile, median, mean, and 75th percentile relative valuation multiples to RSYS’s revenue for the most recent twelve months ended May 31, 2018, and RSYS’s revenue for the most recent twelve months ended May 31, 2018, as adjusted for certain revenues that RSYS management does not expect to be an ongoing part of RSYS’s business, in order to determine the implied equity price per share, and it then compared those implied equity values per share to the Merger Consideration. The results of the selected transactions analysis are summarized below:

	Enterprise Value		Implied Equity Price Per Share
	LTM Revenue	LTM Revenue - Adjusted(1)	LTM Revenue	LTM Revenue - Adjusted
25th Percentile	0.4x	0.4x	$0.54	$0.28
Median	0.5x	0.5x	0.84	0.52
Mean	1.2x	1.2x	2.62	1.97
75th Percentile	1.8x	1.8x	3.93	2.99
Merger Consideration	0.8x	1.1x	$1.72	$1.72

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of RSYS’s projected free cash flows for the years ending December 31, 2018, December 31, 2019, and December 31, 2020,

on a standalone basis. In its analysis, Raymond James used unlevered free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on the Management Projections. Consistent with the periods reflected in the Management Projections, Raymond James used calendar year 2020 as the final year for the analysis and applied terminal multiples, selected in Raymond James’ professional judgment and experience, ranging from 8.0x to 12.0x, to calendar year 2020 EBITDA in order to derive a range of terminal values for RSYS in 2020. Additionally, Raymond James performed an analysis based on the outstanding balance of Net Operating Losses, which we refer to as “NOLs,” as of December 31, 2017, provided by RSYS management to evaluate the additional potential equity value of RSYS’s standalone tax attributes, on a present value basis.

The projected unlevered free cash flows, NOL tax savings and terminal values were discounted using rates ranging from 12.0% to 16.0%, which, based on Raymond James’ professional judgment and experience, reflected the weighted average after-tax cost of debt and equity capital associated with executing RSYS’s business plan. The resulting range of present enterprise values was adjusted by RSYS’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per RSYS share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per RSYS share implied by the Merger Consideration. The results of the discounted cash flow analysis, based on a terminal multiple, are summarized below:

Equity Value/ Per Share
Minimum	$0.63
Maximum	1.09
Merger Consideration	1.72

Additionally, Raymond James performed a second discounted cash flow analysis based on the Management Projections which calculated the terminal value utilizing a perpetual growth methodology. Consistent with the periods included in the Management Projections, Raymond James used calendar year 2020 as the final year for the analysis and, based on Raymond James’ professional judgment and experience, applied a perpetual growth rate, ranging from 2.0% to 4.0%, to calendar year 2020 free cash flow in order to derive a range of terminal values for RSYS in 2020. Additionally, Raymond James performed an analysis based on the outstanding NOLs provided by RSYS management, as noted above.

The projected unlevered free cash flows, NOL tax savings, and terminal values were discounted using rates ranging from 12.0% to 16.0%, which, based on Raymond James’ professional judgment and experience, reflected the weighted average after-tax cost of debt and equity capital associated with executing RSYS’s business plan. The resulting range of present enterprise values was adjusted by RSYS’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per RSYS share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per RSYS share implied by the Merger Consideration. The results of the discounted cash flow analysis, based on a perpetual growth rate, are summarized below:

Equity Value/ Per Share
Minimum	$0.76
Maximum	$1.54
Merger Consideration	$1.72

Additional Considerations. The discussion set forth above is a summary of the financial analyses presented by Raymond James to the RSYS Board of Directors in connection with its opinion and is not a comprehensive description of the analyses undertaken by Raymond James in connection with its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather it made qualitative judgments as to the significance and relevance of each analysis and factor; consequently the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of RSYS.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of RSYS. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the RSYS Board of Directors and were prepared solely as part of the analysis performed by Raymond James of the fairness, from a financial point of view, to the holders of the Merger Consideration to be received by such holders in connection with the proposed Merger pursuant to the Merger Agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the RSYS Board of Directors in making its determination to approve the Merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the views of the RSYS Board of Directors or RSYS management with respect to RSYS, RIL or the Merger. Raymond James provided advice to RSYS with respect to the proposed Merger. Raymond James did not, however, recommend any specific amount of consideration to the RSYS Board of Directors or that the Merger Consideration constituted the only appropriate consideration for the Merger. RSYS placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on June 28, 2018, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to reevaluate its opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of RSYS since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

During the two years preceding the date of Raymond James’ written opinion, Raymond James has not been engaged by, performed services for or received any compensation from RSYS (other than any amounts that were paid to Raymond James under the engagement letter described in this proxy statement pursuant to which Raymond James was retained as a financial advisor to RSYS to assist in reviewing strategic alternatives). In addition, during the two years preceding the date of Raymond James’ written opinion, Raymond James has not been engaged by, performed services for or received any compensation from, RIL.

For services rendered in connection with Raymond James’ engagement, RSYS paid Raymond James a fee of $300,000 upon delivery of its opinion, $250,000 of which related to the opinion itself and which fee was not contingent on the successful completion of the Merger or the conclusion reached in Raymond James’ opinion and $50,000 of which was payable by RSYS as an initial retainer payment and was not contingent on the rendering of the opinion or the consummation of the Merger. RSYS will pay Raymond James a fee of approximately $4.3 million for advisory services in connection with the Merger (after taking into account a credit of the $300,000 in fees referenced above), which remaining portion is contingent upon the closing of the Merger. RSYS also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of RSYS and/or RIL for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to RSYS and/or RIL or other participants in the Merger in the future, for which Raymond James may receive compensation.

Management Projections

In our press releases announcing quarterly and annual operating results, RSYS has from time to time publicly provided projections as to our future financial performance. RSYS does not otherwise publicly disclose projections as to future financial performance due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates as to future events contained therein. However, in connection with the comprehensive strategic and financial review process undertaken in connection with the Merger and as described in this proxy statement, RSYS management prepared a set of financial projections which was provided to representatives of Raymond James, the representatives of RIL and certain other potential purchasers, which we refer to as the “Management Projections.” The Management Projections were the only financial forecasts with respect to RSYS provided by RSYS for use by Raymond James in performing its financial analyses during the strategic and financial review process.

The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement only because they were provided to the Board of Directors, representatives of Raymond James, representatives of RIL and other potential purchasers in the strategic and financial review process. The Management Projections were not prepared with a view to compliance with (i) U.S. generally accepted accounting principles applied on a consistent basis, which we refer to as “GAAP”; (ii) the published guidelines of the SEC regarding projections and forward-looking statements; or (iii) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. KPMG LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, RSYS management.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by RSYS management that it believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to RSYS management at the time. The Management Projections should not be relied upon as a guaranty of future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include, among other things, general economic conditions, RSYS’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. Accordingly, there can be no assurance that the Management Projections will be realized, and RSYS actual results may be materially better or materially worse than those contained in the Management Projections. The Management Projections cover multiple years, and such information by its nature becomes less reliable with each successive year. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Board of Directors, RSYS, Raymond James, RIL or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections to be predictive of actual future results. It is likely that the contribution of RSYS’s business to RIL’s consolidated results will be different from RSYS’s performance on a standalone basis. In addition, if the Merger is not consummated, we may not be able to achieve the Management Projections. Accordingly, there can be no assurance that the Management Projections, or the assumptions underlying the projections, will be realized. None of RSYS, RIL or any of their respective affiliates, advisors or other representatives has made or makes any representations regarding the ultimate performance of RSYS compared to the information contained in the Management Projections.

The summary of the Management Projections is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposal to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby or any of the other proposals to be voted on at the Special Meeting. We do not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the Management Projections, shareholders are cautioned not to rely on the projections included in this proxy statement.

The Management Projections and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP net income (loss), which RSYS believes are helpful in understanding its past financial performance and future results. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with RSYS’s consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein. RSYS’s management regularly uses supplemental non-GAAP financial measures internally to understand and manage the business and forecast future periods.

The Management Projections are forward-looking statements and thus are subject to risks and uncertainties. For information on factors that may cause RSYS’s future results to materially vary, see the information under the section captioned “Forward-Looking Statements.”

RSYS’s Management Projections

Unaudited (in thousands)	2018E	2019E	2020E
Revenue	$94,070	$89,950	$88,800
Gross Profit	$39,382	$40,959	$42,632
Operating Expenses	$38,272	$36,854	$39,453
Operating Income	$1,110	$4,105	$3,178
Non-GAAP Net Income (Loss)	$(2,935)	$63	$(235)

The Management Projections were not prepared in accordance with GAAP and were instead presented consistent with RSYS’s historical presentation of its non-GAAP operating results. The Management Projections were prepared based upon the following assumptions: (i) year-over-year revenue growth rates that range from -30% to -1% (which incorporates growth rates for RSYS’s declining Hardware Solutions segment of -50% to -30% and growth rates for RSYS’s Software-Systems segment of 10% to 20%); (ii) extensive new sales into existing customers, as well as winning new large and significant customers world-wide, specifically within the Software-Systems segment; (iii) successful entrance into adjacent markets and expanding the total addressable market, including transcoding and 5G initiatives around virtualized RAN and edge compute; (iv) completion of product development and broad customer acceptance of a number of new products, including virtualized software offerings and 5G compliant solutions, as well as future products, services and solutions that are not yet defined; (v) a revenue mix shift toward selling software on a standalone basis without hardware; (vi) ongoing renewals of support, maintenance and professional services engagements; (vii) continued declines in revenues associated with Hardware Solutions products as customers migrate to next-generation solutions not available from RSYS; (viii) efficient scalability of all operating functions, including customer support, operations, research and development, sales and marketing, general and administrative functions, such that revenue growth rates within the Software-Systems segment exceed growth rates for operating costs; (ix) efficient management of the Hardware Solutions segment such that in light of expected revenue declines the business can be managed profitability until end-of-life; (x) attracting and retaining talent with limited turnover; (xi) stable exchanges rates world-wide; (xii) no material customer, supplier, or employee disputes; and (xiii) limited litigation costs. The Management Projections assume gross margin expansion from 42% in 2018 to 48% in 2020 due to increased contribution from Software-Systems products along with expected declines in low margin Hardware Solutions revenue. Projected Operating Income in the Management Projections also expands from 1% in 2018 to 4% in 2020, on the expectation of product evolution, a shift in RSYS’s product mix with higher gross margins, RSYS’s continued investment in research and development and sales and marketing on new initiatives, strong Software-Systems revenue growth and operating leverage within the Software-Systems segment; and offset by declines in profitability associated with RSYS’s Hardware Solutions segment.

Interests of RSYS’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of shareholders generally, as more fully described below. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement and the Merger and the other transactions contemplated thereby be adopted and approved by shareholders, the Board of Directors was aware of, and considered, these interests to the extent that they existed at the time, among other matters.

Insurance and Indemnification of Directors and Executive Officers

RIL and Merger Sub have agreed that the Surviving Corporation will agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising out of related to or in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former director or officers, which we refer to as the “Indemnified Parties,” or employees, as the case may be, of RSYS or its subsidiaries as provided in their respective articles of incorporation or bylaws or in any agreement will survive the Merger and shall continue in full force and effect. For a period of six years following the Effective Time, which we refer to as the “Post-Closing Indemnification Period,” RIL and the Surviving Corporation or its successor will (i) cause the articles of incorporation and bylaws of the Surviving Corporation or its successor to contain provisions with respect to indemnification and exculpation of, and advancement of reasonable expenses to, the Indemnified Parties that are at least as favorable as the indemnification, exculpation and advancement of reasonable expenses provisions contained in RSYS’s articles of incorporation and bylaws for the benefit of the Indemnified Parties; (ii) during the Post-Closing Indemnification Period, not amend, repeal or otherwise modify in any manner any such provision so as to adversely affect the rights thereunder of the Indemnified Parties; (iii) and maintain any indemnification agreements of RSYS and its subsidiaries with any of their respective directors, officers and employees existing as on the date of the Merger Agreement; provided that in the event that due to dissolution of the Surviving Corporation or divestiture of its assets, RIL shall be obligated to provide the Indemnified Parties with the rights to indemnification and exculpation of, and advancement of reasonable expenses to the Indemnified Parties to the fullest extent the Surviving Corporation would have been obligated to provide such rights pursuant to its articles of incorporation and bylaws (or similar organizational documents) through the Post-Closing Indemnification Period.

For a period of six years after the Effective Time, RIL will cause the Surviving Corporation or its successor to maintain in effect RSYS’s and its subsidiaries’ current directors’ and officers’ liability insurance covering those persons who are currently covered by such directors’ and officers’ liability insurance policy, including RSYS’s and its subsidiaries’ current directors and officers, for acts or omissions occurring prior to the Effective Time on terms comparable to those of such policy in effect on the date of the Merger Agreement, provided that either RIL or RSYS may (i) at their respective elections, obtain a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of RSYS; or (ii) (a) substitute therefor policies of RIL, from an insurance carrier with the same or better credit rating as RSYS’s current insurance carrier, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (b) request that RSYS obtain (and, if so requested, RSYS shall obtain) such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time). In connection with the foregoing, neither RSYS nor RIL shall pay a one-time premium (in connection with a single premium tail policy described above) in excess of the amount agreed upon by the parties in connection with the Merger Agreement or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy described above) in excess of the annual premiums agreed upon by the parties in connection with the Merger Agreement. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then RSYS shall obtain the maximum amount of coverage as may be obtained for such amount. The parties currently intend to satisfy the requirement to maintain directors’ and officers’ liability insurance by obtaining a single premium tail policy.

For more information, see the section of this proxy statement captioned “The Merger Agreement - Directors’ and Officers’ Indemnification and Insurance.”

Treatment of Equity-Based Awards

Treatment of Stock Options

As of June 26, 2018, there were 5,262,162 shares of our common stock subject to issuance pursuant to Company Stock Options. Of these, 2,857,571 shares were subject to options that had exercise prices of less than $1.72 per share, of which 830,000 were held by our directors and executive officers.

Immediately prior to the Effective Time, each Company Stock Option granted under the Stock Plans that is outstanding immediately prior to the Effective Time will become fully vested and free of any forfeiture restrictions. Immediately afterwards, each Company Stock Option will be cancelled, extinguished and converted, without any further action on the part of RIL, RSYS or the holder of such Company Stock Option, into the right to receive a cash payment, without interest, equal to the product of (i) the number of shares subject to such Company Stock Option and (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, with the product of (i) and (ii) rounded to the nearest whole cent and computed after aggregating cash amounts for all shares underlying all Company Stock Options held by such option holder immediately prior to the Effective Time, less withholding taxes. Notwithstanding the foregoing, at least thirty (30) days before the closing date of the Merger, each holder of a Company Stock Option shall be given written notice and an opportunity to exercise his or her Company Stock Options (whether or not vested) effective immediately before the Effective Time, with such exercise being contingent on the occurrence of the closing of the Merger. At the Effective Time, each Company Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration will be cancelled and the holder of such Company Stock Option will not be entitled to receive any payment in exchange for such cancellation.

Treatment of Restricted Stock Units

As of June 26, 2018, there were Company TBRSUs with respect to an aggregate of 203,379 shares and Company PBRSUs with respect to an aggregate of 415,000 shares. Company TBRSUs with respect to 63,441 shares and Company PBRSUs with respect to 235,000 shares were held by our directors and executive officers.

Each Company TBRSU outstanding immediately prior to the Effective Time (after giving effect to the relevant accelerated vesting requirements contained in the Stock Plans and the award agreements pursuant thereto) will, as of immediately prior to the Effective Time, become fully vested and free of any forfeiture restrictions. Immediately thereafter, each Company TBRSU will be cancelled, extinguished and converted, without any action on the part of RIL, RSYS or the holder of such Company TBRSU, into the right to receive a payment, without interest, in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares subject to such Company TBRSU.

Each Company PBRSU that is vested immediately prior to the Effective Time will immediately thereafter be cancelled, extinguished and converted, without any action on the part of RIL, RSYS or the holder of such Company PBRSU, into the right to receive a payment, without interest, in an amount equal to the product of (i) the Merger Consideration and (ii) the maximum number of shares that may be earned pursuant to such Company PBRSU. In addition, each Company PBRSU that is not vested immediately prior to the Effective Time will remain outstanding thereafter and be converted into the right to receive a payment, without interest, in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares subject to such Company PBRSU when, as and if vesting of such Company PBRSU occurs pursuant to the terms and conditions set forth in the applicable award agreement. The Surviving Corporation will assume by operation of law all of RSYS’s obligations with respect to each such unvested Company PBRSU after the Effective Time under the applicable agreements and the applicable Stock Plans. Each holder of an unvested Company PBRSU will continue to be entitled to all of the rights set forth in the applicable agreements and Stock Plans related to such unvested Company PBRSU.

Treatment of Purchase Rights under the ESPP

The ESPP was terminated prior to the execution of the Merger Agreement. Thus, no new offering period will commence and no further shares will be purchased pursuant to the ESPP in connection with the Merger or otherwise.

Payments Upon Termination Following Change of Control

We are party to change of control agreements, which we refer to as “Change of Control Agreements,” with Brian Bronson and Jonathan Wilson. These agreements provide for specified payments in the event their employment is terminated without “cause” or they resign for “good reason” in connection with a change of control.

As part of assuming the role of President and Chief Executive Officer, on October 1, 2012, we entered into a Change of Control Agreement with Mr. Bronson, then our President and Chief Financial Officer. Mr. Bronson’s Change of Control Agreement provides that if we terminate his employment with us (other than for cause, death or disability), or if he terminates his employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Mr. Bronson is entitled to receive severance pay in a lump sum cash amount equal to 24 months of Mr. Bronson’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Severance pay that is payable would be made 100 days following the termination date. Upon such termination, and in addition to severance pay, Mr. Bronson is also entitled to receive (i) up to twelve months of subsidized continued coverage pursuant to COBRA under the Company’s group health plan, (ii) stock-based incentive compensation plan payout under each stock-based incentive compensation plan, partial cash-based incentive compensation plan payout, if any and (iii) up to $15,000 for the costs and expenses of any executive outplacement firm. Upon such termination, all Company Stock Options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Bronson shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan, and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Company Stock Options (other than those considered incentive stock options under the Code (as defined in this proxy statement)) and stock appreciation rights shall also be amended to permit Mr. Bronson to exercise such Company Stock Options and stock appreciation rights for a period of time equal to the earlier of (i) the period of 180 days after the date of Mr. Bronson’s termination; or (ii) the date that each Company Stock Option and stock appreciation right would otherwise expire by its original terms had Mr. Bronson not been terminated. Had a triggering event occurred on July 25, 2018 (the latest practicable date prior to the filing of this proxy statement), such that Mr. Bronson would become entitled to benefits under his Change of Control Agreement, Mr. Bronson would have been entitled to the payments detailed below if he had signed a release agreement within 21 days (or, if required by applicable law, 45 days) from the last day of his active employment.

As part of his promotion to Chief Financial Officer, on February 17, 2015, we entered into a Change of Control Agreement with Mr. Wilson. Mr. Wilson’s Change of Control Agreement provides that if we terminate his employment with us (other than for cause, death or disability), or if he terminates his employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Mr. Wilson is entitled to receive severance pay in a lump sum cash amount equal to 12 months of Mr. Wilson’s annual base pay at the rate in effect immediately before the date of termination. The payment would be made within five days after execution of the release agreement. Upon such termination, and in addition to severance pay, Mr. Wilson is also entitled to receive (i) up to twelve months of subsidized continued coverage pursuant to COBRA under the Company’s group health plan, (ii) stock-based incentive compensation plan payout under each stock-based incentive compensation plan, partial cash-based incentive compensation plan payout, if any and (iii) up to $10,000 for the costs and expenses of any executive outplacement firm. Also, upon such termination, all Company Stock Options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Wilson will be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan, and any risk of forfeiture included in any restricted stock or other similar award will immediately lapse. Company Stock Options (other than those considered incentive stock options) and stock appreciation rights will also be amended to permit Mr. Wilson to exercise such Company Stock Options and stock appreciation rights for a period of time equal to the earlier of (i) the period of 180 days after the date of Mr. Wilson’s termination or (ii) the date that each Company Stock Option and stock appreciation right would otherwise expire by its original terms had Mr. Wilson not been terminated. Had Mr. Wilson’s employment been terminated by us without cause on July 25, 2018 (the latest practicable date prior to the filing of this proxy statement), Mr. Wilson would have become entitled to receive the payment described below if he had signed a release agreement within 21 days (or, if required by applicable law, 45 days) from the last day of his active employment.

The Merger will constitute a “change in control” for purposes of the Change of Control Agreements. “Cause” and “good reason” are defined as follows in the Change of Control Agreements:

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“Cause” is defined as: (i) the willful and continued failure by the executive to perform substantially the executive’s reasonably assigned duties with the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the executive by the Board of Directors or, in Mr. Wilson’s case, the Chief Executive Officer or the President, of the Company, which specifically identifies the manner in which the Board of Directors, Chief Executive Officer or the President of the Company, as the case may be, believes that the executive has not substantially performed his duties; or (ii) the willful engaging by the executive in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on the executive’s part will be considered “willful” unless done, or omitted to be done, by the executive without reasonable belief that the executive’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors will be conclusively presumed to be done, or omitted to be done, by the executive in the best interests of the Company.

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In Mr. Bronson’s Change of Control Agreement, “good reason” is defined as: (i) a material reduction by the Company or the surviving company in the executive’s base salary from the highest annual rate in effect at any time within the 12-month period preceding the change of control, other than a salary reduction that is part of a general salary reduction affecting employees generally; (ii) a material change in the geographic location where the executive is based, provided that such change is more than 25 miles from where the executive’s office was previously located, except for required travel on Company business to the extent substantially consistent with the executive’s business travel obligations on behalf of the Company; (iii) a material diminution in the executive’s authority, duties or responsibilities; (iv) a material diminution in the authority, duties or responsibility of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board of Directors; (v) a material diminution in the budget over which the executive retains authority; or (vi) any other action or inaction that constitutes a material breach by the Company of this agreement.

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In Mr. Wilson’s Change of Control Agreement, “good reason” is defined as: (i) a material reduction by the Company or the surviving company in the executive’s base salary from the highest annual rate in effect at any time within the 12-month period preceding the change of control, other than a salary reduction that is part of a general salary reduction affecting employees generally; (ii) a material change in the geographic location where the executive is based, provided that such change is more than 25 miles from where the executive’s office is located immediately prior to the change of control, except for required travel on Company business to an extent substantially consistent with the business travel obligations which executive undertook on behalf of the Company immediately prior to the change of control; (iii) a material diminution in the executive’s authority, duties or responsibilities; or (iv) a material diminution in the authority, duties or responsibility of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Chief Executive Officer.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on July 25, 2018 (the latest practicable date prior to the filing of this proxy statement), and that the employment of each of the named executive officers was subject to an involuntary termination on that date. Our executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger.

Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. The values in the table below payable by RIL are not subject to the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Name	Cash($)(1)	Equity ($)(2)	Perquisites / benefits ($)(3)	Total ($)(4)
Brian Bronson	$1,250,000	$729,800	$45,181	$2,024,981
Jonathan Wilson	$382,500	$310,720	$10,000	$703,220

(1)

This amount represents the “double-trigger” cash severance payments to which each named executive officer may become entitled under their change of control agreements, as described in the section of this proxy statement captioned “- Payments Upon Termination Following Change-in-Control.” For each named executive officer, the amount in this column assumes that such named executive officer experiences a termination without cause upon the consummation of the Merger or within twelve months thereafter. The amount represents the amounts described above and assumes a prorated cash-based incentive compensation play payout is payable as of July 25, 2018 (the latest practicable date prior to the filing of this proxy statement).

(2)	This amount represents the product of (a) $1.72 per share multiplied by (b) the number of shares subject to each named executive officer’s outstanding Company PBRSUs and Company TBRSUs (with Company

PBRSUs vesting at the maximum level) and the number of in-the-money Company Stock Options. These are the “double-trigger” vesting acceleration benefits to which each named executive officer is entitled under his change of control agreement, as described in the section of this proxy statement captioned “- Payments Upon Termination Following Change-in-Control” above.
(3)

Equals the value of the subsidy for the continued medical benefits (for 12 months for Messrs. Bronson and Wilson) and the value of the maximum permissible payment for the costs and expenses of any executive outplacement firm ($15,000 for Mr. Bronson and $10,000 for Mr. Wilson). These are the “double-trigger” benefits, as described in the section of this proxy statement captioned “- Payments Upon Termination Following Change-in-Control” above.

(4)	Equals the sum of the “Cash,” “Equity Award Vesting” and “Perquisites” columns.

Equity Interests of RSYS’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of our common stock underlying our equity awards that are in-the-money and are currently held by each of our executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, assuming that the Effective Time occurs on September 30, 2018. The table also sets forth the values of these shares and equity awards based on the $1.72 per share Merger Consideration (minus the applicable exercise price for the in-the-money Company Stock Options). No new shares of our common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger, other than normal course grants that were made in February 2018. For purposes of this table, any shares subject to Company equity awards held by our executives and non-employee directors that vest between the date hereof and September 30, 2018 are considered outstanding shares of our common stock held by the applicable executive or non-employee director.

Name	Shares Held (#)	Shares Held ($)	Vested Options (#)	Vested Options ($)	Vested PBRSUs (#)	Vested PBRSUs ($)	Vested TBRSUs (#)	Vested TBRSUs ($)	Total ($)
Brian Bronson	370,781	$637,743	500,000	$360,000	175,000	$301,000	40,000	$68,800	$1,367,543
Jon Wilson	136,324	$234,477	250,000	$180,000	60,000	$103,200	16,000	$27,520	$545,197
Stephen L. Domenik	—	—	80,000	$65,600	—	—	—	—	$65,600
Michael G. Hluchyj	76,037	$130,784	—	—	—	—	—	$12,799	$143,583

Closing and Effective Time of the Merger

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described in the section of this proxy statement captioned “The Merger Agreement - Conditions to the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.

Dissenters’ Rights

Dissenters’ rights are statutory rights that, if applicable, enable shareholders to dissent from an extraordinary transaction, such as the Merger, and to demand that the corporation pay the fair value for their shares as may be ultimately determined by a court in a judicial proceeding if the parties cannot agree on the fair value instead of receiving the merger consideration offered to shareholders in connection with the extraordinary transaction. Under Oregon law, shareholders do not have dissenters’ rights with respect to shares of any class of stock that are listed on a national securities exchange. Because RSYS is an Oregon corporation and RSYS’s common stock is listed on the Nasdaq Global Select Market, a national securities exchange, holders of shares of RSYS common stock are not entitled to dissenters’ rights in connection with the Merger.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to certain U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the “IRS,” and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

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tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; retirement plans or other tax-deferred accounts; S-corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and shareholders, partners or investors therein); insurance companies; mutual funds; brokers or dealers in stocks or securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; personal holding companies; controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax; or certain former citizens, or long-term residents, of the United States;

•	tax consequences to holders holding the shares of our common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

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tax consequences to holders that received their shares of our common stock on exercise of notes, warrants or options, through a tax qualified retirement plan, or otherwise in a compensatory transaction;

•	tax consequences to holders who own an equity interest, actually or constructively, in RIL or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

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tax consequences to holders who hold their shares of our common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences to holders who hold their shares of our common stock as “qualified small business stock” within the meaning of Section 1202 of the Code or Section 1244 Stock for purposes of the Code;

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tax consequences to holders who are required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such item being taken into account in an applicable financial statement;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of our common stock and partners (or persons treated as partners for U.S. federal income tax purposes) therein should consult their tax advisors regarding the tax consequences of the Merger.

No ruling from the IRS and no opinion of counsel has been or will be obtained regarding the U.S. federal income tax consequences of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this summary. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (i) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons, as defined in Section 7701(a)(30) of the Code, have the authority to control all of its substantial decisions; or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. Gain or loss realized generally must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger.

Additionally, a 3.8% tax generally is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash in exchange for shares of our common stock pursuant to the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local, and foreign tax consequences that may be relevant to them in light of their particular circumstances. Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net income basis at rates generally applicable to U.S. persons, and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

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such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) and may be offset by certain U.S. source capital losses; or

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RSYS is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above except that the branch profits tax will not apply). We believe that we are not, and have not been, a “United States real property holding corporation” at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that (A) provides a certification of such holder’s foreign status on a properly completed appropriate series of IRS Form W-8 (or a substitute or successor form) or (B) otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF OUR COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

Regulatory Approvals Required for the Merger

RIL and RSYS have generally agreed to use their reasonable best efforts to obtain all necessary actions or approvals from governmental entities to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the approval or clearance of the Merger pursuant to CFIUS and the competition laws of Cyprus. A draft filing was submitted to CFIUS on July 23, 2018. A filing was submitted to the relevant authorities in Cyprus on July 27, 2018.

HSR Act and U.S. Antitrust Matters

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act.”

At any time before or after consummation of the Merger, notwithstanding that the Merger is not reportable under the HSR Act, the Federal Trade Commission or the Department of Justice could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

CFIUS

The Merger Agreement provides for the parties to cooperate in filing a joint voluntary notice of the Merger under Section 721 of the DPA. Section 721 provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person or entity acquires control of a U.S. business.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by shareholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Financing of the Merger

The Merger is not conditioned upon receipt of financing by RIL. RIL has represented to RSYS in the Merger Agreement that it will have available, at the closing, sufficient funds to pay for the shares and to consummate the Merger and to perform the other transactions and obligations described in the Merger Agreement.

We anticipate that the funds needed to discharge the amounts described above will be obtained from:

•	existing credit facilities of RIL and its subsidiaries;

•	cash and cash equivalents on hand of RIL and its subsidiaries; and/or

•	cash and cash equivalent on hand of RSYS and its subsidiaries.

Prior to the closing, RIL will provide Merger Sub with the funds necessary to pay for the shares of RSYS common stock and to consummate the Merger and to perform the other transactions and obligations described in the Merger Agreement (other than those funds already held by RSYS and its subsidiaries) through a subscription of shares of capital stock of Merger Sub. Immediately prior to the closing, Merger Sub will deposit with the paying agent cash sufficient to pay for the shares of RSYS common stock outstanding immediately prior to the closing. Merger Sub will also deposit with the surviving corporation cash sufficient to pay for all outstanding Company Stock Options, Company TBRSUs and Company PBRSUs.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Merger Agreement.

The representations, warranties, covenants and agreements described in this section and included in the Merger Agreement: (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by RIL, RSYS and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and, in some cases, were qualified by matters disclosed to RIL and Merger Sub by RSYS in the disclosure letter to the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purposes of allocating contractual risk between the parties to the Merger Agreement, rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of RSYS, RIL or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Merger Agreement and do not purport to be accurate as of the date of this proxy statement and, accordingly, you should not rely on such representations and warranties as characterizations of the actual state of facts at the time they were made or as of the date of this proxy statement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of RSYS, RIL and Merger Sub because the parties may take certain actions that are either expressly permitted in the disclosure letter delivered by RSYS in connection with the execution of the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding RSYS, RIL, Merger Sub or their respective businesses or affiliates. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone and you should read the information provided elsewhere in this document and in our filings with the SEC regarding RSYS and our business.

Form and Effects of the Merger; Directors and Officers; Articles of Incorporation and Bylaws

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the OBCA, at the Effective Time, Merger Sub, a wholly owned subsidiary of RIL created solely for the purpose of engaging in the Merger and the other transactions contemplated by the Merger Agreement, will merge with and into RSYS. The separate corporate existence of Merger Sub will cease, and RSYS will continue as the Surviving Corporation and will become a wholly owned subsidiary of RIL.

From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of RSYS and Merger Sub, and all of the debts, liabilities and duties of RSYS and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At or immediately after the Effective Time, the articles of incorporation and the bylaws of the Surviving Corporation will be amended and restated in their entirety to conform to the articles of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Radisys Corporation” until thereafter changed or amended in accordance with the provisions thereof and as provided by applicable law.

From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The directors and officers will serve in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed by RIL and RSYS, the closing of the Merger will occur on a date and at a time to be specified by RIL and RSYS, which date will be as soon as practicable and in no event later than the second business day after the conditions to the Merger set forth in the Merger Agreement and described in the section of this proxy statement captioned “The Merger Agreement - Conditions to the Merger” have been satisfied or, to the extent permitted by applicable law, waived (other than the conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions).

The Merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Oregon or at such later time as is agreed upon by RIL and RSYS and specified in the articles of merger in accordance with the OBCA. As of the date of this proxy statement, we expect to complete the Merger in the fourth quarter of 2018 (occurring sometime prior to December 31, 2018); however, consummation of the Merger is subject to the satisfaction or (to the extent permitted by applicable law) waiver of the conditions to the completion of the Merger more fully described in the section of this proxy statement captioned “The Merger Agreement - Conditions to the Merger,” and we cannot specify when, or assure you that, RSYS and RIL will satisfy or waive all or any conditions to the Merger. There may be a substantial amount of time between the date of the Special Meeting and the consummation of the Merger, and it is possible that factors outside the control of RSYS or RIL could delay the consummation of the Merger or prevent the Merger from being consummated; however, we expect to consummate the Merger promptly following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions more fully described below in the section of this proxy statement captioned “The Merger Agreement - Conditions to the Merger.”

Merger Consideration

Effect of the Merger on RSYS’s Capital Stock

At the Effective Time, each share of our common stock issued and outstanding immediately prior to the Effective Time (including any shares resulting from the settlement of Company TBRSUs and Company PBRSUs which become settleable as a result of the consummation of the Merger and any shares issued upon the exercise of Company Stock Options, but excluding excluded shares) will be cancelled and automatically converted into the right to receive $1.72, without interest, and subject to deduction for any required withholding tax. Such shares of our common stock will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with and subject to the conditions of the Merger Agreement. At the Effective Time, each excluded share will be automatically canceled and retired without payment of any consideration.

Treatment of RSYS Equity-Based Awards

The Merger Agreement provides that RSYS’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

Options

Immediately prior to the Effective Time, each Company Stock Option granted under the Stock Plans that is outstanding immediately prior to the Effective Time will become fully vested and free of any forfeiture restrictions Immediately afterwards, each Company Stock Option will be cancelled, extinguished and converted, without any further action on the part of RIL, RSYS or the holder of such Company Stock Option, into the right to receive a payment in U.S. dollars, without interest, in an amount equal to the product of (i) the number of shares subject to such Company Stock Option and (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, with the product of (i) and (ii) rounded to the nearest whole cent and computed after aggregating cash amounts for all shares underlying all Company Stock Options held by such option holder immediately prior to the Effective Time, less withholding taxes. Notwithstanding the foregoing, at least thirty (30) days before the closing date of the Merger, each holder of a Company Stock Option will be given written notice and an opportunity to exercise his or her Company Stock Options (whether or not vested) effective immediately before the Effective Time, with such exercise being contingent on the occurrence of the closing of the Merger. At the Effective Time, each Company Stock Option that has an exercise price per share that is greater than, or equal to, the Merger Consideration will be cancelled, and the holder of such Company Stock Option will not be entitled to receive any payment in exchange for such cancellation.

Restricted Stock Units

Each Company TBRSU outstanding immediately prior to the Effective Time (after giving effect to the relevant accelerated vesting requirements contained in the Stock Plans and the award agreements pursuant thereto) will, as of immediately prior to the Effective Time, become fully vested and free of any forfeiture restrictions. Immediately thereafter, each Company TBRSU will be cancelled, extinguished and converted, without any action on the part of RIL, RSYS or the holder of such Company TBRSU, into the right to receive a payment in U.S. dollars, without interest, in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares subject to such Company TBRSU.

RSYS has previously granted Company PBRSUs that are currently outstanding. Each Company PBRSU that is vested immediately prior to the Effective Time will immediately thereafter be cancelled, extinguished and converted, without any action on the part of RIL, RSYS or the holder of such Company PBRSU, into the right to receive a cash payment, without interest, in an amount equal to the product of (i) the Merger Consideration and (ii) the maximum number of shares that may be earned pursuant to such Company PBRSU. In addition, each Company PBRSU that is not vested immediately prior to the Effective Time will remain outstanding thereafter and be converted into the right to receive a cash payment without interest in an amount equal to the product of (1) the Merger Consideration and (2) the number of shares subject to such Company PBRSU when, as and if vesting of such Company PBRSU occurs pursuant to the terms and conditions set forth in the applicable award agreement. The Surviving Corporation will assume by operation of law all of RSYS’s obligations with respect to each such unvested Company PBRSU after the Effective Time under the applicable agreements and the applicable Stock Plans. Each holder of an unvested Company PBRSU will continue to be entitled to all of the rights set forth in the applicable agreements and Stock Plans related to such unvested Company PBRSU.

Exchange and Payment Procedures

Prior to the Effective Time, Merger Sub will deposit with a U.S. bank or trust company designated by RIL and reasonably acceptable to RSYS, which we refer to as the “paying agent,” in trust for the benefit of the holders of the common stock cash sufficient to pay the aggregate Merger Consideration payable to such shareholders pursuant to the terms of the Merger Agreement, which we refer to as the “payment fund.” Until disbursed in accordance with the terms and conditions of the Merger Agreement, the payment fund will be invested by the paying agent, as directed by RIL, in obligations of, or investments guaranteed by, the United States of America, and any and all interest and other income or net profits resulting from such investments shall be the sole and exclusive property of Merger Sub. To the extent that there are any losses with respect to any investments of the payment fund, or the payment fund diminishes for any reason below the level required for the paying agent to pay the Merger Consideration, upon demand by the paying agent, Merger Sub will promptly reimburse, or shall cause the prompt reimbursement of, any such loss so as to ensure that the payment fund is at all times maintained at a level sufficient for the paying agent to pay the Merger Consideration. The payment fund will not be used for any purpose other than as provided for in Merger Agreement. Until disbursed in accordance with the terms and conditions of the Merger Agreement, Merger Sub will be and remain the beneficial owner for tax purposes of the payment fund.

At or prior to the Effective Time, RIL will make available to Merger Sub, by subscribing for and purchasing shares of Merger Sub Capital Stock, sufficient funds to make the payments due pursuant to the Merger Agreement for the holders of the Company Stock Options, the Company TBRSUs and the vested Company PBRSUs, which we refer to as the “employee payment fund.” RIL will cause the Surviving Corporation to pay the employee payment fund to the holders of the Company Stock Options, the Company TBRSUs and the vested Company PBRSUs through the Surviving Corporation’s payroll system at or as soon as reasonably practicable following the Closing (on a scheduled payroll date, if needed to comply with the foregoing timing requirements), subject to any applicable withholding taxes.

As soon as reasonably practicable after the Effective Time, and in any event not later than the fifth business day following the Effective Time, the Surviving Corporation will cause the paying agent to mail to each person who, as of the Effective Time, was the record holder of shares of our common stock, whose shares of our common stock were converted into the right to receive the Merger Consideration pursuant to the Merger Agreement: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented such shares, which we refer to as the “Certificates”, will pass, only upon proper delivery of the Certificates to the paying agent) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry, which we refer to as the “Book-Entry Shares”, in exchange for the Merger Consideration.

Following surrender to the paying agent of a Certificate (or affidavit of loss in lieu thereof and bond as provided in the Merger Agreement) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor an amount equal to the product of (i) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares and (ii) the Merger Consideration, subject to withholding taxes and any adjustments permitted by the Merger Agreement, and such Certificate shall be canceled. No interest will be paid or accrued on the amount payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the Merger Agreement, each Certificate or Book-Entry Share (as applicable) will represent for all purposes solely the right to receive, in accordance with the terms of the Merger Agreement, an amount equal to the product of (i) the Merger Consideration in cash and (ii) the number of shares of our common stock evidenced by such Certificate or Book-Entry Share (as applicable), without any interest thereon and subject to withholding taxes and any adjustments permitted by the Merger Agreement.

If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the paying agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the paying agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the shares of common stock formerly represented thereby.

Any portion of the payment fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of RSYS for nine months after the Effective Time will be delivered to the Surviving Corporation. Any former shareholders of RSYS who have not complied with the foregoing requirements prior to the end of such nine-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. None of RIL, RSYS and the Surviving Corporation will be liable to any holder of shares of common stock for any amounts (whether in respect of such shares or otherwise) delivered from the payment fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates have not been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law, any unclaimed funds payable with respect to such Certificates or Book-Entry Shares (as applicable) will, to the extent permitted by applicable law, become the property of the Surviving Corporation, and any former holder of shares who has not theretofore complied with the Merger Agreement will thereafter look only to the Surviving Corporation for payment of his, her or its claim for Merger Consideration, without any interest. Other than those charges and expenses identified in the immediately preceding paragraph and any other charges or expenses that are customarily borne by the shareholders, the Surviving Corporation will pay all charges and expenses, including those of the paying agent, in connection with the exchange of shares of common stock for the Merger Consideration.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”

Withholding

RIL, the Surviving Corporation, RSYS, Merger Sub and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock, Company Stock Options, Company TBRSUs or Company PBRSUs such amounts for taxes that it is required to deduct and withhold with respect to making such payment under all applicable tax laws.

Representations and Warranties

The Merger Agreement contains representations and warranties of RSYS, RIL and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by RSYS are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to RSYS, any occurrence, change, event, effect or circumstance, which we refer to collectively as “Events”, that, individually or when taken together with all other Events, (i) is materially adverse to the business, operations, results of operations or financial condition of RSYS and its subsidiaries, taken as a whole, except to the extent relating to or resulting from: (A) events generally affecting the economy or the financial, debt, credit or securities markets in the United States or elsewhere, including changes in interest or exchange rates; (B) events generally affecting the telecommunications industry in the United States and elsewhere; (C) changes after the date of the Merger Agreement in any law, GAAP, other generally acceptable accounting principles or interpretations of any of the foregoing; (D) any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, natural disasters, national calamities, acts of God, declared or undeclared acts of war or terrorism; (E) the performance by RSYS of its obligations under the

Merger Agreement or with the express prior written consent of the RIL; (F) RIL unreasonably withholding, delaying or conditioning its consent with respect to certain covenants in the Merger Agreement; (G) a default or event of default under that certain Loan and Security Agreement, dated as of January 3, 2018, between Marquette Business Credit, LLC and RSYS, which we refer to as the “Marquette Credit Agreement,” or that certain Note Purchase Agreement, dated as of January 3, 2018, between HCP-FVG, LLC and RSYS or a reduction in borrowing capacity or availability under either, in any such case only to the extent resulting from either (1) certain scheduled invoices not being paid in full to RSYS or its subsidiaries on or prior to certain specified deadlines or (2) the matters described in Section 8.10(h) of the Disclosure Letter; (H) the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement and any loss of, or adverse change in, the relationship of RSYS or any of its subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto, including as a result of any action or inaction in compliance with certain covenants in the Merger Agreement; (I) any action on behalf of RSYS’s shareholders and arising from the Merger Agreement or the transactions contemplated by the Merger Agreement; or (J) any changes or failure to meet revenue or earnings projections of RSYS or any decline RSYS’s stock price or trading volume, provided, however, that the underlying causes of such change or failure shall not be excluded by this clause (J) and except in the case of clauses (A), (B), (C) and (D) to the extent (and only to the extent) any such Event disproportionately affects RSYS and its Subsidiaries, taken as a whole, when compared to other persons operating in the telecommunications industry; or (ii) has prevented or materially delayed or impeded or would be reasonably likely to prevent or materially delay or impede the ability of RSYS to perform its obligations under the Merger Agreement or to consummate the Merger and the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, RSYS has made representations and warranties to RIL and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing (or similar concept) and authority to own, lease and operate its properties and conduct business with respect to RSYS and its subsidiaries and being duly licensed, qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions where necessary;

•	the availability of true and complete copies of RSYS’s and its subsidiaries’ articles of incorporation and bylaws and other organizational documents, and RSYS’s and its subsidiaries’ compliance with same;

•	the availability of a list of RSYS’s subsidiaries, with the jurisdictions of incorporation or organization of each, the jurisdictions in which RSYS and its subsidiaries are authorized to do business as a foreign entity and the directors and officers of RSYS and each of its subsidiaries;

•	the capital structure of RSYS as well as the ownership and capital structure of its subsidiaries, with all outstanding shares of capital stock free and clear of any encumbrance;

•	the availability of a list of all holders of Company Stock Options, Company TBRSUs and Company PBRSUs;

•	timely and due authorization by all necessary corporate action of each Company Stock Option, due execution and delivery of each award agreement and compliance with applicable laws and regulatory rules or requirements with respect to Company Stock Options;

•	RSYS’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	adoption of resolutions by the Board of Directors regarding the Merger Agreement;

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the absence of any conflicts with, or violations of, laws, organizational documents or contracts, or the creation of encumbrances upon RSYS’s or its subsidiaries’ assets, in each case as a result of RSYS’s execution, delivery and performance of the Merger Agreement, the consummation by RSYS of the transactions contemplated by the Merger Agreement and the compliance by RSYS with the provisions of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the accuracy and required filings of RSYS’s SEC filings and financial statements included in such SEC filings;

•	RSYS’s and its subsidiaries’ internal accounting controls and procedures and RSYS’s disclosure controls and procedures;

•	the absence of undisclosed liabilities or liabilities incurred outside the ordinary course of business since March 31, 2018;

•	the absence of certain changes from January 1, 2018 through the date of the Merger Agreement;

•	the absence of untrue statements of material fact or omissions of any material facts required to be stated in this proxy statement;

•	payment of fees to brokers, investment bankers, financial advisors or other persons in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	matters relating to employees and employee benefit plans of RSYS and its subsidiaries;

•	employment and labor matters related to RSYS and its subsidiaries;

•	the absence of certain actions, suits, claims, litigation, arbitrations, mediation, demands, or governmental, administrative or arbitral proceedings, or investigations by a governmental entity;

•	the payment of taxes, the filing of tax returns and other tax matters related to RSYS and its subsidiaries;

•	RSYS’s and its subsidiaries’ compliance with laws and possession of necessary permits;

•	compliance with environmental laws, permits and licenses by RSYS and its subsidiaries and other environmental matters;

•	ownership and licensing of trademarks, patents, copyrights and other intellectual property matters;

•	real property leased by RSYS and its subsidiaries;

•	the existence and enforceability of specified categories of RSYS’s and its subsidiaries’ material contracts, and any notices or consents required thereunder in case of a change of control;

•	insurance matters;

•	the receipt of the opinion of RSYS by Raymond James with respect to the fairness of the Merger Consideration to the shareholders of RSYS, other than RIL or any affiliate of RIL, from a financial point of view and the delivery of such opinion to RIL for informational purposes only;

•	the Requisite Shareholder Approval;

•	the absence of any related party transactions;

•	the top suppliers and customers of RSYS;

•	certain business practices and compliance with anti-bribery laws;

•	RSYS’s and its subsidiaries’ compliance with laws, including compliance with applicable provisions of U.S. export control and sanctions laws, and possession of necessary permits;

•	the provision of certain information on open source materials included in RSYS products and certain other matters related to open source software; and

•	except for the representations and warranties of RSYS expressly set forth in the Merger Agreement, the absence of any other representations and warranties of RSYS and its subsidiaries or any person on behalf of RSYS or with respect to any other information provided to RIL and Merger Sub in connection with the transactions contemplated by the Merger Agreement.

In the Merger Agreement, RIL and Merger Sub have made customary representations and warranties to RSYS that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. Some of the representations and warranties in the Merger Agreement made by RIL and Merger Sub are qualified as to “Parent Material Adverse Effect,” which, for purposes of the Merger Agreement, means any event, change, circumstance, occurrence, effect or state of facts that materially impairs, prevents or delays RIL’s or Merger Sub’s ability to perform their respective obligations under the Merger Agreement or to consummate the Merger, or any other transactions contemplated by the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to RIL and Merger Sub;

•	RIL’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the absence of any untrue statement of material fact or omission of statements of material fact required to be stated in this proxy statement from any information supplied or to be supplied in writing by or on behalf of RIL or Merger Sub specifically for inclusion in this proxy statement;

•	the absence of any conflicts with, or violations of, laws, organizational documents or contracts, or the creation of encumbrances upon RSYS’s or its subsidiaries’ assets, in each case as a result of RIL’s and Merger Sub’s execution, delivery and performance of the Merger Agreement, the consummation by RIL and Merger Sub of the transactions contemplated by the Merger Agreement and the compliance by RIL and Merger Sub with the provisions of the Merger Agreement;

•	RSYS’s lack of responsibility for the payment of any fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by the Merger Agreement based on arrangements made by and on behalf of RIL and Merger Sub;

•	the availability of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the absence of litigation challenging the validity or propriety of the Merger or the other transactions contemplated by the Merger Agreement which, if adversely determined, would have or reasonably be expected to have a Parent Material Adverse Effect;

•	except for the adoption of the Merger Agreement by RIL as the sole shareholder of Merger Sub, the absence of any requirement for a vote by RIL’s shareholders to consummate the Merger;

•	the lack of ownership of more than one percent of RSYS shares by RIL or Merger Sub;

•	except for the representations and warranties made by RIL in the Merger Agreement and in any certificates or other documents delivered pursuant to the Merger Agreement, the absence of any representations or warranties with respect to RIL or Merger Sub; and

•	the absence of any representations and warranties by RSYS and its subsidiaries, or any other person on behalf of RSYS and its subsidiaries, besides those contained in the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

RSYS has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the Effective Time. In general, RSYS has agreed that it will, and will cause its subsidiaries to, (i) conduct its business and operations in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to keep available the services of its current officers and other key employees and preserve the goodwill and current relationships with customers, suppliers and other individuals, corporations, limited liability companies, partnerships, associations, trusts, estates or other entities or organizations, which we refer to as “persons”, with which it has business relations and (iii) use commercially reasonable efforts to preserve substantially intact its present business organization.

In addition, without limiting the generality of the foregoing, RSYS has agreed that until the Effective Time, subject to certain exceptions identified in the disclosure letter provided to RIL in connection with the execution of the Merger Agreement or as specifically required by the Merger Agreement or applicable law, that it will not, and will not permit any of its subsidiaries to, without the requisite prior written consent from RIL:

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issue, deliver, sell, grant options or rights to purchase, pledge, or subject to any lien any Company securities or subsidiary securities, other than shares issuable upon exercise of the Company Stock Options or Company warrants or upon the vesting or settlement of Company TBRSUs and Company PBRSUs outstanding on the date of the Merger Agreement in accordance with the terms of such Company securities and the terms of the Merger Agreement;

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purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, or amend the terms of, any Company securities or subsidiary securities, except for the delivery of shares by holders of Company Stock Options, Company TBRSUs or Company PBRSUs to pay any applicable exercise or purchase price and/or taxes related to the exercise or vesting of such awards and except as provided in the RSYS warrants;

•	split, combine, subdivide or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock;

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incur, create, assume or otherwise become liable or responsible for any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, (iii) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (iv) amounts owing as deferred purchase price for the purchase of any property, (v) capital lease obligations or (vi) guarantee of any such indebtedness, obligations or debt securities of a type described in clauses (i) through (v) above of any other person, except, in each case, for indebtedness for borrowed money (A) among RSYS and its wholly owned subsidiaries or among RSYS’s wholly owned subsidiaries, (B) incurred in the ordinary course of business pursuant to and in compliance with the Marquette Credit Agreement, or (C) incurred in the ordinary course of business pursuant to and in compliance with that certain Note Purchase Agreement, dated as of January 3, 2018, between HCP-FVG, LLC and RSYS, provided that RSYS may not incur indebtedness under the Marquette Credit Agreement and certain additional indebtedness permitted to be incurred under agreed upon circumstances with an aggregate principal amount of more than $14 million;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than routine travel, relocation and business advances to employees in the ordinary course of business;

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make any change to financial accounting methods, principles or practices used by it, except as required by GAAP, any applicable generally accepted accounting principles, SEC rule or policy or applicable law;

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make, revoke or change any material tax election, file any tax return other than in accordance with past practice and custom of RSYS and its subsidiaries, change any tax accounting period or method of tax accounting, file any amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law), surrender any right to claim a tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

•	amend, modify or otherwise change RSYS’s articles of incorporation or bylaws (or similar organizational documents);

•	except as required pursuant to the terms and conditions of any Company employee plan or international employee plan made available to RIL prior to the date of the Merger Agreement, in each case, as in effect on the date of the Merger Agreement, (i) enter into any new, or amend, terminate or renew any existing Company employee plan, international employee plan, or any employment, severance, consulting or salary continuation agreements with or for the benefit of any employees or directors of RSYS, or grant any increases in the compensation or benefits to officers, directors or employees (other than increases in compensation to non-executive employees in the ordinary course of business in amounts and at the times consistent with past practices); or (ii) adopt, establish, enter into, amend, modify or terminate any collective bargaining, union, labor or similar agreement;

•	settle any action (including any action relating to the Merger Agreement or the transactions contemplated thereby, and including such actions disclosed to RIL in connection with the Merger Agreement), except where the amount paid in settlement does not exceed $50,000 individually or, when combined with the settlement of any other actions, $100,000 in the aggregate;

•	merge or consolidate with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Merger Agreement and the Merger);

•	acquire (including by merger, consolidation or acquisition of stock or assets) any interest in or assets of any other person or any equity interest therein, other than acquisitions of goods and services in the ordinary course of business consistent with past practice and capital expenditures not to exceed $1,000,000 in the aggregate;

•	make or authorize capital expenditures in excess of $1,000,000 in the aggregate;

•	enter into, amend, modify in any material respect or terminate any material contract or waive, release or assign any material rights, claims or benefits thereunder;

•	form any subsidiary;

•	fail to keep in force material insurance policies or replacement or revised provisions providing insurance coverage in a manner consistent with past practice;

•	except in the ordinary course of business consistent with past practice, dispose of or delete any data, content, information or functionality from the databases, data packages and organized or structured collections of data that are used in respect of the data, content or information owned or used by, or material to the business of, RSYS and its subsidiaries;

•	take any action that would reasonably be expected to prevent or materially delay or impede the consummation by RIL of the Merger or the transactions contemplated by the Merger Agreement; or

•	agree, authorize or commit to any of the foregoing actions or the proposal thereof.

Other Covenants under the Merger Agreement

Acquisition Proposals

Under the terms of the Merger Agreement, RSYS shall, shall cause each of its subsidiaries to, and shall cause each of its and their respective representatives to immediately cease and cause to be terminated any solicitation, knowing encouragement, communications, discussions, or negotiations with any persons (including such person’s representatives) that may be ongoing with respect to an Acquisition Proposal (as defined below) and request that such persons (and such person’s representatives) promptly return or destroy (and confirm destruction of) all confidential information concerning RSYS and its subsidiaries. Under the terms of the Merger Agreement, RSYS and its subsidiaries shall not, nor shall they authorize or knowingly permit their respective representatives to, directly or indirectly:

•	initiate, solicit, facilitate or knowingly encourage any inquiries or the making of proposals with respect to an Acquisition Proposal or otherwise facilitate any effort to attempt or make or implement an Acquisition Proposal;

•	furnish to any person (other than RIL, Merger Sub or any designees of RIL or Merger Sub) any non-public information relating to RSYS or any of its subsidiaries in connection with any Acquisition Proposal, or afford to any person access to non-public information, or to any personnel or representatives of RSYS or any of its subsidiaries (other than RIL, Merger Sub or any designees of RIL or Merger Sub) in connection with any Acquisition Proposal;

•	engage in any communications, discussions or negotiations with any person with respect to any Acquisition Proposal; or

•	enter into, or authorize RSYS or any of its subsidiaries to enter into, any Company Acquisition Agreement.

Any violation of the restrictions, procedures and agreements set forth in the non-solicitation provisions of the Merger Agreement by any representative of RSYS or any of its subsidiaries, whether or not such person is purporting to act on behalf of RSYS or any of its subsidiaries, or otherwise, will be deemed to be a breach of the non-solicitation provisions of the Merger Agreement by RSYS.

Notwithstanding the restrictions described above, the Board of Directors may, directly or indirectly through one or more representatives, at any time prior to obtaining the Requisite Shareholders Approval:

•	participate or engage in discussions or negotiations with any person that has made a bona fide unsolicited written Acquisition Proposal after the date of the Merger Agreement which did not result from a breach of the non-solicitation provisions of the Merger Agreement;

•	furnish any non-public information relating to RSYS or any of its subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel of RSYS or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any person that has made a bona fide unsolicited written Acquisition Proposal after the date of the Merger Agreement which did not result from a breach of the non-solicitation provisions of the Merger Agreement; provided that (i) prior thereto, the Board of Directors determines in good faith after consultation with its outside legal and financial advisors that (A) such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably be expected to lead to a Superior Proposal and, at the time of taking such action, such Acquisition Proposal continues to constitute or remains reasonably likely to lead to a Superior Proposal and (B) failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable law, (ii) contemporaneously with furnishing any non-public information to such person, RSYS makes available such non-public information to RIL (to the extent such information has not been previously made available to RIL), and (iii) within 24 hours of the receipt of such Acquisition Proposal, RSYS provides RIL (A) a copy of any such Acquisition Proposal made in writing or (B) a summary of the identity and the material terms of any such Acquisition Proposal not made in writing; and/or

•	with prior written notice to RIL, waive or decline to enforce any standstill or similar provisions in any confidentiality agreement it has entered into with any person in order to permit the counterparty thereto to make an Acquisition Proposal.

As described in this proxy statement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into after the date of the Merger Agreement that contains standstill provisions and provisions restricting disclosure and use that are no less favorable in the aggregate to RSYS than those in the confidentiality agreement, dated March 9, 2018, between RSYS and RIL, provided that any such standstill provisions need not restrict any person from making a confidential proposal to the Board of Directors.

As described in this proxy statement, “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by RIL or Merger Sub), whether or not in writing, to engage in an Acquisition Transaction from any person or “group” (as such term is used in Section 13(d) of the Exchange Act).

As described in this proxy statement, “Acquisition Transaction” means (i) any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) with one or more third parties involving (a) the purchase or other acquisition from RSYS (whether by way of a merger, share exchange, consolidation, business combination or similar transaction) by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of 15 percent or more of the total outstanding shares of RSYS common stock, (b) any tender offer or exchange offer that, if consummated, would result in any person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15 percent or more of the total outstanding shares of RSYS common stock, (c) any merger, consolidation, business combination or similar transaction involving RSYS or any of its subsidiaries, or (d) any sale, acquisition, transfer or disposition of assets (including equity of subsidiaries of RSYS) that constitute 15 percent or more of the consolidated assets of RSYS and its subsidiaries, or (ii) any liquidation or dissolution of RSYS.

As described in this proxy statement, “Superior Proposal” means a bona fide, fully financed, written Acquisition Proposal to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or similar acquisition transaction, (i) assets (including equity of subsidiaries of RSYS) that constitute 50 percent or more of the consolidated assets of RSYS and its subsidiaries or (ii) more than 50 percent of the outstanding shares of RSYS common stock, with respect to which the Board of Directors shall have determined in good faith after consultation with its outside legal and financial advisors that the Acquisition Transaction contemplated by such Acquisition Proposal would be more favorable to the shareholders of RSYS (solely in their capacity as such) from a financial point of view than the Merger, after taking into account the financing aspects of such proposal, the form of consideration (including the trading volume, growth and income prospects and volatility of any consideration in the form of stock), and the likelihood, conditionality and timing of closing of any such Acquisition Proposal, including any changes to the terms of the Merger Agreement proposed in writing by RIL to RSYS in response to such proposal or otherwise.

Change in the Recommendation of RSYS’s Board of Directors

Except as permitted by the Merger Agreement, the Board of Directors has agreed that it will not (i) withhold, fail to include or change the Board Recommendation, (ii) withhold, withdraw, amend, change, qualify or modify in a manner adverse to RIL or Merger Sub, or authorize or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to RIL or Merger Sub, the Board Recommendation, (iii) approve, adopt or recommend to the shareholders of RSYS any Acquisition Proposal, or authorize or publicly propose to approve, adopt or recommend to the shareholders of RSYS any Acquisition Proposal, (iv) make any public statement regarding any Acquisition Proposal or tender or exchange offer that fails to include a reaffirmation of the Board Recommendation (other than a “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer) or (v) at any time after receipt of any Acquisition Proposal, fail to reaffirm the Board Recommendation as promptly as practicable after receipt of any written request to do so by RIL (but in any event within five business days (or if the final outside date is fewer than five business days after RSYS’s receipt of such request, by the close of business on the Business Day immediately preceding the final outside date)). For purposes of this proxy statement, we refer to each of the foregoing clauses (i)-(v) as a “Recommendation Change.”

Notwithstanding the foregoing or anything else to the contrary provided in the Merger Agreement, at any time prior to the receipt of the Requisite Shareholder Approval, subject to compliance with certain requirements specified in the Merger Agreement, the Board of Directors may effect a Recommendation Change if, in response to an Acquisition Proposal, the Board of Directors has concluded in good faith after consultation with its outside legal and financial advisors that such Acquisition Proposal constitutes a Superior Proposal and that the failure of the Board of Directors to effect a Recommendation Change would be inconsistent with the directors’ fiduciary obligations under applicable law.

Notwithstanding the foregoing or anything else to the contrary provided in the Merger Agreement, at any time prior to the receipt of the Requisite Shareholder Approval, subject to compliance with the applicable non-solicitation provisions and payment of the termination fee to RIL, RSYS may terminate the Merger Agreement to enter into a definitive, written Company Acquisition Agreement for a Superior Proposal that was not the result of a breach of RSYS’s non-solicitation obligations under the Merger Agreement if the Board of Directors determines in good faith after consultation with its outside legal and financial advisors that the failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable law.

Prior to taking any action permitted by the Merger Agreement, (i) RSYS must give RIL at least five business days’ prior written notice of its intention to take such action (which notice is required to specify the reasons for any Recommendation Change and the identity and material terms and conditions of such Superior Proposal), (ii) if requested by RIL, RSYS and its representatives are obligated to negotiate in good faith with RIL during such notice period to enable RIL to propose changes to the terms of the Merger Agreement intended to cause such Superior Proposal to no longer constitute a Superior Proposal and (iii) the Board of Directors is required to have considered in good faith after consultation with its outside legal and financial advisors any changes to the Merger Agreement proposed in writing by RIL and determined that such changes would continue to require a Recommendation Change if such changes were to be given effect. Following (or during) such initial five business days’ notice period, in the event there is any amendment to the financial terms or any other material amendment to the Superior Proposal, RSYS will be required again to comply with the applicable requirements of the Merger Agreement, provided that the references to the five business day period will be deemed to be references to a three business day period.

Nothing set forth in the non-solicitation provisions or elsewhere in the Merger Agreement is intended to prohibit the Board of Directors from (i) taking and disclosing to RSYS’s shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure that the Board of Directors determines to make in good faith after consultation with its outside legal advisors to fulfill its fiduciary duties or satisfy applicable law, provided that no such position or disclosure under the foregoing clauses (i) or (ii) will be deemed to be a Recommendation Change if such position or disclosure is either (y) a “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer or (z) includes an express reaffirmation of the Board Recommendation.

Board Obligation to Call a Shareholders’ Meeting

RSYS will, as promptly as reasonably practicable following the date of the Merger Agreement, in accordance with customary timing in consultation with RIL, take all action necessary to establish the Record Date for, duly call, give notice of, and, after the mailing of this proxy statement, convene and hold the Special Meeting for the purpose of obtaining the Requisite Shareholder Approval, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Once RSYS has established the Record Date for the Special Meeting, if there is an Acquisition Proposal then pending, then RSYS may not change such Record Date or establish a different Record Date for the Special Meeting without the prior written consent of RIL. Without the prior written consent of RIL, the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement are the only matters (other than matters of procedure and matters required by applicable law to be voted on by RSYS’s shareholders in connection with the approval of the Merger Agreement) that RSYS is to propose to be acted on by RSYS’s shareholders at the Special Meeting. Subject to the rights set forth under the Merger Agreement, the Board of Directors will continue to recommend that RSYS’s shareholders vote in favor of the approval of the Merger Agreement, including the Merger, and RSYS is to use its reasonable best efforts to obtain the Requisite Shareholder Approval in order to consummate the Merger.

Access to Information

Subject to the requirements of applicable law, RSYS will (i) give RIL and Merger Sub and their authorized representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including returns) of RSYS and its subsidiaries and instruct RSYS’s and its subsidiaries’ independent public accountants to provide access to their work papers and such other information as RIL or Merger Sub may reasonably request, (ii) permit RIL and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its subsidiaries to furnish RIL and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of RSYS and its subsidiaries as RIL or Merger Sub may from time to time reasonably request and (iv) reasonably cooperate with RIL and its representatives with respect to communications to, and to organize and facilitate meetings with, certain customers, suppliers and other key business relations of RSYS and the subsidiaries of RSYS (provided that communications and meetings by RIL or its affiliates, on the one hand, with customers of RSYS or any subsidiary of RSYS (other than customers of RIL and its affiliates), and RSYS and its subsidiaries, on the other hand, will be made jointly by RIL and RSYS and in consultation with RSYS and the applicable subsidiary of RSYS). RIL will, and will cause its representatives to, treat any such information in accordance with the confidentiality agreement between RIL and RSYS. In addition, RSYS will provide RIL with information reasonably requested by RIL in connection with determining whether to make any election under Section 338(g) of the Code (or any analogous provisions of state, local or non-U.S. tax law), and RSYS will cooperate in good faith with RIL and provide RIL with commercially reasonable assistance in making any such election. Notwithstanding any provision of the Merger Agreement to the contrary, RSYS will not be obligated to grant any access or make any disclosure in violation of applicable law. The confidentiality agreement between RIL and RSYS will survive any termination of the Merger Agreement

Required Efforts to Consummate the Merger

Subject to the terms and conditions of the Merger Agreement and certain exceptions described below and except with regard to matters related to the antitrust laws and clearances and litigation thereunder, each of the parties to the Merger Agreement will cooperate with the other parties and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to closing of the Merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions described in the Merger Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the transactions described in the Merger Agreement, (iii) execute and deliver any additional instruments necessary to consummate the transactions described in the Merger Agreement, and (iv) defend or contest any action, suit, claim, litigation, arbitration, mediation, demand or governmental, administrative or arbitral proceeding brought by a third party that would otherwise prevent or materially delay or impede the consummation of the transactions described in the Merger Agreement.

Notwithstanding any provision of the Merger Agreement to the contrary, in no event will RIL or Merger Sub be required to (i) propose, negotiate, offer to commit or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of RIL or RSYS, or their respective subsidiaries, or otherwise offer to take or offer to commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of RIL, RSYS or their respective subsidiaries or (ii) commence any action, suit, claim, litigation, arbitration, mediation, demand or governmental, administrative or arbitral proceeding seeking to contest or resist any of the foregoing requirements that may be sought by any governmental entity. RSYS and its subsidiaries will not, without RIL’s prior written consent, discuss or commit to any extension of any waiting period under any law or to any agreement not to consummate the Merger. If requested by RIL, RSYS will take any action or make any agreement required by any governmental entity under any applicable law, provided that any such action or agreement is conditioned on the consummation of the Merger. RSYS will not take any action or make any agreement required by any governmental entity under any applicable law without the written consent of RIL, in its sole discretion.

Regulatory Filings

Each of RSYS and RIL will (i) make, as promptly as reasonably practicable, all necessary filings and notifications and other submissions with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement under any applicable antitrust laws and (ii) use its reasonable best efforts to obtain such approvals, consents and clearances as may be necessary, proper or advisable to effectuate the Merger under any applicable antitrust laws and to remove any court or regulatory orders under any applicable antitrust laws impeding the ability to consummate the Merger by the initial outside date.

Without limiting the generality of the foregoing, each of the parties to the Merger Agreement will use their respective reasonable best efforts to obtain the CFIUS Approval prior to the initial outside date, including using their respective reasonable best efforts to: (i) as soon as practicable, make the draft filing with CFIUS as contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated by the Merger Agreement within fifteen (15) business days after the date of the Merger Agreement and engage in the pre-notice consultation process with CFIUS, (ii) following such pre-notice consultation, as soon as practicable after the notification from CFIUS that the draft filing meets the requirements of 31 C.F.R. § 800.402 and is, accordingly, complete, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a), (iii) promptly and, in all events, consistent with any deadline imposed by CFIUS or pursuant to other applicable law, comply with any request received by it from any governmental entity for any certification, additional information, documents or other materials in respect of such notice or such transactions, and (iv) cooperate with each other party to the Merger Agreement in connection with any such filing and in connection with resolving any investigation or other inquiry of any governmental entity under the DPA with respect to any such filing. For the avoidance of doubt, the exercising of “reasonable best efforts” will in no event require the parties, as a condition to obtaining the CFIUS Approval, to take any action that may limit RIL’s freedom of action with respect to RSYS or to sell, divest or hold separate or take any other action with respect to any assets, businesses, or interests in any assets or businesses of the parties (or to consent to any sale, divestiture or holding separate, or agreement to sell, divest or hold separate by the parties of any of their assets, businesses or interests in any of their assets or businesses).

Directors’ and Officers’ Indemnification and Insurance

RIL and Merger Sub will cause the Surviving Corporation to agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising out of related to or in connection with the transactions contemplated by this Agreement), now existing in favor of the Indemnified Parties or employees, as the case may be, of RSYS or its subsidiaries as provided in their respective articles of incorporation or bylaws or in any agreement will survive the Merger and continue in full force and effect. During the Post-Closing Indemnification Period, RIL will cause (i) the articles of incorporation and bylaws to contain provisions with respect to indemnification and exculpation of, and advancement of reasonable expenses to, the Indemnified Parties that are at least as favorable as the indemnification, exculpation and advancement of reasonable expenses provisions contained in RSYS’s articles of incorporation and bylaws for the benefit of the persons who are officers and directors of RSYS as of the date of the Merger Agreement, and during the Post-Closing Indemnification Period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder, and (ii) the Surviving Corporation to maintain any indemnification agreements of RSYS and its subsidiaries with any of their respective directors, officers and employees existing as on the date of the Merger Agreement, provided that, in the case of (i) or (ii), in the event that due to dissolution of the Surviving Corporation or divestiture of its assets, RIL shall be obligated to provide the Indemnified Parties with the rights to indemnification and exculpation of, and advancement of reasonable expenses to the Indemnified Parties to the fullest extent the Surviving Corporation would have been obligated to provide such rights pursuant to its articles of incorporation and bylaws (or similar organizational documents) through the Post-Closing Indemnification Period.

For a period of six years after the Effective Time, RIL will cause the Surviving Corporation or its successor to maintain in effect RSYS’s and its subsidiaries’ current directors’ and officers’ liability insurance covering those persons who are currently covered by such directors’ and officers’ liability insurance policy, including RSYS’s and its subsidiaries’ current directors and officers, for acts or omissions occurring prior to the Effective Time on terms comparable to those of such policy in effect on the date of the Merger Agreement, provided that either RIL or RSYS may (i) at their respective elections, obtain a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of RSYS; or (ii) (a) substitute therefor policies of RIL, from an insurance carrier with the same or better credit rating as RSYS’s current insurance carrier, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (b) request that RSYS obtain (and, if so requested, RSYS shall obtain) such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time). In connection with the foregoing, neither RSYS nor RIL shall pay a one-time premium (in connection with a single premium tail policy described above) in excess of the amount agreed upon by the parties in connection with the Merger Agreement or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy described above) in excess of the annual premiums agreed upon by the parties in connection with the Merger Agreement. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then RSYS shall obtain the maximum amount of coverage as may be obtained for such amount.

Litigation Related to the Merger

RSYS will give RIL (i) the opportunity to participate in the defense or settlement of any litigation against the RSYS and/or its directors relating to the transactions contemplated by the Merger Agreement, and no settlement (except where the amount paid in settlement does not exceed $50,000 individually or, when combined with the settlement of any other such litigation, $100,000 in the aggregate) will be agreed to without RIL’s prior consent, which will not be unreasonably withheld, conditioned or delayed, and (ii) the right to review and comment on all material filings or responses to be made by RSYS in connection with any such litigation (and RSYS will give reasonable consideration to such comments). Each of RIL and RSYS will notify the other promptly (and in any event within 24 hours) of the commencement of any such securityholder litigation of which it has received notice, and shall keep the other reasonably informed regarding any such securityholder litigation.

Employee Benefits

Prior to the Effective Time, except as set forth below, RSYS will, and will cause its subsidiaries to, and, from and after the Effective Time, RIL will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing benefit plans maintained by RSYS and its subsidiaries.

For the one year period immediately following the Effective Time, RIL shall provide, or will cause to be provided, to each active employee of RSYS and its subsidiaries, which we refer to as the “Company Employees,” (i) base compensation and bonus opportunities that, in each case, are no less favorable than were provided to the

Company Employee immediately prior to the Effective Time and (ii) other employee benefits (excluding equity grants and bonus opportunities) that are, in the aggregate, no less favorable than the employee benefits that were provided to the Company Employee immediately prior to the Effective Time that were disclosed to RIL and, if necessary, updated in accordance with the Merger Agreement, provided that nothing in this Agreement prohibits RIL or the Surviving Corporation from amending, modifying, or terminating any existing benefit plans maintained by RSYS and its subsidiaries after the Effective Time or from terminating the employment of any Company Employee, subject to compliance with the provisions of any existing employment agreements, including all provisions for payments to be made to employees in the event of termination.

RIL will use its commercially reasonable efforts to ensure that, as of the closing date of the Merger, each Company Employee receives credit for service with RSYS and its subsidiaries (or predecessor employers to the extent RSYS provides such past service credit under the existing benefit plans maintained by RSYS and its subsidiaries) for purposes of eligibility to participate, vesting, vacation entitlement and level of severance benefits under each of the comparable employee benefit plans, programs and policies of RIL, the Surviving Corporation or the relevant subsidiary, as applicable, which we refer to as the “Parent Plans,” in which such Company Employee becomes a participant, provided that no such service recognition shall result in any duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted by applicable law, each Company Employee will be immediately eligible to participate, without any waiting time, in any and all Parent Plans in which such Company Employee becomes entitled to participate to the extent coverage under such Parent Plan is comparable to an existing benefit plans maintained by RSYS and its subsidiaries in which such Company Employee participated immediately before the Effective Time. To the extent permitted by applicable law, as of the closing date of the Merger, RIL will, or will cause the Surviving Corporation or relevant subsidiary to, credit to the Company Employees the amount of vacation time that such employees had accrued under any applicable existing benefit plans maintained by RSYS and its subsidiaries as of the closing date of the Merger. With respect to each health or welfare benefit plan maintained by RIL for the benefit of any Company Employees, the Surviving Corporation or the relevant subsidiary and RIL will use commercially reasonable efforts (i) to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for each Company Employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the Parent Plans, was subject to such conditions under the comparable existing benefit plans maintained by RSYS and its subsidiaries, as applicable, and (ii) to cause each Company Employee to be given credit under such plan for all amounts paid by such Company Employee under any similar existing benefit plans maintained by RSYS and its subsidiaries for the plan year that includes the closing date of the Merger for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by RIL, the Surviving Corporation or the relevant subsidiary, as applicable, for the plan year in which the closing date of the Merger occurs.

Other Covenants

The Merger Agreement contains other covenants, including those relating to press releases, matters related to reporting requirements of Section 16(a) of the Exchange Act, RIL approval of the plan of merger, deregistration and stock exchange delisting and repayment of certain indebtedness.

Conditions to the Merger

Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time:

•	the Requisite Shareholder Approval shall have been obtained;

•

no judgment, writ, decree, order, ruling or injunction of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by the Merger Agreement shall be in effect. No statute, law, ordinance, rule or regulation shall have been enacted, entered or promulgated by any governmental entity that prohibits or makes illegal consummation of the Merger;

•	any required governmental approvals or clearances pursuant to the competition laws of Cyprus will have been obtained; and

•	the CFIUS Approval shall have been received.

In addition, the obligations of RIL and Merger Sub to effect the Merger are subject to the satisfaction or waiver by RIL of the following conditions:

•	RSYS’s representations and warranties in the Merger Agreement regarding the absence of any event, occurrence, development or state of circumstances of facts that, individually or in the aggregate, has had or would reasonably be expected to have or result in a Material Adverse Effect (as defined in the Merger Agreement) were accurate in all respects as of the date of the Merger Agreement and will be accurate in all respects as of the closing date as if made on such date;

•	certain of RSYS’s representations and warranties in the Merger Agreement regarding RSYS’s capitalization were accurate in all respects as of the date of the Merger Agreement and will be accurate in all respects as of the closing date as if made on such date, except for inaccuracies in such representations and warranties that are de minimis in nature or as have been permitted pursuant to the Merger Agreement;

•	RSYS’s representations and warranties in the Merger Agreement regarding (i) organization and qualification, (ii) authority for the Merger Agreement and board of director actions, (iii) brokers and certain expenses and (iv) the receipt of a fairness opinion from Raymond James were accurate in all material respects as of the date of the Merger Agreement and will be accurate in all material respects as of the closing date as if made on such date;

•	each of the remaining representations and warranties of RSYS set forth in the Merger Agreement were accurate in all respects (disregarding all materiality qualifications contained in such representations and warranties) as of the date of the Merger Agreement and will be accurate in all respects (disregarding all materiality qualifications contained in such representations and warranties) as of the closing date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies (considered collectively) which do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect;

•	RSYS will have delivered to RIL a certificate signed on behalf of RSYS by an authorized executive officer of RSYS certifying that the foregoing matters related to RSYS’s representations and warranties are accurate; and

•	RSYS will have performed or complied in all material respects with all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time, and RIL will have received a certificate signed on behalf of RSYS by a duly authorized executive officer of RSYS to such effect.

In addition, RSYS’s obligations to effect the Merger are subject to the satisfaction or waiver by RSYS of the following conditions:

•	the representations and warranties of RIL and Merger Sub set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where such failures to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement). RSYS shall have received a certificate signed on behalf of RIL by a duly authorized executive officer of RIL to the foregoing effect; and

•	RIL and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time, and RSYS shall have received a certificate signed on behalf of RIL by a duly authorized executive officer of RIL to such effect.

Termination of the Merger Agreement; Termination Fees

RSYS and RIL may terminate the Merger Agreement at any time prior to the Effective Time by mutual written consent.

In addition, the Merger Agreement may be terminated and the Merger may be abandoned (notwithstanding approval of the Merger Agreement by the Requisite Shareholder Approval) by written notice at any time prior to the Effective Time as follows:

•	by either RSYS or RIL, if any court of competent jurisdiction or other governmental entity shall have issued, enacted, promulgated, entered or enforced a judgment, writ, decree, order, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such judgment, writ, decree, order, ruling or injunction shall have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to this provision shall (i) have used its reasonable best efforts to contest, appeal and remove such judgment, writ, decree, order, ruling or injunction, and (ii) not be in violation of its obligations described in the section in this proxy statement captioned “The Merger Agreement - Other Covenants Under the Merger Agreement - Reasonable Best Efforts” or otherwise in material breach of the Merger Agreement;

•	by RSYS or RIL, if the Effective Time shall not have occurred on or before the initial outside date; provided that if on such date any of the closing conditions of RSYS and RIL related to regulatory approval have not been satisfied, the initial outside date shall automatically be extended to January 31, 2019 at which point RSYS shall be entitled to terminate the Merger Agreement if the Effective Time shall not have occurred on or before such date;

•	by RSYS or RIL, if the Effective Time shall not have occurred on or before July 1, 2019, which we refer to as the “final outside date”;

•	by RSYS or RIL, if the Special Meeting (or at any adjournment or postponement thereof) shall have been held and completed (and the polls shall have been closed) and the Requisite Shareholder Approval, in each case at which a vote on such adoption was taken, shall not have been obtained;

•	by RIL, if the representations and warranties of RSYS shall not be true and correct or RSYS shall have breached or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of RSYS to satisfy any of the specific closing conditions to RIL’s obligation to close, and which failure to be true and correct, breach or failure to perform is not cured by RSYS within 30 days following written notice to RSYS, or which by its nature or timing is not capable of being cured, provided that RIL shall not have the right to terminate the Merger Agreement pursuant to this provision if it is then in breach of the Merger Agreement so as to cause any of the closing conditions other than the RSYS specific closing conditions not to be capable of being satisfied;

•

by RSYS, if the representations and warranties of RIL shall not be true and correct or RIL shall have breached or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of RIL to satisfy any of the specific closing conditions to RSYS’s obligation to close, and which failure to be true and correct, breach or failure to perform is not cured by RIL within 30 days following written notice to RIL, or which by its nature or timing is not capable of being cured, provided that RSYS shall not have the right to terminate the Merger Agreement pursuant to this provision if it is then in breach of the

Merger Agreement so as to cause any of the closing conditions other than the RIL specific closing conditions not to be capable of being satisfied;

•	by RSYS, at any time prior to the receipt of the Requisite Shareholder Approval, in order to immediately after termination enter into a written and definitive Company Acquisition Agreement that constitutes a Superior Proposal, if (i) RSYS is not in breach of its obligations described above under the caption “Acquisition Proposals” and has satisfied certain specified conditions and requirements set forth in the Merger Agreement in all material respects and (ii) prior to or concurrently with the termination of the Merger Agreement, RSYS pays RIL the termination fee required by the Merger Agreement (as more fully described below);

•	by RIL, in the event that (i) the Board of Directors shall have for any reason effected a Recommendation Change, or (ii) RSYS enters into a Company Acquisition Agreement; or

•	by either RSYS or RIL, if CFIUS shall have sent a report to the President of the United States recommending that the President suspend or prohibit the transactions contemplated by the Merger Agreement pursuant to his authority under the DPA.

Termination Fee

Except for a termination fee payable in specified circumstances, or with respect to a prevailing party in an action or suit related to the Merger Agreement, RSYS, on the one hand, and RIL and Merger Sub, on the other hand, are each responsible for all of their own respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, whether or not the Merger is completed.

RSYS must pay to RIL a termination fee of $2.95 million as follows:

•	if (i) the Merger Agreement is terminated (a) by either RSYS or RIL after the initial outside date or the final outside date, as applicable, and prior to a vote by the shareholders of RSYS at the Special Meeting on the adoption of the Merger Agreement, including the plan of merger, and the joint closing conditions of RSYS and RIL related to the Cyprus antitrust approval have been satisfied, (b) by either RSYS or RIL if the Special Meeting is held and the Requisite Shareholder Approval is not obtained or (c) by RIL if RSYS breaches its representations, warranties or covenants, (ii) following the date of the Merger Agreement and prior to the termination of the Merger Agreement, a proposal for an Acquisition Proposal shall have been made to RSYS or shall have been made directly to the shareholders of RSYS generally and such proposal shall not have been publicly and irrevocably withdrawn at least 10 business days prior to the date of the Special Meeting, and (iii) within 12 months following the termination of the Merger Agreement, RSYS enters into an agreement providing for, or consummates, a Qualifying Acquisition Transaction (as defined below), then RSYS shall pay or cause to be paid the termination fee to RIL upon the earlier of the entry into such agreement and the consummation of a Qualifying Acquisition Transaction;

•	if the Merger Agreement is terminated by RIL pursuant to a Recommendation Change or the execution of a Company Acquisition Agreement by RSYS, then RSYS shall pay or cause to be paid the termination fee promptly, and in any event not more than two business days following such termination; or

•	if the Merger Agreement is terminated (i) by RSYS in order to enter into a written and definitive Company Acquisition Agreement that constitutes a Superior Proposal or (ii) by either RSYS or RIL if the Special Meeting is held and the Requisite Shareholder Approval is not obtained and a Recommendation Change shall have been in effect at the time of the Special Meeting, then concurrently with (and as a condition to) such termination, RSYS shall pay or cause to be paid the termination fee to RIL.

For purposes of this proxy statement, “Qualifying Acquisition Transaction” means any Acquisition Transaction involving (A) 50 percent or more of the assets of RSYS and its subsidiaries, taken as a whole; or (B) acquisition by any person (other than RIL or any of its subsidiaries or affiliates) of 50 percent or more of the outstanding shares of RSYS common stock.

Amendment and Waiver

To the extent permitted by applicable law, the Merger Agreement may be amended by RSYS, RIL and Merger Sub, at any time before or after receipt of the Requisite Shareholder Approval but, after receipt of the Requisite Shareholder Approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the RSYS’s shareholders hereunder without the approval of the shareholders of RSYS. The Merger Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

At any time prior to the Effective Time, each party may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement by any other applicable party or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this provision, RIL and Merger Sub shall be considered one party and RSYS shall be considered a separate party.

Governing Law

The Merger Agreement, and any dispute or controversy arising out of, relating to, or in connection with the Merger Agreement, shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, provided that the Merger and matters related thereto shall, to the extent required by the laws of the State of Oregon, be governed by, and construed in accordance with, the laws of the State of Oregon.

Specific Performance

RIL, Merger Sub and RSYS have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that RSYS (on behalf of itself and its shareholders) and RIL shall be entitled to an injunction or injunctions on the terms of the Merger Agreement, including injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively, without posting any bond or other undertaking, in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the Nasdaq Global Select Market under the symbol “RSYS.” As of July 25, 2018, there were 39,609,760 shares of our common stock outstanding, held by approximately 380 shareholders of record. A number of shareholders of RSYS common stock have their shares in “street name”; therefore, RSYS believes that there are substantially more beneficial owners of our common stock. We have never declared or paid any cash dividends on our common stock.

The following table sets forth, for the periods indicated, the highest and lowest sale prices for our common stock, as reported by the Nasdaq Global Select Market Global Select Market:

	Common Stock Prices
	High	Low
2018
Third Quarter (through July 25, 2018)	$1.62	$1.38
Second Quarter	0.85	0.53
First Quarter	1.38	0.62
2017
Fourth Quarter	$1.47	$0.63
Third Quarter	3.79	1.36
Second Quarter	4.39	3.65
First Quarter	5.26	3.64
2016
Fourth Quarter	$5.73	$3.95
Third Quarter	5.81	4.40

On June 29, 2018, the date the Merger Agreement was executed, the closing price for our common stock on Nasdaq was $0.70 per share. On July 25, 2018, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on Nasdaq was $1.50 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 25, 2018 (or such other date as otherwise indicated in the footnotes below) by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and nominees for directors, (iii) each Named Executive Officer named in the Summary Compensation Table in our Amendment No. 1 to our Annual Report on Form 10-K/A filed with the SEC on April 26, 2018 and (iv) all of our directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

Name	Shares Beneficially Owned	Percentage of Common Stock(1)
CURRENT DIRECTORS
Stephen L. Domenik	0	*
Michael G. Hluchyj(2)	126,238	*

NAMED EXECUTIVE OFFICERS
Brian Bronson(2)	1,479,281	3.63%
Jonathan Wilson(2)	291,657	*
All directors and officers as a group (4 persons)(2)	1,897,176	4.64%

PRINCIPAL SHAREHOLDERS
Renaissance Technologies LLC(3)	3,094,099	7.81%
800 Third Ave., New York, NY 10022

*	Less than 1%
(1)	Percentage ownership is calculated based on 39,609,760 shares of our common stock outstanding on July 25, 2018.
(2)	Includes options to purchase shares of our common stock exercisable within 60 days after July 25, 2018 or restricted stock units that will vest within 60 days after July 25, 2018 as set forth below.

Name	Options to Purchase Shares	Restricted Stock Units
Brian Bronson	1,108,500	0
Jonathan Wilson	155,333	0
Michael G. Hluchyj	50,201	7,441

(3)

Based solely on information set forth in Schedule 13G filed on February 14, 2018, filed with the SEC. According to the filing of Renaissance Technologies LLC, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation each have sole voting power for 3,094,099 shares, sole dispositive power for 3,094,099 shares, shared voting power for zero shares and shared dispositive power for zero shares.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of RSYS. However, if the Merger is not completed, shareholders will continue to be entitled to attend and participate in shareholder meetings.

RSYS will hold an annual meeting in 2018 only if the Merger has not already been completed.

Our bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at an annual meeting of shareholders. A copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary. The bylaws prescribe the information to be contained in any such notice. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Corporate Secretary not less than 90 days nor more than 120 days before the anniversary of the preceding year’s annual meeting provided, however, that if the annual meeting is convened more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, then a shareholder’s notice must be delivered or mailed and received by the Corporate Secretary not less than 90 days nor more than 120 days before the date of the annual meeting and, if less than 100 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary not later than the close of business on the tenth day following the earlier of the day on which the notice of the date of the meeting was mailed or public disclosure was made. Shareholders wishing to submit proposals in compliance with Rule 14a-8 of the Exchange Act, for inclusion in the Company’s proxy statement for the 2018 annual meeting of shareholders must deliver their proposals to our executive offices a reasonable time before the Company begins to print and send its proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following RSYS filings with the SEC are incorporated by reference:

•	RSYS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 28, 2018, and Amendment No. 1 thereto, filed on April 26, 2018;

•	RSYS’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed on May 4, 2018; and

•	RSYS’s Current Report on Form 8-K filed on May 23, 2018, July 2, 2018, July 5, 2018, July 12, 2018 and July 23, 2018.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K, proxy soliciting materials and any amendments thereto. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Radisys Corporation

Attn: Corporate Secretary

5435 NE Dawson Creek Drive

Hillsboro, Oregon 97124

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.radisys.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

Shareholders Call Toll-Free: (866) 796-1292

Email: radisys@dfking.com

MISCELLANEOUS

RSYS has supplied all information relating to RSYS, and RIL has supplied, and RSYS has not independently verified, all of the information relating to RIL and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                 , 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RELIANCE INDUSTRIES LIMITED,

INTEGRATED CLOUD ORCHESTRATION (ICO), INC.

and

RADISYS CORPORATION

June 29, 2018

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 29, 2018, by and among Reliance Industries Limited, a Indian corporation (“Parent”), Integrated Cloud Orchestration (ICO), Inc., an Oregon corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Radisys Corporation, an Oregon corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.10.

RECITALS

WHEREAS, the Board of Directors of the Company has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its shareholders;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s shareholders adopt this Agreement, including the plan of merger (as such term is used in the Oregon Business Corporation Act (the “OBCA”)) contained in this Agreement;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved and declared advisable and in the best interests of Parent and Merger Sub, respectively, this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, its shareholder;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the OBCA, Merger Sub shall be merged with and into the Company (the “Merger”) on the second Business Day (as defined below) following the satisfaction or, to the extent permitted by applicable Law (as defined below), waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to their satisfaction or, to the extent permitted by applicable Law, waiver, at the Closing) or on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Radisys Corporation” and shall continue its existence under the Law of the State of Oregon. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

Section 1.2    Consummation of the Merger. Upon the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Oregon a duly executed articles of merger (the “Articles of Merger”), as required by the OBCA, which may specify the date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by applicable Law to make the Merger effective. Prior to the filing referred to in this Section 1.2, a closing (the “Closing”) will be held at the offices of Baker & McKenzie LLP, 1900 North Pearl Street, Suite 1900, Dallas, Texas 75201 (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Oregon, or at such later time as the parties shall mutually agree and as shall be set forth in the Articles of Merger (such time as the Merger becomes effective is referred to in this Agreement as the “Effective Time”).

Section 1.3    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the OBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable Laws of the State of Oregon.

Section 1.4    Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety to read as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company shall remain “Radisys Corporation”), and as so amended and restated shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.5. At the Effective Time, the Bylaws of the Company shall be amended and restated to read in their entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company shall remain “Radisys Corporation”), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.5.

Section 1.5    Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.6    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub, each share of common stock of the Company, no par value (each, a “Share” and, collectively, “Shares”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any wholly-owned Subsidiary (as defined below) of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor) shall, subject to Section 1.8 and Section 1.10, be converted at the Effective Time into the right to receive in cash an amount per Share equal to the Merger Consideration, without interest. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

Section 1.7    Conversion of Common Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $10.00 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

Section 1.8    Withholding Taxes. Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold from all amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Entity (as defined below) under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax (as defined below) Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Company TBRSUs or Company PBRSUs in respect of which such deduction and withholding was made.

Section 1.9    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

Section 1.10    Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE II

PAYMENTS FOR SHARES, AWARDS AND INDEBTEDNESS

Section 2.1    Payment for Shares.

(a)    Prior to the Effective Time, Parent shall deposit or cause to be deposited, with a U.S. bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of the Shares, sufficient cash to make the payments due pursuant to Section 1.6, on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time, (such amount being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Surviving Corporation, in trust for the benefit of holders of the Company Stock Options (as defined below), the Company TBRSUs (as defined below) and the vested Company PBRSUs (as defined below), sufficient cash to make the payments due pursuant to Section 2.3(a), Section 2.3(b), and Section 2.3(c) to the holders of the Company Stock Options, the Company TBRSUs and the vested Company PBRSUs (the “Employee Payment Fund”). Parent shall cause the Surviving Corporation to pay the Employee Payment Fund to the holders of the Company Stock Options, the Company TBRSUs and the vested Company PBRSUs through the Surviving Corporation’s payroll system at or as soon as reasonably practicable following the Closing (on a scheduled payroll date, if needed to comply with the foregoing timing requirements), subject to any applicable withholding Taxes.

(b)    Until disbursed in accordance with the terms and conditions of this Agreement, the Payment Fund shall be invested by the Paying Agent, as directed by Parent, in obligations of, or investments guaranteed by, the United States of America, and any and all interest and other income or net profits resulting from such investments shall be the sole and exclusive property of Parent. To the extent that there are any losses with respect to any investments of the Payment Fund, or the Payment Fund diminishes for any reason below the level required for the Paying Agent to pay the Merger Consideration pursuant to Section 1.6, upon demand by the Paying Agent, Parent shall promptly reimburse, or shall cause the prompt reimbursement of, any such loss so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration pursuant to Section 1.6. The Payment Fund shall not be used for any purpose other than as provided for in this Agreement. Until disbursed in accordance with the terms and conditions of this Agreement, Parent shall be and remain the beneficial owner for Tax purposes of the Payment Funds.

(c)    As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person (as defined below) who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the Merger Consideration pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Following surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof and bond as provided in Section 2.1(d)) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, subject to Section 1.8 and Section 1.10, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.1, each Certificate or Book-Entry Share (as applicable) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or Book-Entry Share (as applicable), without any interest thereon and subject to Section 1.8 and Section 1.10.

(d)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(e)    Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for nine months after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not complied with this Section 2.1 prior to the end of such nine-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. None of Parent, the Company and the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates or Book-Entry Shares (as applicable) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Section 2.1 shall thereafter look only to the Surviving Corporation for payment of his, her or its claim for Merger Consideration, without any interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

Section 2.2    Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE II.

Section 2.3    Equity Awards.

(a)    As soon as practicable following the date hereof (and, in any event, prior to the Effective Time) the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Stock Plans), shall take all actions as may be required to provide that each option to purchase Shares granted by the Company, whether pursuant to the terms of the Stock Plans or otherwise, whether vested or unvested (each, a “Company Stock Option” and, collectively, the “Company Stock Options”), that is outstanding immediately prior to the Effective Time (and not exercised as of immediately before Closing, contingent on the occurrence of Closing as provided below), shall, as of immediately prior to the Effective Time, become fully vested and free of any forfeiture restrictions, and shall immediately thereafter be cancelled, extinguished and converted, without any further action on the part of Parent, the Company or the holder of such Company Stock Option, into the right to receive a cash payment, without interest, equal to the product of (i) the number of Shares subject to such Company Stock Option and (ii) the amount, if any, by which the Merger Consideration exceeds the per Share exercise price of such Company Stock Option, with the product of (i) and (ii) rounded to the nearest whole cent and computed after aggregating cash amounts for all Shares underlying all Company Stock Options held by such option holder immediately prior to the Effective Time, payable by the Company in accordance with the terms of such Company Stock Option and, as applicable, the applicable Stock Plan as soon as reasonably practicable following the Effective Time, and in any event within 10 Business Days after Closing. Notwithstanding the foregoing, at least thirty (30) days before Closing, each holder of a Company Stock Option shall be given written notice and an opportunity to exercise his or her Company Stock Options (whether or not vested) effective immediately before the Effective Time, with such exercise being contingent on the occurrence of Closing. At the Effective Time, each Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration, whether or not exercisable or vested, will be cancelled and the holder of such Company Stock Option will not be entitled to receive any payment in exchange for such cancellation.

(b)    Each restricted stock unit award granted by the Company that is subject to a time-based vesting requirement (including each performance-based restricted stock unit award, or portion thereof, that has satisfied any performance-based vesting conditions but remains subject to time-based vesting conditions immediately prior to the Effective Time and each performance-based restricted stock unit award that will convert to a time-based restricted stock unit award as a result of the Merger pursuant to the terms of the applicable award agreement), whether pursuant to the Stock Plans or otherwise (each, a “Company TBRSU” and, collectively, the “Company TBRSUs”), outstanding immediately prior to the Effective Time (after giving effect to the relevant accelerated vesting requirements contained in the Stock Plans and the award agreements pursuant thereto) shall, as of immediately prior to the Effective Time, become fully vested and free of any forfeiture restrictions, and shall immediately thereafter be cancelled, extinguished and converted, without any action on the part of Parent, the Company or the holder of such Company TBRSU, into the right to receive a cash payment, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such Company TBRSU.

(c)    The Company has previously granted certain restricted stock unit awards that are not Company TBRSUs (each, a “Company PBRSU” and, collectively, the “Company PBRSUs”) that are currently outstanding. Each Company PBRSU that is vested immediately prior to the Effective Time will immediately thereafter be cancelled, extinguished and converted, without any action on the part of Parent, the Company or the holder of such Company PBRSU, into the right to receive a cash payment, without interest, equal to (i) the Merger Consideration multiplied by (ii) the maximum number of Shares that may be earned pursuant to such Company PBRSU. In addition, each Company PBRSU that is not vested immediately prior to the Effective Time will remain outstanding thereafter and be converted into the right to receive the Merger Consideration multiplied by the number of Shares subject to such Company PBRSU when, as and if vesting of such Company PBRSU occurs pursuant to the terms and conditions set forth in the applicable award agreement. The Surviving Corporation will assume by operation of law all of the Company’s obligations with respect to each such unvested Company PBRSU after the Effective Time under the applicable agreements and the applicable Stock Plans. Each holder of an unvested Company PBRSU will continue to be entitled to all of the rights set forth in the applicable agreements and Stock Plans related to such unvested Company PBRSU. The Merger will constitute a change-in-control under the terms of such unvested Company PBRSU and the applicable Stock Plans.

(d)    Each warrant to purchase Shares (each, a “Company Warrant” and, collectively, the “Company Warrants”) outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, become free of any forfeiture restrictions or conditions to exercise, and shall immediately thereafter become, in accordance with the terms of Section 9(c) exercisable at the election of the holder thereof for a right to receive a cash payment, without interest, equal to the product of (i) the number of Shares subject to such Company Warrant and (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Warrant with the product of (i) and (ii) rounded to the nearest whole cent and computed after aggregating cash amounts for all Shares underlying all Company Warrants held by such warrant holder immediately prior to the Effective Time; provided, that the holder of such Company Warrant may elect, in accordance with the terms of the Company Warrants, to instead receive the original issuance value of such Company Warrant as provided by the terms thereof, in each case payable by the Surviving Corporation in accordance with the terms of such Company Warrant. The Surviving Corporation shall continue to comply with the terms and conditions of the Company Warrants, including Section 9(c) thereof and nothing herein is intended to modify the Company Warrants or limit the rights of the holders of the Company Warrants thereunder. In the event of any inconsistency between the provisions of this Section 2.3(d) and the Company Warrants, the terms of the Company Warrants shall control. In connection with the Closing, Parent shall pay directly to the holders of the Company Warrants or deposit or cause to be deposited with the Surviving Corporation, in trust for the benefit of holders of the Company Warrants, sufficient cash to make the payments due to the holders of the Company Warrants at Closing, if applicable, in accordance with the terms of the Company Warrants. Parent shall pay, or shall cause the Surviving Corporation to pay, such amounts to the holders of the Company Warrants in connection with the Closing in accordance with the terms of the Company Warrants.

(e)    Prior to the Effective Time, the Company shall take all necessary or appropriate actions to effectuate the provisions of this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement on the date hereof (the “Disclosure Letter”) and (ii) as disclosed in any Company SEC Report (as defined below) filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) and publicly available at least two Business Days prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward looking statements” to the extent they are primarily predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Organization and Qualification.

(a)    Each of the Company and its Subsidiaries (i) is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Law of its jurisdiction of formation, (ii) with all organizational power and authority to own, lease and operate its properties and conduct its business as currently conducted and is duly licensed, qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary.

(b)    The Company has made available to Parent true, correct and complete copies of the Articles of Incorporation and Bylaws of the Company and the articles of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as in effect as of the date of this Agreement. The Company is in compliance with the terms of the Articles of Incorporation and Bylaws of the Company, and its Subsidiaries

are in compliance in all material respects with their respective articles of incorporation and bylaws (or similar organizational documents).

(c)    The Company has made available to Parent a true, correct and complete list of: (i) its Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Subsidiary, (ii) the jurisdictions in which the Company and each of its Subsidiaries is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company and each of its Subsidiaries, in each case, as of the date of this Agreement.

Section 3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 100,000,000 Shares and 5,664,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on the Business Day immediately preceding the date hereof, 39,609,760 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and no Shares were held in the Company’s treasury. In addition, as of the end of the Business Day on June 26, 2018 (the “Capitalization Date”), there were outstanding Company Stock Options to purchase an aggregate of 5,262,162 Shares, Company TBRSUs with respect to an aggregate of 203,379 Shares, Company PBRSUs with respect to an aggregate of 415,000 Shares, and Company Warrants with respect to an aggregate of 6,006,667 Shares. All of the Shares outstanding have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. The Company has not made any additional equity grants, whether Company Stock Options, Company TBRSUs, Company PBRSUs, Company Warrants or any other form of security at any time after the Capitalization Date.

(b)    Except for the Company Stock Options, the Company TBRSUs, the Company PBRSUs and the Company Warrants, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii) of this Section 3.2(b), together with the capital stock of the Company, being referred to collectively as the “Company Securities”) or (iv) obligations (excluding Taxes and other fees) by the Company or any of its Subsidiaries to make any payments based on the market price or value of the Shares.

(c)    Except as set forth in Section 3.2(c) of the Disclosure Letter, the Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, irrevocable proxy, security interest or similar encumbrance (each, a “Lien”). Except as set forth in Section 3.2(c) of the Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii) of this Section 3.2(c), together with the capital stock of such Subsidiaries, being referred to collectively as the “Subsidiary Securities”) or (iv) obligations (excluding Taxes) of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company.

(d)    Section 3.2(d) of the Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of (i) with respect to each Company Stock Option, the name of the applicable holder, the grant date of such Company Stock Option, the number of Shares such holder is entitled to receive upon the exercise of such Company Stock Option and the corresponding exercise price, vesting schedule and plan pursuant to which such Company Stock Option was granted, (ii) with respect to each Company TBRSU, the name of the applicable holder, the number of Shares subject to such Company TBRSU, the grant date of such Company TBRSU, the vesting schedule of such Company TBRSU and the plan pursuant to which such Company TBRSU was granted, (iii) with respect to each Company PBRSU, the name of the applicable holder, the number of Shares subject to such Company PBRSU, the date of issuance of such Company PBRSU and the vesting schedule and performance requirements of such Company PBRSU.

(e)    Each grant of a Company Stock Option was timely and duly authorized by all necessary corporate action, including, as applicable and required, approval by the Board of Directors of the Company (or a duly constituted and authorized committee or designee thereof) and any required shareholder approval by the necessary number of votes, and the award agreement governing such grant was duly executed and delivered by each party thereto. Each such grant was made in accordance with the terms of the applicable Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of the NASDAQ Global Market (“NASDAQ”). The per-share exercise price of each Company Stock Option was not less than the fair market value of a Share on the applicable date on which such Company Stock Option was granted (as determined in accordance with the terms of the applicable Stock Plan and, to the extent applicable, Sections 409A and 422 of the Code), and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws. The Company has not knowingly granted, and there is not, and has not been, any Company policy or practice to grant Company Stock Options prior to, or otherwise coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or any of their financial results or prospects. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

Section 3.3    Authority for this Agreement; Board Action.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement, including the plan of merger, by the holders of a majority of the outstanding Shares, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement, including the plan of merger, by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder, other than, with respect to completion of the Merger, the adoption of this Agreement, including the plan of merger, by the holders of a majority of the outstanding Shares pursuant to the OBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The Board of Directors of the Company (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the shareholders of the Company, (ii) approved and declared advisable this Agreement, including the plan of merger, (iii) resolved to recommend the adoption of this Agreement, including the plan of merger, by the shareholders of the Company (the “Company Board Recommendation”) and (iv) adopted a resolution irrevocably resolving to elect that any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations of any jurisdiction that purports to be applicable to (A) the Company in connection with the Merger and this Agreement, (B) the Merger, (C) this Agreement, shall not be applicable to (w) the Company in connection with the Merger and this Agreement, (x) the Merger or (y) this Agreement.

Section 3.4    Consents and Approvals; No Violation. Except as set forth in Section 3.4 of the Disclosure Letter, none of the execution, delivery and performance of this Agreement by the Company, the consummation of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof will (a) violate or conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company or other similar governing documents of any of the Company’s Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, (c) violate, conflict with, or result in a breach of any provision of, or require any material consent, waiver or approval or result in a default or loss or reduction of any rights (or give rise to any right of termination, cancellation, modification or acceleration, or trigger any requirement or option for additional consideration, or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or loss or reduction of any rights or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract (as defined below), (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any material Lien on any asset of the Company or any of its Subsidiaries or (e) violate any Law or Order (as defined below) applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except (i) in the case of each of clauses (c), (d) and (e) of this Section 3.4, for such violations, conflicts, breaches, defaults or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (ii) in the case of each of clauses (b), (c), (d) and (e) of this Section 3.4, (A) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable federal, state or foreign Law, Order or other legal restraint designed to govern foreign investment, competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), (B) the applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), (C) the filing and recordation of appropriate merger documents as required by the OBCA, or (D) the applicable requirements under Section 721 of Title VII of the Defense Production Act of 1950, as amended (the “DPA”), including the CFIUS Approval (as defined below) and (iii) in the case of each of clauses (b), (c), (d) and (e) of this Section 3.4, for such violations, conflicts, breaches, defaults or Liens as may arise as a result of facts or circumstances relating to Parent or its Affiliates (as defined below) or Laws or contracts binding on Parent or its Affiliates.

Section 3.5    Reports; Financial Statements.

(a)    Since January 1, 2015, (i) the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) the Company will file prior to the Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any report, schedule, form, statement or other document filed or furnished by the Company with the SEC since January 1, 2015 (the “Company SEC Reports”). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Subsidiaries of the Company are required to file periodic reports with the SEC. As of their respective filing dates or, if amended prior to the date hereof, as of the date of the last of such amendments, the Company SEC Reports (i) did not (or with respect to Company SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of NASDAQ.

(b)    The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared (or when so filed will be) in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods involved (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein including the notes thereto) and fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis, the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (except as may be set forth therein or in the notes thereto).

(c)    The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)    None of the Company and its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise and whether due or to become due, other than such liabilities (i) disclosed, reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof (including any notes thereto) or (ii) incurred in the ordinary course of business consistent with past practice since March 31, 2018 (excluding one-time and exceptional items).

Section 3.6    Absence of Certain Changes. Since January 1, 2018 through the date of this Agreement, (a) there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.1(e), (h), (j), (k), or (l).

Section 3.7    Proxy Statement. The letter to shareholders, notice of meeting, proxy statement and form of proxy that will be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed or at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger, except that no representation or warranty is made by the Company with respect to information supplied by Parent, Merger Sub or any Representative (as defined below) or Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.8    Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person (other than Raymond James & Associates, Inc. (the “Company Financial Advisor”)), whose fees and expenses shall be paid at Closing, is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries. A true, correct and complete copy of the Company Financial Advisor’s engagement letters have been furnished to Parent.

Section 3.9    Employee Benefit Matters/Employees.

(a)    Section 3.9(a)(i) of the Disclosure Letter contains a true, correct and complete list identifying each material Company Employee Plan. For purposes of this Agreement, “Company Employee Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund, commitment, employment agreement, consulting agreement, change of control agreement or severance agreement providing for pension, severance or retention benefits, profit-sharing, bonuses, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, disability or sick leave benefits, relocation, post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is maintained, administered, participated in or contributed to by the Company or any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability; provided, however, that Company Employee Plans shall not include any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), any benefit plans, programs, policies, or agreements sponsored or maintained by a governmental entity to which the Company is required by applicable Law to contribute, or any International Employee Plan. For purposes of this Agreement, the term “International Employee Plan” means each plan, program, agreement, arrangement, policy, practice, contract, fund or commitment that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Employee Plan had it been a United States plan, program, agreement, arrangement, policy, practice, contract, fund or commitment; provided that benefit plans, programs, policies, or agreements sponsored or maintained by a governmental entity to which the Company is required by applicable Law to contribute shall not be considered International Employee Plans for any purpose under this Agreement. Section 3.9(a)(ii) of the Disclosure Letter contains a true, correct and complete list identifying each material International Employee Plan. Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Company Employee Plan listed in Section 3.9(a)(i) of the Disclosure Letter: (i) the plan document or agreement or a written summary of any unwritten plan, including any material amendments thereto; (ii) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) summary plan description; (iii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service; and (iv) any material written communications to or from any Governmental Entity since January 1, 2015. With respect to each International Employee Plan listed in Section 3.9(a)(ii) of the Disclosure Letter, prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each plan document or agreement or a written summary of any unwritten plan, including any material amendments thereto.

(b)    With respect to each Company Employee Plan, (i) all material payments due from the Company or any of its Subsidiaries to date have been timely made or accrued based on the applicable accounting rules, (ii) each such Company Employee Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service on which the Company is entitled to rely with respect to such qualification or has pending or has time remaining in which to file an application for such determination or opinion from the Internal Revenue Service, and to the knowledge of the Company, no event or circumstance exists or has occurred that has or is likely to adversely affect the qualified status of such Company Employee Plan, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Company Employee Plan or against the assets of such Company Employee Plan and (iv) it has been operated and administered in compliance with its terms and with all applicable Laws and regulations, including ERISA and the Code (including Section 409A of the Code), and all applicable Orders, in each case, in all material respects.

(c)    At no time during the six (6) years immediately preceding the date of this Agreement has the Company or any of its Subsidiaries had any obligation to contribute to or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any Multiemployer Plan and the Company has no liability with respect to any outstanding claims for withdrawal liability that were previously assessed by any Multiemployer Plan. No Company Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiple employer” plan (as described in Section 4063 or 4064 of ERISA), (iii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or (iv) a self-insured health, life or long-term disability plan. With respect to each Company Employee Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), none of the Company and its Subsidiaries has any material liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured), with respect to any Person beyond such Person’s retirement or other termination of service, other than coverage mandated by Section 4980B of the Code, by state Law (or other Law) or disability benefits under any employee welfare plan.

(d)    To the knowledge of the Company: (i) each International Employee Plan is, and has been in all material respects during the last three years, established, registered, qualified, administered, operated, funded and invested, in each case, where required, in compliance with the terms thereof and all applicable Laws, (ii) with respect to each International Employee Plan, all required filings and reports have been made in a timely manner with all Governmental Entities, (iii) all obligations of the Company and its Subsidiaries to or under the International Employee Plans (whether pursuant to the terms thereof or any applicable Laws) that have become due as of the date hereof have been satisfied, and there are no outstanding defaults or violations by the Company or any of its Subsidiaries with respect to such obligations, (iv) all International Employee Plans have been fully funded, to the extent required by applicable Law, in a timely manner with respect to all contributions, payments or premiums to or in respect of any International Employee Plan under applicable Law or under any International Employee Plan, (v) no Taxes, penalties or fees are owing, assessable and delinquent under any such International Employee Plan, (vi) no event has occurred with respect to any registered International Employee Plan which would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the Tax status of any such International Employee Plan, (vii) there have been no withdrawals of assets or transfers from any International Employee Plan, except in accordance with applicable Laws and (viii) none of the Company and its Subsidiaries has any liability under any International Employee Plan with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond such Person’s retirement or other termination of service, other than coverage mandated by applicable Law.

(e)    Except as disclosed under Section 3.9(e) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of, or any other Person who provides or has provided services to, the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Company Employee Plan or International Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount under any Company Employee Plan or International Employee Plan that could constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (without regard to Section 280G(b)(4) of the Code); (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any of its Subsidiaries to amend or terminate any Company Employee Plan or International Employee Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross-up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(f)    There are no collective bargaining agreements or other labor union contracts applicable as of the date of this Agreement to any employees of the Company or its Subsidiaries based in the United States. Section 3.9(f) of the Disclosure Letter sets forth a true, correct and complete list of all collective bargaining agreements with labor unions or other labor union or works councils contracts applicable as of the date of this Agreement to any employees of the Company or any of its Subsidiaries based in jurisdictions outside of the United States, other than any such arrangements required by applicable Law. As of the date of this Agreement, none of the Company and its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three years.

(g)    The Company has made available to Parent a true, correct and complete list of and information regarding all of the Company’s and its Subsidiaries’ employees and independent contractors, as of May 31, 2018 as set forth on Section 3.9 of the Disclosure Letter.

(h)    To the Company’s knowledge, no employee or independent contractor of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or noncompetition agreement, that in any way adversely affects or restricts the performance of such individual’s duties. The Company and its Subsidiaries have no material obligation or liability with respect to any taxes (or the withholding thereof) in connection with any independent contractor. The Company and its Subsidiaries have properly classified, pursuant to the Code and any other applicable law, all contractors used by the Company or any of its Subsidiaries at any point, except to the extent that any misclassification, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

Section 3.10    Litigation. There is no action, suit, claim, litigation, arbitration, mediation, demand or governmental, administrative or arbitral proceeding (each, an “Action”) pending or, to the Company’s knowledge, threatened, and, to the Company’s knowledge, there is no investigation by a Governmental Entity pending, in each case against the Company or any of its Subsidiaries, any of their respective present or former directors or officers or any of the assets or operations of the Company or any of its Subsidiaries, except for those Actions or Governmental Entity investigations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order. There are no internal investigations or internal inquiries that, since January 1, 2015, have been conducted by or at the direction of the Board of Directors of the Company (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

Section 3.11    Tax Matters.

(a)    The Company and each of its Subsidiaries have timely filed (taking into account all applicable extensions of time) all income Tax Returns and other material Tax Returns required to be filed by applicable Law by the Company or any of its Subsidiaries as of the date hereof. All such Tax Returns are true, correct and complete in all material respects, and the Company and each of its Subsidiaries have timely paid or caused to be timely paid all Taxes, whether or not reflected on such Tax Returns.

(b)    The Company has made reasonable provision or reserve in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof (including any notes thereto) for all liabilities for Taxes of the Company or any Subsidiary for which the Company or any of the Subsidiaries is liable.

(c)    As of the date of this Agreement, there is no written claim or assessment pending against the Company or any of its Subsidiaries for any alleged deficiency in Taxes of the Company or any of its Subsidiaries, and there is no pending audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. None of the Company and its Subsidiaries has granted any extension of the period of limitations for the assessment or collection of any Tax of the Company or any of its Subsidiaries for any taxable period, which is currently outstanding.

(d)    To the knowledge of the Company, the Company and each of its Subsidiaries have withheld from the payments to their employees, creditors, shareholders, vendors, or other Persons (and timely paid to the appropriate Governmental Entity) all required amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable Laws.

(e)    Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor except for commercial contracts entered into in the ordinary course of business containing customary Tax indemnification provisions the primary purpose of which is not Taxes.

(f)    Neither the Company nor any of its Subsidiaries is a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(g)    None of the Company and its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(h)    Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(i)    There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(j)    No claim has been made by any Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries do not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction. Neither the Company nor any of its Subsidiaries (i) has, or has had, a permanent establishment or other place of business in any country other than its country of incorporation; (ii) is or has been a resident of, any country other than its country of incorporation; (iii) is a dual resident corporation; or (iv) is required to be registered in any place as a recognized foreign company or trust.

(k)    Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (an any similar provision of state, local, or non-U.S. Law).

(l)    The Company and its Subsidiaries have duly kept and properly maintained all material records for all taxable years still open for audit that such Person is required to keep for Tax purposes under any Tax Law, and such records are available for inspection at the premises of the Company or Subsidiary, as applicable. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of all applicable transfer pricing Laws, including Section 482 of the Code and any similar provision of state, local or non-U.S. Tax Law. All transactions and other dealings between the Company or any of its Subsidiaries, on the one hand, and a third party have been (and can be demonstrated to have been) conducted on arm’s length commercial terms.

(m)    Neither the Company nor any of its Subsidiaries (i) are required to include any amounts in income after Closing on account of any prepaid amount received on or prior to the date of Closing (the “Closing Date”), (ii) are required to include any amounts in income after Closing as a result of (A) entering into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (B) making an adjustment under Section 481(a) of the Code made prior to Closing, (C) any election made prior to the Closing under Section 108(i) of the Code, (D) an installment sale executed prior to Closing or (E) an increase in the subpart F income of the Company or any of its Subsidiaries pursuant to Section 965(a) of the Code, (iii) will be required to make any payment of Tax after the Closing Date as a result of an election under Section 965(h) of the Code or (iv) will be liable for any income Tax on account of the transactions contemplated hereby (other than any income Tax imposed as a result of an election under section 338(g) of the Code).

(n)    For purposes of this Agreement, “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), including capital gains tax, taxes based upon or measured by gross receipts, income, alternative or add-on minimum, profits, sales, use, occupation, severance value added, gross receipts, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property, escheat, unclaimed property, and estimated taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Entity with respect to such amounts or in connection with the failure to timely file any Tax Return, (ii) any liability for the payment of any amount of any type described in clause (i) of this definition as a result of being or having been a member of an affiliated, consolidated, controlled, fiscal, combined, unitary, or aggregate group for any Tax period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(o)    This Section 3.11 and Section 3.9 contain the sole representations and warranties of the Company with respect to Tax matters.

Section 3.12    Compliance with Law; Permits. Neither the Company nor any of its Subsidiaries is or has been since January 1, 2015 in violation in any material respect of any (i) statute, law, ordinance, rule or regulation of a Governmental Entity (each, a “Law”) or (ii) judgment, writ, decree, order, ruling or injunction issued, enacted, promulgated, entered or enforced by any court, agency or other Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries. None of the Company and its Subsidiaries is in receipt of any notice from any Governmental Entity threatening to revoke, or indicating that it is investigating whether to revoke, any permit, license, authorization, consent, approval or franchise from Governmental Entities required to conduct their businesses as currently conducted (the “Permit”) and all such Permits are in full force and effect, except, in each case, for such Permits which, if revoked, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of such Permits. Notwithstanding anything contained in this Section 3.12, no representation or warranty shall be deemed to be made in this Section 3.12 in respect of the matters referenced in Section 3.5 or in respect of environmental, Tax, employee benefits or labor Laws matters.

Section 3.13    Environmental Matters.

(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is and at all times since January 1, 2015 has been in compliance with all applicable Environmental Laws (as defined below); (ii) the Company and its Subsidiaries have no existing liabilities, whether incurred, assumed by operation of law, or indemnified, arising out of any Environmental Law or any continuing obligations pursuant to any agreement, settlement or Order settling or resolving alleged violations or liability under any Environmental Law; (iii) there is no, nor has there been in the last three years, any investigation, Action or notice of violation relating to or arising under any applicable Environmental Laws against or involving the Company or any of its Subsidiaries that is pending or, to the knowledge of the Company, threatened; (iv) the Company and its Subsidiaries have not generated, transported, treated, stored, disposed of, handled, arranged for or permitted the disposal of, manufactured, distributed or exposed any person to, any Hazardous Materials, except as done in compliance with applicable Environmental Law; and (v) there have been no Releases of Hazardous Materials (as defined below) on any properties currently or formerly owned, operated or leased by the Company or any of its Subsidiaries.

(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries has obtained, currently maintains and is in compliance with all Permits necessary under any applicable Environmental Laws for its operations (“Environmental Permits”); (ii) there is no investigation, or any Action pending to revoke such Environmental Permits; and (iii) neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

(c)    For purposes of the Agreement:

(i)    “Environmental Laws” means all applicable Laws relating to protection of the environment or human health and safety, and the generation, presence, management, disposal, Release of, or exposure to, Hazardous Materials.

(ii)    “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any applicable Environmental Laws as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

(iii)    “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

Section 3.14    Intellectual Property.

(a)    For purposes of this Agreement:

(i)    “Company Intellectual Property” means any and all Owned Intellectual Property and all Licensed Intellectual Property (each as defined below).

(ii)    “Company IP Agreements” means any contract pursuant to which any licenses; sublicenses; releases; covenants not to sue, exercise or assert; ownership interests; options; or other rights or interests, including rights to receive royalties, have been granted with respect to any Intellectual Property Rights (x) to the Company or any Subsidiary, and (y) by the Company or any Subsidiary to any Person.

(iii)    “Company Products” mean all products and services developed, manufactured, offered, sold, or distributed by or on behalf of the Company or any of its Subsidiaries, as well as all documentations relating to any of the foregoing.

(iv)    “Intellectual Property Rights” means, collectively, worldwide (A) patents (including reexaminations and reissues) and patent applications (including continuation, continuation-in-part, divisional, and provisional applications), (B) copyrights, mask work rights, and registrations for copyrights or mask work rights, (C) intellectual property rights in trade secrets, proprietary and confidential information, know-how, data, data collections and databases, (D) trademarks, service marks, trade names, designs, trade dress, and other similar source designations, and applications and registrations therefor, together with the goodwill of the Company or the Company’s business symbolized thereby, (E) domain name registrations, and (F) rights to sue for past, present and future infringement of any of the foregoing intellectual property rights.

(v)    “Licensed Intellectual Property” means any and all Intellectual Property Rights currently licensed by the Company or any of its Subsidiaries from a Person other than the Company or any of its Subsidiaries.

(vi)    “Owned Intellectual Property” means any and all Intellectual Property Rights that are currently owned by the Company or any of its Subsidiaries, which includes the Intellectual Property Rights to the Company Products except for the Licensed Intellectual Property.

(vii)    “Owned Registered Intellectual Property” means Owned Intellectual Property that is a patent, a pending patent application, a trademark registration, a pending trademark application, or a copyright registration with or by any Governmental Entity, or a domain name registration.

(b)    The Company has provided to Parent a list, included in Section 3.14(b) of the Disclosure Letter, that is true, correct and complete in all material respects as of the date of this Agreement of all Owned Registered Intellectual Property. The Company or a Subsidiary thereof is the sole and exclusive owner of each item of Owned Registered Intellectual Property and, to the knowledge of the Company, the owner of each other item of Owned Intellectual Property, in each case free and clear of any Liens (excluding any license of Intellectual Property Rights thereunder).

(c)    There are no Actions regarding any Owned Intellectual Property before any court or tribunal (including the Patent Trial and Appeal Board or Trademark Trial and Appeal Board of the United States Patent and Trademark Office or equivalent authority anywhere in the world), to which the Company or any of its Subsidiaries is or was a party, that are still pending or have been threatened or have been raised in the past three (3) years, and in which claims are or were threatened to be raised relating to the validity, enforceability, scope, ownership, misappropriation or infringement of such Owned Intellectual Property. To the knowledge of the Company, there are no Actions regarding any Owned Intellectual Property before any court, to which any of its customers is or was a party, that are still pending or have been threatened or have been raised in the past three (3) years, and in which claims are or were threatened to be raised relating to the validity, enforceability, scope, ownership, misappropriation or infringement of such Owned Intellectual Property. To the knowledge of the Company, (i) each item of Owned Registered Intellectual Property included in Section 3.14(b) of the Disclosure Letter is subsisting, valid, enforceable, and has not been abandoned, cancelled, forfeited, relinquished, allowed to lapse, or rejected by any action or failure to take action by the Company or its Subsidiaries, (ii) neither the Company nor any Subsidiary has taken any action or failed to take any action that would reasonably be expected to proximately cause the abandonment, disclaimer, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Owned Registered Intellectual Property included in Section 3.14(b) of the Disclosure Letter, and (iii) all maintenance and annuities owed for maintaining such Owned Registered Intellectual Property that are due have been paid except to the extent a court or tribunal has made a contrary determination as set forth in Section 3.14(c) of the Disclosure Letter.

(d)    Immediately following the Merger, the Company and its Subsidiaries will have the same rights to the Company Intellectual Property as they had prior to the Merger. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to the use, transfer, or licensing of, any Owned Registered Intellectual Property or, to the knowledge of the Company, any other Owned Intellectual Property.

(e)    To the knowledge of the Company, each license granted to the Company or any of its Subsidiaries to any Licensed Intellectual Property are valid and enforceable. Immediately following the Merger, the Company and its Subsidiaries will have the same rights to any Licensed Intellectual Property as they had prior to the Merger except as set forth in Section 3.14(e) of the Disclosure Letter. During the past three (3) years, neither the Company nor any Subsidiary has received written notice of any breach or default under any agreement under which the Company or such Subsidiary licensed any Licensed Intellectual Property or any other Company IP Agreement.

(f)    The Company Intellectual Property includes all Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, neither the operation of the business of the Company and its Subsidiaries as currently conducted or as it has been conducted for the past three (3) years nor any Company Products infringe any Intellectual Property Rights of any Person and no previously asserted claims of infringement of any Intellectual Property Rights of any Person against the Company or any of its Subsidiaries remain outstanding or unresolved. To the knowledge of the Company, the exploitation of the Company Products using any Licensed Intellectual Property by or on behalf of the Company or any of its Subsidiaries has been and is in compliance with all licenses, rights, and other authorizations to such Licensed Intellectual Property granted to the Company or such Subsidiary. To the knowledge of the Company, since January 1, 2015 no Person has infringed, or is infringing or otherwise violating, any Company Intellectual Property.

(g)    The Company, and where applicable its Subsidiaries, has taken reasonable steps to protect the confidentiality of its trade secrets and the confidentiality of any Person’s confidential information disclosed to it in accordance with the Company’s contractual obligations to such Person (collectively, the “Company Confidential Information”). The Company has taken reasonable steps to obligate its employees to maintain the confidentiality of the Company Confidential Information, and to the knowledge of the Company, no employee has disclosed any trade secret of the Company in violation of such confidentiality obligations, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, each of the Company and its Subsidiaries has caused all current and former employees and other Persons engaged by the Company and its Subsidiaries in the creation or development of any Company Products to execute a proprietary rights and invention assignment agreement substantially in the form previously provided to Parent, and any employee with access to any Company Confidential Information material to or used or intended for use in the business has executed a non-disclosure agreement or is subject to another non-disclosure obligation.

(h)    To the knowledge of the Company, no software, firmware, code, or application owned by the Company and in the possession and control of the Company (“Software”), and no firmware, server, database, and network owned by the Company and in the possession and control of the Company (collectively, “Computer System”) contains any computer virus, worm, or other malware designed to disable, damage, degrade or disrupt the operation of, or to permit unauthorized undetected access by another Person to, the Software and Computer System (“Malicious Code”). The Company has established and maintained commercially reasonable measures, such as through commercially available anti-virus software and firewalls, to prevent Malicious Code from accessing the Computer System.

Section 3.15    Real Property.

(a)    Neither the Company nor any of its Subsidiaries owns, or has owned since January 1, 2015, any real property.

(b)    Section 3.15(b) of the Disclosure Letter sets forth a list that is true, correct and complete of all leases, subleases and other agreements as of the date of this Agreement, together with any amendments, restatements, supplements, addenda or other modifications thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (each, a “Real Property Lease” and the real property covered thereby, the “Leased Real Property”). The Company has made available to Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease is valid, binding and in full force and effect, and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current. No termination event, condition, uncured default or event that but for the passage of time or the giving of notice or both would constitute a default on the part of (x) the Company or, if applicable, its Subsidiary or, (y) to the knowledge of the Company, the lessor under each Real Property Lease, has occurred. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it pursuant to a Real Property Lease free and clear of all Liens, except Permitted Liens. None of the Company and its Subsidiaries has received written notice of any pending condemnation. The Company or the applicable Subsidiary of the Company has adequate legal ingress and egress to the Leased Real Property for the conduct of the business of the Company or such Subsidiary, as conducted thereon as of the date hereof, with utilities adequate to support such use. To the knowledge of the Company, the Leased Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision or other land use and similar applicable Laws, or under the applicable Real Property Lease. The Leased Real Property constitutes all of the real property used or held for use in connection with the businesses of the Company and its Subsidiaries and is adequate to conduct thereof. All buildings, structures, fixtures, building systems and equipment, and all components that are part of the portions of the Leased Real Property are in good operating condition in all material respects and in a state of good and working maintenance and repair in all material respects, and are adequate and suitable for the operation of the Company’s business, in each case, ordinary wear and tear excepted.

Section 3.16    Material Contracts.

(a)    Section 3.16(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub copies that are true, correct and complete of, all contracts, agreements, commitments, licenses (including with respect to Company IP Agreements), leases (including with respect to personal property, but excluding Real Property Leases) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (but which, for the avoidance of doubt, shall not include Company Employee Plans, International Employee Plans, collective bargaining agreements, and labor union and works councils contracts otherwise addressed, and made available to Parent, pursuant to Section 3.9) that:

(i)    would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)    limits or purports to limit the ability of the Company or any of its Subsidiaries to compete or engage in any line of business in any geographic area or with any Person;

(iii)    provide for or govern the formation, creation, operation, management or control of any strategic partnership, joint venture or similar arrangement that is material to the Company and the Subsidiaries considered as a single enterprise;

(iv)    were entered into after January 1, 2017, or have not yet been consummated, and involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person for consideration in excess of $100,000;

(v)    by their terms call for aggregate payments by the Company and its Subsidiaries, or to the Company or any of its Subsidiaries, of more than $100,000 in any one year (including by means of royalty payments) or in excess of $100,000 in the aggregate, other than contracts made in the ordinary course of business consistent with past practice and other than Company IP Agreements;

(vi)    are Company IP Agreements that by their terms call for aggregate guaranteed payments by the Company and its Subsidiaries, or to the Company or any of its Subsidiaries, of more than $100,000 in any one year (including by means of royalty payments), other than contracts made in the ordinary course of business consistent with past practice;

(vii)    are between the Company and a current customer and include pricing or margin provisions that provide “most favored nation” or similar provisions with respect to pricing;

(viii)    includes “take or pay,” “requirements” or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person in excess of $100,000 in the aggregate on or after the date of this Agreement or $50,000 within any twelve-month period following the date of this Agreement;

(ix)    are with respect to any acquisition of a business or capital stock or other equity interests of another Person pursuant to which the Company or any of its Subsidiaries has (A) any continuing indemnification obligations or (B) any “earn-out” obligation greater than $100,000;

(x)    with any Governmental Entity; or

(xi)    require the Company or any of its Subsidiaries to act as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person.

Each contract, agreement, commitment, arrangement, license, lease or other instrument of the type described in clauses (i) through (x) of this Section 3.16(a) is referred to herein as a “Material Contract.”

(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto, and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and enforceable in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except to the extent that they have previously expired in accordance with their terms or they have been terminated by the Company in the ordinary course of business, in each case without further obligation or liability; (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract; and (iii) there is no default under any Material Contract by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto.

Section 3.17    Insurance. The Company and its Subsidiaries have delivered or otherwise made available to Parent, copies of all material policies of insurance in effect as of the date hereof covering the Company, its Subsidiaries or any of their respective employees, properties, assets or operations, including policies of property, automobile, workers’ compensation, directors’ and officers’ liability and other casualty and liability insurance. The Company believes in good faith that it maintains the types and amounts of insurance coverage that are reasonably customary for companies in similar lines of business as the Company and its Subsidiaries. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid or accrued, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and none of the Company and its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, cancellation, avoidance or rescission of, any such insurance policy, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (iii) as of the date of this Agreement, there is no material claim pending under any such insurance policy as to which coverage has been denied or disputed in writing by the underwriters of such policy and (iv) as of the date of this Agreement, the Company and its Subsidiaries have no knowledge of any threatened nonrenewal, material change in coverage or material premium increase with respect to any such insurance policy.

Section 3.18    Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion from Raymond James & Associates, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than Shares owned by Parent, Merger Sub or any wholly-owned Subsidiary of Parent or the Company or held in the treasury of the Company) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.. As soon as practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to Parent for informational purposes only.

Section 3.19    Requisite Shareholder Approval. The only vote of the shareholders of the Company required to adopt this Agreement, including the plan of merger, and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares (the “Requisite Shareholder Approval”).

Section 3.20    Related Party Transactions. (a) There are no contracts or agreements between or among any of the Company or any of its Subsidiaries, on the one hand, and any affiliate of the Company or any of its Subsidiaries, on the other hand, and (b) no affiliate of the Company or any of its Subsidiaries or any other Person has any material interest in any property or asset used by the Company or any of its Subsidiaries, in the case of clause (a) or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. None of the Company or any of its Subsidiaries is party to any contract, agreement or other transaction with any holder of 5% or more of any of the Shares, or any present or former director, manager, officer, employee or affiliate of the Company or any of its Subsidiaries, or to any familial relative of any of the foregoing, except (x) as described in the Company SEC Report or (y) for employment or compensation contracts or agreements (including any award pursuant to any Parent Plan) with directors, managers, officers and employees made in the ordinary course of business consistent with past practice.

Section 3.21    Customers and Suppliers.

(a)    Section 3.21(a) of the Disclosure Letter sets forth a list showing the five largest customers of the Company and its Subsidiaries, taken as a whole, determined by gross sales during the 12 month period ending on March 31, 2018 (each, a “Significant Customer”). Since January 1, 2018, no Significant Customer has expressly stated in writing an intention, or has threatened in writing, to (i) terminate its relationship with, or otherwise stop or, other than in the ordinary course of business, reduce purchasing products from, the Company or its Subsidiary, as applicable, or (ii) other than in the ordinary course of business, change the terms and conditions on which it purchases products from the Company or its Subsidiary, as applicable, in a manner adverse to the Company or its Subsidiary, as applicable.

(b)    Section 3.21(b) of the Disclosure Letter sets forth a list showing the five largest suppliers of the Company and its Subsidiaries, taken as a whole, determined by gross expenditures, during the 12 month period ending on March 31, 2018 (each, a “Significant Supplier”). Since January 1, 2018, no Significant Supplier has expressly stated in writing an intention, or has threatened in writing, to (i) terminate its relationship with, or otherwise stop or, other than in the ordinary course of business, reduce its supply of products or services to, the Company or its Subsidiary, as applicable, or (ii) other than in the ordinary course of business, change the terms and conditions on which it supplies the Company or its Subsidiary, as applicable, in a manner adverse to the Company or its Subsidiary, as applicable.

Section 3.22    Anti-Corruption.

(a)    Neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees or agents acting on behalf of the Company, or, to the knowledge of the Company, other Persons (including any distributors or consultants) acting on behalf of the Company, (i) has unlawfully made, authorized, solicited or received any bribe, rebate, payoff, influence payment, or kickback, (ii) has unlawfully established or maintained, or is unlawfully maintaining, any fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) has violated or is violating in any respect the Anti-Corruption Laws, or (v) has, directly or indirectly, unlawfully made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any (A) official or employee of a U.S. of foreign Governmental Entity, (B) officer, director, or employee of a U.S. or foreign government-owned or -controlled enterprise, (C) U.S. or foreign political party or official thereof or any candidate for political office, (D) officer or employee of a public international organization, (E) other Person acting in an official capacity for or on behalf of any such Governmental Entity, enterprise, party, organization, or (F) officer, director, employee, agent, or representative of another company or organization without that company’s or organization’s knowledge and consent, in each case (A-F) in order to obtain an improper advantage or induce the recipient to violate a lawful duty, or for any other improper purpose.

(b)    Neither the Company nor any of its Subsidiaries is, or has been, the subject of any enforcement proceedings, or, to the knowledge of the Company, any investigation or inquiry, by any Governmental Entity regarding any violation or alleged violation under any Anti-Corruption Law; and no such investigation, inquiry, or enforcement proceedings are pending or have been threatened and, to the knowledge of the Company, there are no circumstances reasonably likely to give rise to any such investigation, inquiry, or proceedings.

Section 3.23    Export Controls.

(a)    Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective Company Representatives (in each case acting in their capacities as representatives of the Company or any of its Subsidiaries) has had any reasonable basis for believing that any of the foregoing Persons, has violated any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department anti-boycott regulations (15 C.F.R. 560), the U.S. Treasury Department anti-boycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. The Company has made available to Parent true, correct and complete copies of each material contract between the Company or any of its Subsidiaries and any Person engaged in international trade or export on behalf of the Company or any of its Subsidiaries (including any Person identified on the U.S. Department of the Treasury’s Specially Designated Nationals List), the execution or performance of which by the Company or any of its Subsidiaries would, absent the requisite permits held by such Person, reasonably be expected to result in a violation of any of the foregoing Laws set forth in this Section 3.23(a) (for purposes of this Section 3.23(a), without regard to the existence or validity of such permit) and that would reasonably be expected to result in a fine or penalty to the Company.

(b)    The Company and its Subsidiaries have obtained all material export Permits, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of their respective products, services, software and technology.

(c)    There are no material, pending or, to the knowledge of the Company, threatened civil, criminal or administrative Actions, settlements or enforcement actions, involving the Company or any of its Subsidiaries in any way relating to Laws identified in Section 3.23(a).

(d)    The Company and its Subsidiaries are not engaged in any activities to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Entity within, and any Person organized or domiciled in or that is a citizen of, the Republic of Cuba, the Islamic Republic of Iran, the Republic of North Korea, the Crimea region of Ukraine or Syria.

Section 3.24    Open Source Software.

(a)    For the purposes of this Agreement, “Open Source Materials” means any software and associated material that is distributed as “free software,” “open source software,” or under similar licensing or distribution terms under licenses identified by the Open Source Initiative at https://opensource.org/licenses.

(b)    Section 3.24(b) of the Disclosure Letter contains a complete list of all material Open Source Materials that have been (or were) included in, combined with, or incorporated in any Company Products distributed by the Company and its Subsidiaries since January 1, 2015 and identifies the manner in which such Open Source Materials are (or were) being used (the term “use” with respect to Open Source Materials includes modification or distribution by a Subsidiary or Affiliate of the Company), as well as the name and version number of any applicable license for such Open Source Material. There are no ongoing or, to the knowledge of the Company, threatened Actions regarding the use of Open Source Materials in or in connection with the Company Products.

(c)    To the knowledge of the Company, there are no Open Source Materials that are distributed with or incorporated into any of the Company Products that create, or purport to create, obligations for the Company or its Subsidiaries with respect to Company Products (other than such Open Source Materials) to (i) disclose or distribute Company Products in source code form, (ii) provide licenses for the purpose of making derivative works of Company Products, or (iii) permit redistribution of Company Products at no charge.

(d)    Except as identified in Section 3.24(d) of the Disclosure Letter, the Company and its Subsidiaries are not party to any agreements with any organizations or consortia dedicated to the development of Open Source Materials that require the Company or its Subsidiaries to disclose, distribute or make available Company Intellectual Property as Open Source Materials.

(e)    To the knowledge of the Company, no customer of the Company or any of its Subsidiaries, through the use, sale or distribution of Company Products or other products incorporating Company Intellectual Property, has caused the Company Intellectual Property to become, in whole or in part, subject to the terms of any Open Source Materials license.

Section 3.25    No Additional Representations. Except for the representations and warranties made by the Company in this ARTICLE III and in any certificates or other documents delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 3.25 shall limit Parent’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by the Company in this ARTICLE III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1    Organization and Qualification. Each of Parent and Merger Sub is (a) a duly organized and validly existing corporation in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Law of the jurisdiction of its incorporation, and (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company true, correct and complete copies of the Certificate of Incorporation and Bylaws of Merger Sub as in effect as of the date of this Agreement.

Section 4.2    Authority for this Agreement; Board Action. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement, including the plan of merger, by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform their obligations hereunder, other than, with respect to completion of the Merger, the adoption of this Agreement, including the plan of merger, by Parent as sole shareholder of Merger Sub and the filing of the Articles of Merger with the Secretary of State of the State of Oregon. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3    Proxy Statement. None of the information supplied by Parent, Merger Sub or any Representative or Affiliate of Parent or Merger Sub in writing, expressly for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 4.4    Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub, the consummation of the transactions contemplated hereby, nor the compliance by Parent and Merger Sub with any of the provisions hereof will (a) violate or conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub or any of their respective Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or loss or reduction of any rights (or give rise to any right of termination, cancellation, modification or acceleration, or trigger any requirement or option for additional consideration, or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or loss or reduction of any rights or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, or (e) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound, except (i) in the case of each of clauses (c), (d) and (e) of this Section 4.4, for such violations, conflicts, breaches, defaults or Liens which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (ii) in the case of each of clauses (b), (c), (d) and (e) of this Section 4.4, (A) as may be required under any applicable Antitrust Law, (B) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (C) the filing and recordation of appropriate merger documents as required by the OBCA, or (D) the applicable requirements under the DPA, including the CFIUS Approval (as defined below) and (iii) in the case of each of clauses (b), (c), (d) and (e) of this Section 4.4, for such violations, conflicts, breaches, defaults or Liens as may arise as a result of facts or circumstances relating to the Company or its Affiliates or Laws or contracts binding on the Company and its Subsidiaries.

Section 4.5    Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

Section 4.6    Sufficient Funds. Parent has available and will have available at the Effective Time, the funds necessary to pay for the Shares and to consummate the Merger and to perform the other transactions and obligations described herein.

Section 4.7    Litigation. As of the date hereof, there is no Action seeking to prohibit or materially delay or impede the transactions contemplated by the Agreement, including the Merger, that is pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries (and neither Parent nor any of its Subsidiaries has received notice of any such Action). Neither Parent nor Merger Sub is subject to any outstanding Order, except for those Orders which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.8    No Vote of Parent Shareholders. Except for the adoption of this Agreement, including the plan of merger, by Parent as the sole shareholder of Merger Sub, no vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the articles of incorporation or bylaws of Parent or the applicable rules of the any exchange on which securities of Parent are traded, in order for Parent or any of its affiliates to consummate the Merger.

Section 4.9    Lack of Ownership of Shares. None of Parent and its Subsidiaries owns, directly or indirectly, more than one percent of the Shares or other Company Securities.

Section 4.10    No Additional Representations; No Reliance. Except for the representations and warranties made by Parent in this ARTICLE IV and in any certificates or other documents delivered pursuant to this Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. Further, Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in ARTICLE III, neither the Company nor any other Person has made, and none of Parent, Merger Sub or any other Person has relied on, any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, or with respect to any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 4.10 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by Parent and Merger Sub in this ARTICLE IV.

ARTICLE V

COVENANTS

Section 5.1    Conduct of Business of the Company. Except (a) as expressly permitted or required by this Agreement, (b) as may be agreed in writing by Parent, (c) as set forth in Section 5.1 of the Disclosure Letter, or (d) as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) conduct its business and operations in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to keep available the services of its current officers and other key employees and preserve the goodwill and current relationships with customers, suppliers and other Persons with which it has business relations and (iii) use commercially reasonable efforts to preserve substantially intact its present business organization. Except (i) as expressly permitted or required by this Agreement, (ii) as set forth in Section 5.1 of the Disclosure Letter, (iii) as may be agreed to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed in the cases of clauses (j), (n), (p) or (q), or clause (s) to the extent related to clauses (j), (n), (p) or (q), and which consent may be withheld, conditioned or delayed in Parent’s sole discretion in the cases of clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (l), (m), (o) or (r), or clause (s) to the extent related to clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (l), (m), (o) or (r)) or (iv) as required by applicable Law, during the period specified in the preceding sentence, the Company will not and will not permit any of its Subsidiaries to, directly or indirectly:

(a)    issue, deliver, sell, grant options or rights to purchase, pledge, or subject to any Lien any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Company Stock Options or Company Warrants or upon the vesting or settlement of Company TBRSUs and Company PBRSUs outstanding on the date hereof in accordance with the terms of such Company Securities and the terms of this Agreement;

(b)    purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, or amend the terms of, any Company Securities or Subsidiary Securities, except for the delivery of Shares by holders of Company Stock Options, Company TBRSUs or Company PBRSUs to pay any applicable exercise or purchase price and/or Taxes related to the exercise or vesting of such awards and except as provided in Section 9(c) of the Company Warrants;

(c)    split, combine, subdivide or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock;

(d)    incur, create, assume or otherwise become liable or responsible for any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, (iii) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (iv) amounts owing as deferred purchase price for the purchase of any property, (v) capital lease obligations or (vi) guarantee of any such indebtedness, obligations or debt securities of a type described in clauses (i) through (v) above of any other Person, except, in each case, for indebtedness for borrowed money (A) among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (B) incurred in the ordinary course of business pursuant to and in compliance with that certain Loan and Security Agreement, dated as of January 3, 2018 (as amended, the “Marquette Credit Agreement”), between Marquette Business Credit, LLC and the Company, or (C) incurred in the ordinary course of business pursuant to and in compliance with that certain Note Purchase Agreement, dated as of January 3, 2018 (as amended, the “Hale Note Purchase Agreement”), between HCP-FVG, LLC and the Company;

(e)    make any loans, advances or capital contributions to, or investments in, any other Person, other than routine travel, relocation and business advances to employees in the ordinary course of business;

(f)    make any change to financial accounting methods, principles or practices used by it, except as required by GAAP, any applicable generally accepted accounting principles, SEC rule or policy or applicable Law;

(g)    make, revoke or change any material Tax election, file any Tax Return other than in accordance with past practice and custom of the Company and its Subsidiaries, change any Tax accounting period or method of Tax accounting, file any amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law), surrender any right to claim a Tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

(h)    amend, modify or otherwise change its Articles of Incorporation or Bylaws (or similar organizational documents);

(i)    except as required pursuant to the terms and conditions of any Company Employee Plan or International Employee Plan made available to Parent prior to the date of this Agreement, in each case, as in effect on the date of this Agreement, (i) enter into any new, or amend, terminate or renew any existing Company Employee Plan, International Employee Plan, or any employment, severance, consulting or salary continuation agreements with or for the benefit of any employees or directors of the Company, or grant any increases in the compensation or benefits to officers, directors or employees (other than increases in compensation to non-executive employees in the ordinary course of business in amounts and at the times consistent with past practices); or (ii) adopt, establish, enter into, amend, modify or terminate any collective bargaining, union, labor or similar agreement;

(j)    settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby, and including the Actions set forth in Section 3.10 of the Disclosure Letter), except where the amount paid in settlement does not exceed $50,000 individually or, when combined with the settlement of any other Actions, $100,000 in the aggregate;

(k)    merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than this Agreement and the Merger);

(l)    acquire (including by merger, consolidation or acquisition of stock or assets) any interest in or assets of any other Person or any equity interest therein, other than acquisitions of goods and services in the ordinary course of business consistent with past practice and capital expenditures permitted pursuant to Section 5.1(m);

(m)    make or authorize capital expenditures in excess of $1,000,000 in the aggregate;

(n)    enter into, amend, modify in any material respect or terminate any Material Contract or waive, release or assign any material rights, claims or benefits thereunder;

(o)    form any Subsidiary;

(p)    fail to keep in force material insurance policies or replacement or revised provisions providing insurance coverage in a manner consistent with past practice;

(q)    except in the ordinary course of business consistent with past practice, dispose of or delete any data, content, information or functionality from the databases, data packages and organized or structured collections of data that are used in respect of the data, content or information owned or used by, or material to the business of, the Company and its Subsidiaries;

(r)    take any action that would reasonably be expected to prevent or materially delay or impede the consummation by Parent of the Merger or the transactions contemplated hereby; or

(s)    agree, authorize or commit to any of the foregoing actions or the proposal thereof.

Section 5.2    No Solicitation; Company Recommendation.

(a)    Subject to the terms of this Section 5.2(a), during the period commencing on the date hereof until the Effective Time, (i) the Company shall, shall cause each of its Subsidiaries to, and shall cause each of its and their respective directors, officers, employees, financial advisors, legal counsel, auditors, accountants and other agents (each, a “Representative” and, collectively, “Representatives”) to, immediately cease and cause to be terminated any solicitation, knowing encouragement, communications, discussions, or negotiations with any Persons (including such Person’s Representatives) that may be ongoing with respect to an Acquisition Proposal (as defined below) and request that such Persons (and such Person’s Representatives) promptly return or destroy (and confirm destruction of) all confidential information concerning the Company and its Subsidiaries and (ii) the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit their respective Representatives to, directly or indirectly, (A) initiate, solicit, facilitate or knowingly encourage any inquiries or the making of proposals with respect to an Acquisition Proposal or otherwise facilitate any effort to attempt or make or implement an Acquisition Proposal, (B) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries in connection with any Acquisition Proposal, or afford to any Person access to non-public information, or to any personnel or Representatives of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal, (C) engage in any communications, discussions or negotiations with any Person with respect to any Acquisition Proposal, or (D) enter into, or authorize the Company or any of its Subsidiaries to enter into, any agreement or understanding (whether written or oral, binding or nonbinding) of any kind providing for, or deliberately intended to facilitate an Acquisition Transaction (as defined below) (other than an Acceptable Confidentiality Agreement (as defined below) entered into in accordance with Section 5.2(b)) (a “Company Acquisition Agreement”). The Company shall ensure that its Representatives are aware of the provisions of this Section 5.2(a). Any violation of the restrictions set forth in this Section 5.2(a) by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b)    Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, but subject to the limitations set forth in this Section 5.2(b), at all times during the period commencing on the date of this Agreement and continuing until the Company’s receipt of the Requisite Shareholder Approval, the Board of Directors of the Company may, directly or indirectly through one or more Representatives, (i) participate or engage in discussions or negotiations with any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof which did not result from a breach of this Section 5.2; (ii) furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof which did not result from a breach of this Section 5.2; provided that (A) prior thereto, the Board of Directors of the Company determines in good faith after consultation with its outside legal and financial advisors that (x) such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably be expected to lead to a Superior Proposal and, at the time of taking such action, such Acquisition Proposal continues to constitute or remains reasonably likely to lead to a Superior Proposal and (y) failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable Law, (B) contemporaneously with furnishing any non-public information to such Person, the Company makes available such non-public information to Parent (to the extent such information has not been previously made available to Parent), and (C) within 24 hours of the receipt of such Acquisition Proposal, the Company provides Parent (1) a copy of any such Acquisition Proposal made in writing or (2) a summary of the identity and the material terms of any such Acquisition Proposal not made in writing; and/or (iii) with prior written notice to Parent, waive or decline to enforce any standstill or similar provisions in any confidentiality agreement it has entered into with any Person in order to permit the counterparty thereto to make an Acquisition Proposal.

(c)    Subject to Section 5.2(d), Section 5.2(e), Section 5.2(f) and Section 5.2(g), the Board of Directors of the Company shall not (i) withhold, fail to include or change the Company Board Recommendation, (ii) withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent or Merger Sub, or authorize or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) approve, adopt or recommend to the shareholders of the Company any Acquisition Proposal, or authorize or publicly propose to approve, adopt or recommend to the shareholders of the Company any Acquisition Proposal, (iv) make any public statement regarding any Acquisition Proposal or tender or exchange offer that fails to include a reaffirmation of the Company Board Recommendation (other than a “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer) or (v) at any time after receipt of any Acquisition Proposal, fail to reaffirm the Company Board Recommendation as promptly as practicable after receipt of any written request to do so by Parent (but in any event within five Business Days (or if the Final Outside Date is fewer than five Business Days after the Company’s receipt of such request, by the close of business on the Business Day immediately preceding the Final Outside Date)) (each, a “Recommendation Change”).

(d)    Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Requisite Shareholder Approval, subject to compliance with Section 5.2(f), the Board of Directors of the Company may effect a Recommendation Change if, in response to an Acquisition Proposal, the Board of Directors of the Company has concluded in good faith after consultation with its outside legal and financial advisors that such Acquisition Proposal constitutes a Superior Proposal and that the failure of the Board of Directors to effect a Recommendation Change would be inconsistent with the directors’ fiduciary obligations under applicable Law.

(e)    Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Requisite Shareholder Approval, subject to compliance with Section 5.2(f) and Section 7.1(g), the Company may terminate this Agreement pursuant to Section 7.1(g) to enter into a definitive, written Company Acquisition Agreement for a Superior Proposal that was not the result of a breach of this Section 5.2 if the Board of Directors of the Company determines in good faith after consultation with its outside legal and financial advisors that the failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable Law.

(f)    Prior to taking any action permitted by Section 5.2(d) or Section 5.2(e), (i) the Company shall give Parent at least five Business Days’ prior written notice of its intention to take such action (which notice shall specify the reasons for any Recommendation Change and the identity and material terms and conditions of such

Superior Proposal), (ii) if requested by Parent, the Company and its Representatives shall negotiate in good faith with Parent during such notice period to enable Parent to propose changes to the terms of this Agreement intended to cause such Superior Proposal to no longer constitute a Superior Proposal and (iii) the Board of Directors of the Company shall have considered in good faith after consultation with its outside legal and financial advisors any changes to this Agreement proposed in writing by Parent and determined that such changes would continue to require a Recommendation Change if such changes were to be given effect. Following (or during) such initial five Business Days’ notice period, in the event there is any amendment to the financial terms or any other material amendment to the Superior Proposal, the Company shall be required to comply again with the requirements of this Section 5.2(f); provided, however, that the references to the five Business Day period shall be deemed to be references to a three Business Day period.

(g)    Nothing set forth in this Section 5.2 or elsewhere in this Agreement shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure that the Board of Directors of the Company determines to make in good faith after consultation with its outside legal advisors to fulfill its fiduciary duties or satisfy applicable Law; provided that no such position or disclosure under clause (i) or (ii) will be deemed to be a Recommendation Change if such position or disclosure is either a “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer, or such position or disclosure includes an express reaffirmation of the Company Board Recommendation.

(h)    For purposes of this Agreement:

(i)    “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into after the date of this Agreement that contains standstill provisions and provisions restricting disclosure and use that are no less favorable in the aggregate to the Company than those in the confidentiality agreement dated March 9, 2018 between the Company and Parent (as it may be further amended, the “Confidentiality Agreement”); provided that any such standstill provisions need not restrict any Person from making a confidential proposal to the Board of Directors of Company.

(ii)    “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub), whether or not in writing, to engage in an Acquisition Transaction from any Person or group (as such term is used in Section 13(d) of the Exchange Act).

(iii)    “Acquisition Transaction” means (A) any transaction or series of related transactions (other than the transactions contemplated by this Agreement) with one or more third parties involving (1) the purchase or other acquisition from the Company (whether by way of a merger, share exchange, consolidation, business combination or similar transaction) by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of 15 percent or more of the total outstanding Shares, (2) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15 percent or more of the total outstanding Shares, (3) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, or (4) any sale, acquisition, transfer or disposition of assets (including equity of Subsidiaries of the Company) that constitute 15 percent or more of the consolidated assets of the Company and its Subsidiaries, or (B) any liquidation or dissolution of the Company.

(iv)    “Superior Proposal” means a bona fide, fully financed, written Acquisition Proposal to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or similar acquisition transaction, (A) assets (including equity of Subsidiaries of the Company) that constitute 50 percent or more of the consolidated assets of the Company and its Subsidiaries or (B) more than 50 percent of the outstanding Shares, with respect to which the Board of Directors of the Company shall have determined in good faith after consultation with its outside legal and financial advisors that the Acquisition Transaction contemplated by such Acquisition Proposal would be more favorable to the shareholders of the Company (solely in their capacity as such) from a financial point of view than the Merger, after taking into account the financing aspects of such proposal, the form of consideration (including the trading volume, growth and income prospects and volatility of any consideration in the form of stock), and the likelihood, conditionality and timing of closing of any such Acquisition Proposal, including any changes to the terms of this Agreement proposed in writing by Parent to the Company in response to such proposal or otherwise.

Section 5.3    Access to Information. From and after the date of this Agreement, subject to the requirements of applicable Law, the Company will (i) give Parent and Merger Sub and their authorized Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including returns) of the Company and its Subsidiaries and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request and (iv) reasonably cooperate with Parent and its Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the Company and the Subsidiaries of the Company as set forth on Section 5.3 of the Disclosure Letter (provided that communications and meetings by Parent or its Affiliates, on the one hand, with customers of the Company or any Subsidiary of the Company (other than customers of Parent and its Affiliates), and the Company and its Subsidiaries, on the other hand, shall be made jointly by Parent and the Company and in consultation with the Company and the applicable Subsidiary of the Company). Parent shall, and shall cause its Representatives to, treat any such information in accordance with the Confidentiality Agreement. In addition, the Company shall provide Parent with information reasonably requested by Parent in connection with determining whether to make any election under Section 338(g) of the Code (or any analogous provisions of state, local or non-U.S. Tax Law), and the Company shall cooperate in good faith with Parent and provide Parent with commercially reasonable assistance in making any such election. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to grant any access or make any disclosure in violation of applicable Law. The Confidentiality Agreement shall survive any termination of this Agreement.

Section 5.4    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement and Section 5.4(b) below and except with regard to matters related to the Antitrust Laws and clearances and litigation thereunder, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions described herein, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions described herein, (iii) execute and deliver any additional instruments necessary to consummate the transactions described herein, and (iv) defend or contest any Action brought by a third party that would otherwise prevent or materially delay or impede the consummation of the transactions described herein.

(b)    Each of the Company and Parent shall (i) make, as promptly as reasonably practicable, all necessary filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under the Antitrust Laws and, in any event, if necessary, file a Notification and Report

Form under the HSR Act no more than ten Business Days after the date hereof and (ii) use its reasonable best efforts to obtain termination or expiration of any waiting periods under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the Merger under the Antitrust Laws and to remove any court or regulatory orders under the Antitrust Laws impeding the ability to consummate the Merger by the Initial Outside Date (as defined below).

(c)    Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Parent or Merger Sub, be required to (i) propose, negotiate, offer to commit or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Company, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Company or their respective Subsidiaries or (ii) commence any Action seeking to contest or resist any of the foregoing requirements that may be sought by any Governmental Entity. The Company and its Subsidiaries shall not, without Parent’s prior written consent, discuss or commit to any extension of any waiting period under any Law or to any agreement not to consummate the Merger. If requested by Parent, the Company shall take any action or make any agreement required by any Governmental Entity under any applicable Law; provided that any such action or agreement is conditioned on the consummation of the Merger. The Company shall not take any action or make any agreement required by any Governmental Entity under any applicable Law without the written consent of Parent, in its sole discretion.

(d)    Without limiting the generality of the foregoing, each of the parties hereto shall use their respective reasonable best efforts to obtain the CFIUS Approval (as defined below) prior to the Initial Outside Date, including using their respective reasonable best efforts to: (i) as soon as practicable, make the draft filing with the Committee on Foreign Investment in the United States (“CFIUS”) as contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated by this Agreement within fifteen (15) Business Days after the date hereof and engage in the pre-notice consultation process with CFIUS, (ii) following such pre-notice consultation, as soon as practicable after the notification from CFIUS that the draft filing meets the requirements of 31 C.F.R. § 800.402 and is, accordingly, complete, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a), (iii) promptly and, in all events, consistent with any deadline imposed by CFIUS or pursuant to other applicable Law, comply with any request received by it from any Governmental Entity for any certification, additional information, documents or other materials in respect of such notice or such transactions, and (iv) cooperate with each other party hereto in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under the DPA with respect to any such filing. For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Section 5.4(d), the exercising of “reasonable best efforts” shall in no event require the parties, as a condition to obtaining the CFIUS Approval, to take any action that may limit Parent’s freedom of action with respect to the Company, or to sell, divest or hold separate or take any other action with respect to any assets, businesses, or interests in any assets or businesses of the parties (or to consent to any sale, divestiture or holding separate, or agreement to sell, divest or hold separate by the parties of any of their assets, businesses or interests in any of their assets or businesses).

Section 5.5    Indemnification and Insurance.

(a)    Parent and Merger Sub shall cause the Surviving Corporation to agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising out of related to or in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former director or officers (the “Indemnified Parties”) or employees, as the case may be of the Company or its Subsidiaries as provided in their respective articles of incorporation or bylaws or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years following the Effective Time (the “Post-Closing Indemnification Period”), Parent and the Surviving Corporation or its successor shall cause the Surviving Corporation’s or its successor’s articles of incorporation and bylaws to contain provisions with respect to indemnification and exculpation of, and advancement of reasonable expenses to, the Indemnified Parties that are at least as favorable as the indemnification, exculpation and advancement of reasonable expenses provisions contained in the Articles of Incorporation and Bylaws for the benefit of the persons who are officers and directors of the Company as of the date hereof, and during the Post-Closing Indemnification Period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, and maintain any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date of this Agreement; provided, that in the event that due to dissolution of the Surviving Corporation or divestiture of its assets, Parent shall be obligated to provide the Indemnified Parties with the rights to indemnification and exculpation of, and advancement of reasonable expenses to the Indemnified Parties to the fullest extent the Surviving Corporation would have been obligated to provide such rights pursuant to its certificate of incorporation and bylaws (or similar organizational documents) through the Post-Closing Indemnification Period.

(b)    For a period of six years after the Effective Time, Parent will cause the Surviving Corporation or its successor to maintain in effect the Company’s and Subsidiaries’ current directors’ and officers’ liability insurance covering those persons who are currently covered by such directors’ and officers’ liability insurance policy (copies of which have been delivered by the Company to Parent and its representatives prior to the date hereof), including the Company’s and its Subsidiaries’ current directors and officers, for acts or omissions occurring prior to the Effective Time on terms comparable to those of such policy in effect on the date hereof; provided, that either Parent or the Company may (i) at their respective elections, obtain a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company; or (ii) (A) substitute therefor policies of Parent, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (B) request that the Company obtain (and, if so requested, the Company shall obtain) such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in connection with this Section 5.5(b), neither the Company nor Parent shall pay a one-time premium (in connection with a single premium tail policy described above) in excess of the amount set forth in Section 5.5(b) of the Disclosure Letter or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy described above) in excess of the annual premiums set forth in Section 5.5(b) of the Disclosure Letter. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then the Company shall obtain the maximum amount of coverage as may be obtained for such amount.

(c)    The rights of each Indemnified Party under this Section 5.5 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives, successors or assigns and in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Parent shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.5.

(d)    The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.5 shall be in addition to any rights such Indemnified Parties may have under the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries, any agreements between such persons and the Company or any of its Subsidiaries, or any applicable Laws, or under any insurance policies.

(e)    In the event that the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Persons, or (B) transfers 50 percent or more of its properties or assets to any Person, then and in each case, subject to the proviso in Section 5.5(a), proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.5.

(f)    Notwithstanding anything herein to the contrary, (i) the obligations of Parent and the Surviving Corporation or its successor shall be subject to any limitation imposed by applicable Law (including any limitation on the Company’s ability to indemnify its own directors and officers) and (ii) Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time. The provisions of this Section 5.5 shall survive the consummation of the Merger.

Section 5.6    Employee Matters.

(a)    Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and, from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing Company Employee Plans and International Employee Plans.

(b)    For the one year period immediately following the Effective Time, Parent shall provide, or shall cause to be provided, to each active employee of the Company and its Subsidiaries (the “Company Employees”) (i) base compensation and bonus opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately prior to the Effective Time, and (ii) other employee benefits (excluding equity grants and bonus opportunities) that are, in the aggregate, no less favorable than the employee benefits that were provided to the Company Employee immediately prior to the Effective Time that are disclosed on in Section 3.9(a) of the Disclosure Letter and as may be updated prior to the Effective Time to reflect changes as expressly permitted by Section 5.1; provided, however, that nothing in this Agreement shall prohibit Parent or the Surviving Corporation from amending, modifying, or terminating any Company Employee Plan or International Employee Plan after the Effective Time or from terminating the employment of any Company Employee, subject to compliance with the provisions of any existing employment agreements, including all provisions for payments to be made to employees in the event of termination.

(c)    Parent shall use its commercially reasonable efforts to ensure that, as of the Closing Date, each Company Employee receives credit for service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit under the Company Employee Plans and the International Employee Plans) for purposes of eligibility to participate, vesting, vacation entitlement and level of severance benefits under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable (“Parent Plans”), in which such Company Employee becomes a participant; provided, that no such service recognition shall result in any duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted by applicable Law, each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Plans in which such Company Employee becomes entitled to participate to the extent coverage under such Parent Plan is comparable to a Company Employee Plan or International Employee Plan in which such Company Employee participated immediately before the Effective Time. To the extent permitted by applicable Law, as of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to Company Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Plan or International Employee Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent for the benefit of any Company Employees, the Surviving Corporation or the relevant Subsidiary and Parent shall use commercially reasonable efforts (i) to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for each Company Employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the Parent Plans, was subject to such conditions under the comparable Company Employee Plan or International Employee Plan, as applicable, and (ii) to cause each Company Employee to be given credit under such plan for all amounts paid by such Company Employee under any similar Company Employee Plan or International Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(d)    From and after the date of this Agreement, the Company and each of its Subsidiaries shall use commercially reasonable efforts to take all necessary action in order to comply with all applicable notification, consultation, and consent requirements with respect to all unions, works councils, employee committees and similar bodies in respect of the transactions contemplated by this Agreement, and Parent agrees to use commercially reasonable efforts to cooperate with the Company and its Subsidiaries in respect of the foregoing.

Section 5.7    Proxy Statement; Shareholder Approval.

(a)    The Company shall use its reasonable best efforts to prepare and file with the SEC, subject to the prior review of Parent, as promptly as reasonably practicable within fifteen (15) Business Days after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act. The Company shall (i) obtain and furnish the information required to be included in the Preliminary Proxy Statement, (ii) provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, (iii) provide Parent with a reasonable opportunity to participate with the Company or its counsel in any discussions or meetings with the SEC, (iv) subject to the prior review of Parent, respond as promptly as reasonably practicable to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, (v) cause the Proxy Statement to be mailed to the Company’s shareholders as soon as reasonably practicable after the resolution of any such comments, (vi) ensure that the Preliminary Proxy Statement complies in all material respects with the Exchange Act and (vii) use its reasonable best efforts (subject to the right to make a Recommendation Change in accordance with Section 5.2) to obtain the necessary approval of the Merger by its shareholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be prepared by the Company and subject to review and approval by Parent (which approval shall not be unreasonably withheld, conditioned or delayed) filed with the SEC, and to the extent required by applicable Law, disseminated to the shareholders of the Company. Except as permitted by Section 5.2, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the shareholders adopt this Agreement, including the plan of merger, set forth in this Agreement. Parent shall, upon request, furnish to the Company all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(b)    The Company shall, as promptly as reasonably practicable following the date of this Agreement, in accordance with customary timing in consultation with Parent, take all action necessary to establish a record date for, duly call, give notice of, and, after the mailing of the Proxy Statement, convene and hold a meeting of its shareholders (the “Special Meeting”) for the purpose of obtaining the Requisite Shareholder Approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Once the Company has established a record date for the Special Meeting, if there is an Acquisition Proposal then pending, then the Company shall not change such record date or establish a different record date for the Special Meeting without the prior written consent of Parent. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the Company’s shareholders at the Special Meeting. Subject to Section 5.2(g), Board of Directors of the Company shall continue to recommend that the Company’s shareholders vote in favor of the adoption of this Agreement, including the plan of merger, and the

Company shall use its reasonable best efforts to obtain the Requisite Shareholder Approval in order to consummate the Merger.

Section 5.8    Securityholder Litigation. The Company shall give Parent (i) the opportunity to participate in the defense or settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement (except where the amount paid in settlement does not exceed $50,000 individually or, when combined with the settlement of any other such litigation, $100,000 in the aggregate) shall be agreed to without Parent’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, and (ii) the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation (and the Company will give reasonable consideration to such comments). Each of Parent and the Company shall notify the other promptly (and in any event within 24 hours) of the commencement of any such securityholder litigation of which it has received notice, and shall keep the other reasonably informed regarding any such securityholder litigation.

Section 5.9    Press Releases. Except with respect to any Recommendation Change made in accordance with the terms of this Agreement, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated in this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.10    Rule 16b-3. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11    Parent Approval; Parent Conduct. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with the OBCA and in its capacity, as the sole shareholder of Merger Sub, a written consent adopting this Agreement, including the plan of merger.

Section 5.12    Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.13    Voting of Shares. Parent shall vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Special Meeting provided that there has not been a Recommendation Change.

Section 5.14    Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.15    Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable and facilitate the delisting of the Shares from NASDAQ by the Surviving Corporation as promptly as practicable after the Effective Time and deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting. The Company shall use its reasonable best efforts to cause the Shares not to be delisted from NASDAQ prior to the Effective Time.

Section 5.16    Repayment of Indebtedness. Prior to the Effective Time, the Company shall on a timely basis (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the indebtedness of the Company under the Marquette Credit Agreement and the Hale Note Purchase Agreement (which notices may be conditioned upon the consummation of the Closing and other transactions contemplated hereunder) within the time periods required by the Marquette Credit Agreement and Hale Note Purchase Agreement, as applicable, in order to terminate and repay the indebtedness thereunder on or about the Effective Time, (b) take all other reasonable actions required by the Company under the Marquette Credit Agreement and Hale Note Purchase Agreement to facilitate the repayment of the such indebtedness with respect to and termination of the commitments under such indebtedness and the release of any Liens and termination of all guarantees granted in connection therewith on the Closing Date in connection with such repayment (each such termination, repayment and release a “Credit Agreement Termination”) and (c) use reasonable best efforts to obtain a customary pay-off letter from the creditors or agent under the Marquette Credit Agreement and the Hale Note Purchase Agreement at least two Business Days prior to Closing (subject to the delivery of funds as arranged by Parent) and use reasonable best efforts to obtain and furnish Parent with a draft of such pay-off letter within a reasonable time period prior to the contemplated Effective Time. Parent shall within the times required under the Marquette Credit Agreement, Hale Note Purchase Agreement and such pay-off letters, as applicable, provide, or cause to be provided, all funds required to effect all such repayments.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained in accordance with the OBCA.

(b)    No Injunctions or Restraints; Illegality. No Order of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered or promulgated by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(c)    Antitrust Laws. Any applicable waiting period (or extension thereof) under any applicable Antitrust Law that is applicable to the Merger shall have expired or been terminated or have been obtained or made.

(d)    CFIUS Approval. CFIUS Approval shall have been received. “CFIUS Approval” means (i) the parties shall have received written notice from CFIUS that review or investigation under the DPA of the transactions contemplated by this Agreement has been concluded, and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and advised that action under the DPA, and any investigation related thereto, has been concluded with respect to the transactions; (ii) CFIUS shall have concluded that the transactions contemplated by this Agreement are not a covered transaction and not subject to review under the DPA; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the notice and either (1) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated hereby shall have elapsed without any such action being announced or taken, or (2) the President shall have announced a decision to take no action to suspend or prohibit the transactions contemplated hereby.

Section 6.2    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.6(a) (Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in Section 3.2 (Capitalization) shall be true and correct, except to a de minimis extent or as expressly permitted by Section 5.1 of the Disclosure Letter, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (iii) set forth in Section 3.1 (Organization and Qualification) (other than the first sentence of Section 3.1(b), and solely with respect to the Company and not to its Subsidiaries), Section 3.3 (Authority for this Agreement; Board Action), Section 3.8 (Brokers; Certain Expenses), and Section 3.18 (Opinion) of this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) set forth in this Agreement other than those representations and warranties specifically identified in clauses (i), (ii) and (iii) of this Section 6.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date, and except for any inaccuracies arising from the taking of any action expressly permitted by Section 5.1 of the Disclosure Letter), in each case without regard to any materiality qualifiers contained therein, except, in the case of this clause (iv), where such failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b)    Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

Section 6.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where such failures to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding adoption of this Agreement, including the plan of merger, by the Requisite Shareholder Approval) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued, enacted, promulgated, entered or enforced an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall (i) have used its reasonable best efforts to contest, appeal and remove such Order, and (ii) not be in violation of Section 5.4 or otherwise in material breach of this Agreement;

(c)

(i)    by the Company or Parent, if the Effective Time shall not have occurred on or before December 28, 2018 (as may be extended pursuant to the terms and conditions of this Agreement, the “Initial Outside Date”); provided that if on such date any of the conditions in Section 6.1(b) (solely with respect to Orders under the Antitrust Laws), Section 6.1(c) or Section 6.1(d) have not been satisfied, the Initial Outside Date shall automatically be extended to January 31, 2019 at which point the Company shall be entitled to terminate this Agreement if the Effective Time shall not have occurred on or before such date;

(ii)    by either the Company or Parent, if the Effective Time shall not have occurred on or before July 1, 2019 (the “Final Outside Date”);

(d)    by the Company or Parent, if the Special Meeting (or at any adjournment or postponement thereof) shall have been held and completed (and the polls shall have been closed) and the Requisite Shareholder Approval, in each case at which a vote on such adoption was taken, shall not have been obtained;

(e)    by Parent, if the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b), and which failure to be true and correct, breach or failure to perform is not cured by the Company within 30 days following written notice to the Company, or which by its nature or timing is not capable of being cured; provided, however, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if it is then in breach of this Agreement so as to cause any of the conditions set forth in Sections 6.1, 6.3(a) or 6.3(b) not to be capable of being satisfied;

(f)    by the Company, if the representations and warranties of Parent and Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of its respective covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b), and which failure to be true and correct, breach or failure to perform is not cured by Parent or Merger Sub within 30 days following written notice to Parent, or which by its nature or timing is not capable of being cured; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if it is then in breach of this Agreement so as to cause any of the conditions set forth in Sections 6.1, 6.2(a) or 6.2(b) not to be capable of being satisfied;

(g)    by the Company, at any time prior to the receipt of the Requisite Shareholder Approval, in order to immediately after termination enter into a written and definitive Company Acquisition Agreement that constitutes a Superior Proposal, if (i) the Company is not in breach of Section 5.2 and has satisfied the conditions and requirements set forth in Section 5.2(e) and Section 5.2(f) in all material respects and (ii) prior to or concurrently with the termination of this Agreement, the Company pays the Company Termination Fee (as defined below) to Parent in accordance with Section 7.3(b);

(h)    by Parent, in the event that (i) the Board of Directors of the Company shall have for any reason effected a Recommendation Change, or (ii) the Company enters into a Company Acquisition Agreement; or

(i)    by either the Company or Parent, if CFIUS shall have sent a report to the President of the United States recommending that the President suspend or prohibit the transactions contemplated hereby pursuant to his authority under the DPA.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.2    Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, this Agreement, except for the provisions of Section 7.2, Section 7.3 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any Willful and Intentional Breach of this Agreement occurring prior to such termination. Notwithstanding anything to the contrary in this Agreement, after the termination of this Agreement, the Company may nonetheless pursue, any losses, damages or other liabilities arising or resulting from any Willful and Intentional Breach by Parent or Merger Sub of this Agreement and, in any determination of such losses, damages or other liabilities, the court shall be permitted to take into account any losses, damages or other liabilities suffered by the shareholders of the Company, and the Company shall be entitled to seek recovery therefor on behalf of the shareholders as a group, as if such shareholders had been able to bring an action on their own behalf. Without limiting the Company’s rights pursuant to the previous sentence, the parties confirm that nothing in this Section 7.2 or in Section 8.8 is intended to permit any shareholders to bring any action as third party beneficiaries.

Section 7.3    Fees and Expenses.

(a)    Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred by Parent, Merger Sub or the Company in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)    The Company shall pay to Parent or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as follows:

(i)    if (A) this Agreement is terminated pursuant to (1) Section 7.1(c) (Outside Date) prior to a vote by the shareholders of the Company at the Special Meeting on the adoption of this Agreement, including the plan of merger, and the conditions in Section 6.1(b) (with respect to Orders under the Antitrust Laws) and Section 6.1(c) have been satisfied, (2) Section 7.1(d) (Required Shareholder Approval) or (3) Section 7.1(e) (Company Breach); (B) following the date hereof and prior to the termination of this Agreement, a proposal for an Acquisition Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally and such proposal shall not have been publicly and irrevocably withdrawn at least 10 Business Days prior to the date of the Special Meeting; and (C) within 12 months following the termination of this Agreement, the Company enters into an agreement providing for, or consummates, a Qualifying Acquisition Transaction (as defined below), then the Company shall pay or cause to be paid the Company Termination Fee to Parent upon the earlier of the entry into such agreement and the consummation of a Qualifying Acquisition Transaction;

(ii)    if this Agreement is terminated by Parent pursuant to Section 7.1(h) (Recommendation Change; Company Acquisition Agreement), then the Company shall pay or cause to be paid the Company Termination Fee promptly, and in any event not more than two Business Days following such termination; or

(iii)    if this Agreement is terminated (A) by the Company pursuant to Section 7.1(g) (Superior Proposal) or (B) pursuant to Section 7.1(d) (Required Shareholder Approval) and a Recommendation Change shall have been in effect at the time of the Special Meeting, then concurrently with (and as a condition to) such termination, the Company shall pay or cause to be paid the Company Termination Fee to Parent.

(iv)    As used herein “Company Termination Fee” means a cash amount equal to $2,950,000.

(v)    As used herein, “Qualifying Acquisition Transaction” means any Acquisition Transaction involving (A) 50 percent or more of the assets of the Company and its Subsidiaries, taken as a whole; or

(B) acquisition by any Person (other than Parent or any of its Subsidiaries or Affiliates) of 50 percent or more of the outstanding Shares.

(vi)    Notwithstanding anything to the contrary in this Agreement, payment of the Company Termination Fee shall, except in the case of fraud, constitute liquidated damages, and from and after such termination as described in this Section 7.3(b), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated by this Section 7.3(b) other than as provided under this Section 7.3(b). In no event shall Parent be entitled to the Company Termination Fee on more than one occasion.

(c)    The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. If the Company fails to make payment of any amount payable under this Section 7.3 within the applicable time period specified in this Section 7.3 and Parent commences a legal action to collect such amount that results in a judgment against the Company, the Company shall reimburse Parent for its reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such legal action and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the amount was payable pursuant to this Section 7.3, with such interest to accrue beginning on the date such amount first was payable pursuant to this Section 7.3 to the date of payment.

Section 7.4    Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after receipt of the Requisite Shareholder Approval but, after receipt of the Requisite Shareholder Approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of the shareholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5    Extension; Waiver; Remedies.

(a)    At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this provision, Parent and Merger Sub shall be considered one party and the Company shall be considered a separate party.

(b)    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Entire Agreement; Assignment. This Agreement (including the Disclosure Letter and the other exhibits and schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof. This Agreement shall not be directly or indirectly assigned by any party by operation of law or otherwise without the prior written consent of the other parties; provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.2    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or enforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 8.3    Enforcement of the Agreement; Jurisdiction; Certain Limitations.

(a)    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company (on behalf of itself and its shareholders) and Parent shall be entitled to an injunction or injunctions on the terms hereof, including injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively, without posting any bond or other undertaking, in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) (such federal or state court, the “Designated Court”), this being in addition to any other remedy to which they are entitled at law or in equity.

(b)    Exclusive Jurisdiction and Venue. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other party to this Agreement or its successors or assigns shall be brought and determined exclusively in the Designated Court (or if the Designated Court declines to accept jurisdiction over a particular matter, any state or federal court in the Borough of Manhattan, City of New York, State of New York). Each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforementioned courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the aforementioned courts for any reason other than the failure to serve in accordance with this Section 8.3, (ii) any claim that it or its property is exempt or immune from jurisdiction of the aforementioned courts or from any legal process commenced in the aforementioned courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by the aforementioned courts. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.5 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

(c)    WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS

LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3(b).

(d)    APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. EACH OF PARENT AND MERGER SUB HEREBY IRREVOCABLY DESIGNATES SW&W REGISTERED AGENTS, INC. (THE “PROCESS AGENT”), WITH AN OFFICE AT 1211 SOUTHWEST FIFTH AVE STE 1900, PORTLAND, OR, 97204 - AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OF PARENT AND MERGER SUB IN THE MANNER PROVIDED IN SECTION 8.5 OF THIS AGREEMENT. EACH OF PARENT AND MERGER SUB SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT EACH OF PARENT AND MERGER SUB WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW CASTLE COUNTY, DELAWARE, USA. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER ENTITY BY CONSOLIDATION, MERGER, SALE OF ASSETS OR OTHERWISE, SUCH OTHER ENTITY SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF SW&W REGISTERED AGENTS, INC.. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH OF PARENT AND MERGER SUB EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 8.4    Waiver of Immunity. Parent agrees that, to the extent that it or any of its Subsidiaries or any of its property or the property of its Subsidiaries is or becomes entitled to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of any government from any legal action, suit or proceeding or from set off or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, from execution pursuant to a judgment or an arbitral award or from any other legal process in any jurisdiction, it, for itself and its property, and for each of its Subsidiaries and its property, expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). Parent agrees that the foregoing waiver is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. § 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any Action is initiated against Parent or any of its Subsidiaries with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). The term “immunity” as used herein includes immunity from jurisdiction, immunity from enforcement of an arbitral award or court judgment or any other type of immunity.

Section 8.5    Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three Business Days following notification, as follows:

if to Parent or Merger Sub:	Reliance Industries Limited 9th Floor, Maker Chambers IV, 222 Nariman Point, Mumbai - 400021 India

with a copy to:	Covington & Burling LLP One CityCenter 850 Tenth Street, N.W. Washington, DC 20001 Attn: Ralph C. Voltmer, Jr.

and

Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attn: Jack S. Bodner

if to the Company:	Radisys Corporation 5435 NE Dawson Creek Drive Hillsboro, OR 97124 Attn: Jon Wilson, Chief Financial Officer

with a copy to:	Baker & McKenzie LLP 1900 North Pearl Street, Suite 1500 Dallas, TX 75201 Attn: Amar Budarapu

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.6    Governing Law. This Agreement, and any dispute or controversy arising out of, relating to, or in connection with this Agreement, shall be interpreted, governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, provided, however, that the Merger and matters related thereto shall, to the extent required by the Laws of the State of Oregon, be governed by, and construed in accordance with, the Laws of the State of Oregon.

Section 8.7    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.5 (which is intended to be for the post-Closing benefit of the Persons referred to therein and may be enforced by any such Persons after the Closing) and except for the right of the Company to pursue damages, and to seek on behalf of, the shareholders of the Company as a group, damages in the event of any Willful and Intentional Breach of this Agreement by Parent or Merger Sub, which right is hereby acknowledged and agreed by Parent and Merger Sub.

Section 8.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.10    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Affiliate” has the meaning given to such terms in Rule 12b-2 under the Exchange Act;

(b)    “Anti-Corruption Laws” means applicable Law or regulation related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the anti-corruption and anti-bribery legislation of the European Union, as adopted and made applicable by its member states, the Canada Corruption of Foreign Public Officials Act of 1999, or any other Law that prohibits bribery, corruption, fraud, or other improper payments.

(c)    “beneficial ownership” has the meaning given to such term in Rule 13d-3 under the Exchange Act;

(d)    “Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act; provided that any day on which commercial banks in Mumbai, India are authorized or required by applicable Law to remain closed shall not constitute a “Business Day”.

(e)    “Company Representatives” means the Company’s and its Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives;

(f)    “Governmental Entity” means any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body;

(g)    “knowledge” of the Company with respect to any fact or matter means the actual knowledge of (i) the directors and (ii) those employees of the Company set forth on Section 8.10(g) of the Disclosure Letter, or the knowledge that any such Person would reasonably be expected to possess following reasonable inquiry, in each case of a particular fact or other matter;

(h)    “Material Adverse Effect” means any occurrence, change, event, effect or circumstance (collectively, “Events”), that, individually or when taken together with all other Events,

(i)     is materially adverse to the business, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent relating to or resulting from: (A) events generally affecting the economy or the financial, debt, credit or securities markets in the United States or elsewhere, including changes in interest or exchange rates; (B) events generally affecting the telecommunications industry in the U.S. and elsewhere; (C) changes after the date of this Agreement in any Law, GAAP, other generally acceptable accounting principles or interpretations of any of the foregoing; (D) any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, natural disasters, national calamities, acts of God, declared or undeclared acts of war or terrorism; (E) the performance by the Company of its obligations under this Agreement or with the express prior written consent of the Parent; (F) Parent unreasonably withholding, delaying or conditioning its consent with respect to matters set forth in clauses (j), (n), (p) or (q), or clause (s), to the extent related to clauses (j), (n), (p) or (q), of Section 5.1; (G) a default or event of default under the Marquette Credit Agreement or the Hale Note Purchase Agreement or a reduction in borrowing capacity or availability thereunder resulting from either one or more of the invoices listed in Annex 1 Section 5.1 of the Disclosure Letter not being paid in full to the Company or its Subsidiaries on or prior to July 31, 2018, either one or more of the invoices listed in Annex 2 to Section 5.1 of the Disclosure Letter not being paid in full to the Company or its Subsidiaries on or prior to September 30, 2018 or the matters described in Section 8.10(h) of the Disclosure Letter; (H) the announcement, pendency or consummation of the transactions contemplated by this Agreement and any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto, including as a result of any action or inaction in compliance with Section 5.1; (I) any Action on behalf of the Company’s shareholders and arising from this Agreement or the transactions contemplated by this Agreement; or (J) any changes or failure to meet revenue or earnings projections of the Company or any decline the Company stock price or trading volume, provided, however, that the underlying causes of such change or failure shall not be excluded by this clause (J) and except in the case of clauses (A), (B), (C) and (D) to the extent (and only to the extent) any such Event disproportionately affects the Company and its Subsidiaries, taken as a whole, when compared to other Persons operating in the telecommunications industry; or

(ii)    has prevented or materially delayed or impeded or would be reasonably likely to prevent or materially delay or impede the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement;

(i)    “Merger Consideration” means an amount equal to $1.72, without interest, for each Share converted at the Effective Time into the right to receive payment pursuant to Section 1.6;

(j)    “Parent Material Adverse Effect” means any occurrence, change, event, effect or circumstance that has prevented or materially delayed or impeded or would be reasonably likely to prevent or materially delay or impede the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement;

(k)    “Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Reports filed prior to the date hereof; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law for amounts not yet due, provided that such Liens (x) arise or are incurred in the ordinary course of business consistent with past practice and (y) do not, individually or in the aggregate, materially and adversely affect the business of the Company; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company or any of its Subsidiaries or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Reports, provided that same do not, individually or in the aggregate, materially and adversely affect the business of the Company; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, in each case to the extent not securing any monetary amount and not, individually or in the aggregate, materially impairing the present use of the property subject thereto or materially affecting in any adverse manner the business of the Company; (vii) pledges or deposits to secure the existing indebtedness of the Company; and (viii) all Liens created or incurred by any Person solely as a result of holding a superior interest in title to any Leased Real Property;

(l)    “Person” means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

(m)    “Stock Plans” means the Company’s 1995 Stock Incentive Plan (as amended), 1996 Employee Stock Purchase Plan (as amended), Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan (as amended), 2001 Nonqualified Stock Option Plan (as amended), Stock Plan for Convedia Employees, 2007 Stock Plan (as amended), the Amended and Restated Long-Term Incentive Plan and the Inducement Stock Plan for CCPU Employees, in each case as amended through the date hereof;

(n)    “Subsidiary” means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors of the Company or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity; and

(o)    “Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, any supporting workpaper, schedule or attachment thereto, and any amendments thereof.

(p)    “Willful and Intentional Breach” means, with respect to any representation, warranty, agreement, or covenant, a deliberate action or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in, or intends such action or omission to be or reasonably expects such action or omission to, result in a breach of such representation, warranty, agreement or covenant.

Section 8.11    Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, Section, paragraph, exhibit and schedule references are to the articles, Sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Portland, Oregon unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. The parties hereto acknowledge that they have participated in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, agree to waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date.

Section 8.12    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.12 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.13    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

[remainder of page intentionally left blank; signatures appear on following page(s)]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

RADISYS CORPORATION

By:	/s/ Brian Bronson
Brian Bronson
President and Chief Executive Officer

RELIANCE INDUSTRIES LIMITED

By:	/s/ Raja Ramachandran
Name:	Raja Ramachandran
Title:	Authorized Signatory

INTEGRATED CLOUD ORCHESTRATION (ICO), INC.

By:	/s/ Manish Mangal
Name:	Manish Mangal
Title:	President

Signature Page to

Agreement and Plan of Merger

Annex B

June 29, 2018

Board of Directors

Radisys Corporation

5435 NE Dawson Creek Dr.

Hillsboro, OR 97124

Members of the Board of Directors:

We understand that Reliance Industries Limited (“Parent”), Integrated Cloud Orchestration (ICO), Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, and Radisys Corporation (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation in the merger (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, no par value per share, of the Company (the “Common Shares”) will be converted into the right to receive $1.72 per share in cash (the “Common Share Transaction Consideration”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Common Share Transaction Consideration to be received by the holders of the Common Shares (other than Common Shares owned by Parent, Merger Sub or any wholly-owned subsidiary of Parent or the Company or held in the treasury of the Company) (the “Holders”) in the Transaction pursuant to the Agreement is fair from a financial point of view to such Holders.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement dated as of June 28, 2018 (the “Agreement”);

2.

reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the periods ending December 31, 2018; December 31, 2019; and December 31, 2020, as approved for our use by the Company (the “Projections”);

3.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

4.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

5.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.	reviewed the current and historical market prices for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

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Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

Radisys Corporation

June 29, 2018

9.

reviewed a certificate addressed to Raymond James from a member of senior management of the Company, regarding, among other things, the accuracy of the information, data and other materials (financial and otherwise) provided to, or otherwise discussed with, Raymond James by or on behalf of the Company; and

10.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of June 28, 2018 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Common Share Transaction Consideration to be received by the Holders of the Common Shares.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel

B-2

Board of Directors

Radisys Corporation

June 29, 2018

or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the Holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the Holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and/or Parent for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Parent or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each directors capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

B-3

Board of Directors

Radisys Corporation

June 29, 2018

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Share Transaction Consideration to be received by the Holders of the Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such Holders.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

B-4